    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1998.

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             TATHAM OFFSHORE, INC.
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

             DELAWARE                             1381                            76-0269967
   (State or other jurisdiction       (Primary standard industrial             (I.R.S. Employer
of incorporation or organization)     classification code number)           Identification Number)
                                                                     DENNIS A. KUNETKA
                 7400 CHASE TOWER                                    7400 CHASE TOWER
                 600 TRAVIS STREET                                   600 TRAVIS STREET
               HOUSTON, TEXAS 77002                                HOUSTON, TEXAS 77002
             TELEPHONE: (713) 224-7400                           TELEPHONE: (713) 224-7400
(Address, including zip code, and telephone number,  (Name, address, including zip code, and telephone
                   including area                                         number,
code, of registrant's principal executive offices)      including area code, of agent for service)

                             ---------------------
                                   Copies to:
                                RICK L. BURDICK
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        711 LOUISIANA STREET, SUITE 1900
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 220-5800
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ] If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
         TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED          PER SHARE(1)          PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock.............................   28,073,450 Shares        $2.7864(3)          $78,223,458        $23,075.92(4)
----------------------------------------------------------------------------------------------------------------------------
Series A 12% Convertible Exchangeable
  Preferred Stock........................    4,670,957 Shares        $ .4636(3)          $ 2,165,523        $   638.83(4)
----------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable On Conversion of
  Series A 12% Convertible Exchangeable
  Preferred Stock........................  1,298,059 Shares(2)          --(2)               --(2)               --(2)
============================================================================================================================

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

(2) And such indeterminate number of shares of Common Stock to be issued upon conversion of future accrued and unpaid dividends.

(3) Calculated based on a total offering price of $3.25 for 1.12654 shares of Common Stock and .18744 shares of Series A 12% Convertible Exchangeable Preferred Stock.

(4) The total registration fee is $23,714.75.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. DEEPTECH MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               SUBJECT TO COMPLETION, DATED                , 1998

PROSPECTUS

                       28,073,450 SHARES OF COMMON STOCK

                          4,670,957 SHARES OF SERIES A
                  12% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

                             TATHAM OFFSHORE, INC.
[TATHAM OFFSHORE, INC. LOGO]

    DeepTech International Inc., a Delaware corporation ("DeepTech"), is granting at no cost to you or any of the other holders of its common stock, transferable rights (the "Rights") to purchase an aggregate of 28,073,450 shares of common stock, $0.01 par value per share ("Common Stock"), and 4,670,957 shares of Series A 12% Convertible Exchangeable Preferred Stock, $0.01 par value per share ("Series A Preferred Stock"), of Tatham Offshore, Inc., a Delaware corporation (the "Company"). In this Rights offering (the "Offering"), you will receive one Right for each share of DeepTech common stock that you own of record
as of            , 1998. Based on the number of shares of DeepTech common stock
outstanding on              , 1998, each Right will entitle you to purchase
1.12654 shares of Common Stock ("Underlying Common Shares"), and 0.18744 shares of Series A Preferred Stock ("Underlying Preferred Shares," and, together with the Underlying Common Shares, the "Underlying Shares") at a subscription price of $3.25 for the Underlying Shares purchasable under each Right. As of March 17, 1998, there were 24,920,057 shares of DeepTech common stock outstanding and options to purchase 4,371,538 shares of DeepTech common stock outstanding. If there are more than 24,920,057 shares of DeepTech common stock outstanding on
             , 1998, the number of Underlying Shares to be purchased on exercise of each Right will be adjusted accordingly; provided that such adjustments will not reduce the number of Underlying Shares to less than 0.95841 shares of Common Stock or 0.15946 shares of Series A Preferred Stock. If any Underlying Shares remain unsubscribed after the exercise of Rights, Tatham Brothers, LLC, a Delaware limited liability company ("TBL"), and an affiliate of Mr. Thomas P. Tatham, Chairman of the Board and Chief Executive Officer of the Company and DeepTech, will purchase such number of unsubscribed Underlying Shares as will result in DeepTech receiving net proceeds from the Offering of not less than $75 million. To the extent any Underlying Shares remain unsubscribed after TBL's purchase of such Underlying Shares, the Company has agreed to purchase such remaining Underlying Shares, and DeepTech, subject to certain limitations, will contribute the proceeds from such purchase to the Company.

    The exercise period for the Rights will expire at 5:00 p.m., New York City
time, on            , 1998 unless extended by DeepTech's Board of Directors (as extended, the "Expiration Date").

    Once you exercise a Right and DeepTech accepts the exercise, you may not withdraw the exercise. There is no minimum number of shares that must be subscribed for in the Offering for it to be completed. DeepTech may cancel this Offering if, among other things, the merger of DeepTech and El Paso Natural Gas Company fails to occur. If the Offering is canceled, the Rights will expire worthless, and all of the trades will be canceled. See "The Offering-What Happens If The Rights Offering Is Canceled." In that event, if you have exercised your Rights, any payments made to the rights agent, ChaseMellon Shareholder Services, L.L.C., will be promptly returned to you.

    The Company will only receive proceeds from the Offering to the extent the subscription yields greater than $75 million of net proceeds to DeepTech and exceeds the amount of certain estimated tax payments of the Company to the extent unpaid. After the completion of this Offering, DeepTech will own none of the Company's capital stock.

    We have filed a Registration Statement with the Securities and Exchange Commission (the "SEC") covering the Underlying Shares. Our Common Stock is listed on The Nasdaq Stock Market's National Market and our Series A Preferred Stock is traded on The Nasdaq Stock Market's OTC Bulletin Board Service under the trading symbols "TOFF" and "TOFFL," respectively. The closing prices for our Common Stock and Series A Preferred Stock on March 17, 1998, were $4.53125 and $1.50 per share, respectively. We have filed an application to have the Rights approved for quotation on The Nasdaq OTC Bulletin Board under the symbol "TOFFR".

    SEE "RISK FACTORS" ON PAGE 12 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS OFFERING.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES NOR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         - The Common Stock and Series A Preferred Stock purchasable upon exercise of the Rights will be sold for an aggregate of $3.25.
         - We will receive no proceeds from this Offering unless the Rights holders and/or TBL exercise more than 23,076,924 Rights.
         - TBL will receive a commitment fee of between $5,769,230 and $7,500,000 in connection with this Offering.

                  The date of this Prospectus is [             ], 1998.

                            [MAP OF ATLANTIC CANADA]

                   TATHAM OFFSHORE, INC. ORGANIZATIONAL CHART

     Currently, none of the companies for the prospective businesses that are connected by a dashed line have been formed. Each of these companies is in a preliminary, conceptual phase. The only company that currently has operating revenues is DeepFlex Production Services, Inc. through the operations of RIGCO North America, L.L.C. There can be no assurances that the Company will be able to obtain sufficient capital for any or all of the planned companies or projects or that the companies will prove to be economic. See "Risk Factors."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and pro forma and consolidated financial statements, including notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) all current and prospective information in this Prospectus gives effect to the Reorganization Transactions (as defined), including the sale of substantially all of Tatham Offshore's existing assets, the related retirement of certain amounts of Tatham Offshore's Preferred Stock, the contribution to Tatham Offshore of two semisubmersible drilling rigs, and the assumption of certain debt, (ii) all references to "Tatham Offshore" are to Tatham Offshore, Inc. and its subsidiaries, (iii) all references to the "Company" are to Tatham Offshore, Inc. and its subsidiaries and DeepFlex Production Services, Inc. and its subsidiaries ("DeepFlex"), and (iv) all financial information and per share data in this Prospectus gives effect to the one for ten reverse stock split Tatham Offshore completed on November 24, 1997. In this Prospectus there are numerous references to DeepTech's rights, plans and responsibilities with respect to this Offering. Such rights, plans and responsibilities are DeepTech's and the Company hereby disclaims any obligation to exercise, effect or comply with any such rights, plans or responsibilities. Certain industry and other terms herein are defined in "Defined Terms."

     Historically, Tatham Offshore has been in the oil and gas exploration and development business, primarily in the Gulf of Mexico. In connection with DeepTech's impending merger (the "Merger") with El Paso Natural Gas Company ("El Paso") discussed below, the Company is refocusing its business from the oil and gas exploration and production business in the Gulf of Mexico to an integrated frontier investment strategy targeting Atlantic Canada with an initial emphasis on the offshore contract drilling business. The Company will transfer substantially all of its existing assets to DeepTech and Leviathan Gas Pipeline Partners, L.P., a New York Stock Exchange-listed master limited partnership in which DeepTech owns an effective 23.2% interest (the "Partnership"). In connection with the Merger and this Offering, DeepTech is transferring its ownership of DeepFlex and therefore the FPS Laffit Pincay (the "Pincay") and the FPS Bill Shoemaker (the "Shoemaker" and, together with the Pincay, the "Rigs") to the Company.

                                  THE COMPANY

     The Company provides offshore contract drilling services to the oil and gas industry in the Gulf of Mexico and Atlantic Canada and is currently pursuing other opportunities in Atlantic Canada. The Company owns two semisubmersible drilling rigs, the Pincay and the Shoemaker. The Shoemaker is capable of conducting drilling operations in cold weather, hostile environments and currently satisfies all of the requirements to operate in Atlantic Canada waters. The Shoemaker is one of only two semisubmersible drillings rigs currently qualified to operate in Canadian waters. The Shoemaker currently operates and is under contract in the Gulf of Mexico while the Pincay is undergoing certain upgrades and routine maintenance at a shipyard in Texas and is expected to resume contract drilling services in the near future. The Rigs generated revenue totaling $34.8 million for the six months ended December 31, 1997.

     The Rigs are currently chartered to the Sedco Forex Division of Schlumberger Technology Corporation ("Sedco Forex") pursuant to which Sedco Forex markets, manages, mans and operates the Rigs. Although Sedco Forex has the right to negotiate drilling contracts with respect to each Rig, the Company has the sole right to approve any drilling contracts, the working location of the Rigs and certain other matters. Pursuant to the charter agreements, Sedco Forex is paid a monthly fee for the management of each Rig which is comprised of a fixed amount and a variable amount based on performance. The amount to be paid to Sedco Forex under each of these agreements is dependent on the drilling rates received for the Rigs, the costs of operating and maintaining the Rigs and the utilization rates of the Rigs, among other things. The charter agreements for the Pincay and the Shoemaker, which were entered into in 1995 and 1996, respectively, have five-year terms, subject to mutual termination rights. If either or both agreements are not renewed, the Company believes that it can find an alternative company to manage and operate the Rigs for a reasonable fee and within a reasonable period of time.

     The Company's semisubmersible rigs are floating platforms that consist of an upper working and living deck resting on vertical columns connected to lower hull members. These Rigs operate in a semisubmerged position, remaining afloat, off bottom in a position in which the lower hull is from about 55 to 90 feet below the water line and the upper deck protrudes well above the surface. The Rigs are positioned by chain mooring lines with anchors on the seafloor and remain stable for drilling in the semi-submerged floating position due in part to their wave transparency characteristics at the water line. The Rigs are able to change draft through a water ballasting system that permits them to be submerged to a predetermined depth so that a portion of the hulls are below the water surface during drilling operations.

          FPS Bill Shoemaker. The Shoemaker is a self-propelled, twin pontoon, eight column, second generation semisubmersible drilling rig of Aker H-3 design. It can drill to depths of 25,000 feet, in water depths of up to 1,500 feet, and has a drilling variable load of approximately 3,850 short tons, a VARCO TDS-4S top-drive drilling system, a 10,000 psi blow-out prevention system, 2,000 barrel mud pits and eight 80,000 pound riser tensioners. This rig was built in 1976 and was extensively refurbished, repaired, renovated and upgraded in 1997 at a cost of approximately $56 million. The upgrades included installing a new heliport, a mud booster line, a third mud pump, a third level of personnel accommodations and a new electrical "SCR" system. In addition to the above, the Shoemaker underwent a complete winterization program in this upgrade, and, as a result, is again able to operate year-round in harsh environments such as the North Sea, offshore Newfoundland and eastern Canada, where it has operated in the past.

          After completion of the upgrade and refurbishment in July 1997, the Shoemaker was mobilized to the Grand Banks area offshore Newfoundland where it completed drilling an exploratory well for Amoco Canada Petroleum Company Ltd. in the West Bonne Bay Field on January 25, 1998. The Shoemaker is currently under contract to Shell Offshore Inc. in the Gulf of Mexico. The contract with Shell extends through January 1999 and Shell has an option to extend it for six months subject to the Company's approval of the contract drilling rate for the period. Sedco Forex has entered into a nonbinding letter of intent for the mobilization of the Shoemaker to the Grand Banks area in Atlantic Canada to conduct a two-well (with three one-well options) program at predetermined rates for Husky Oil Operations Limited upon the completion of the Shell contract.

          FPS Laffit Pincay. The Pincay is a second generation semisubmersible drilling rig of Penrod/Reineke design. It can drill to depths of 25,000 feet in water depths of up to 1,200 feet. It has a drilling variable load of approximately 2,000 short tons, a 10,000 psi blow-out prevention system, 1,600 barrel mud pits and six 80,000 pound riser tensioners. This rig was built in 1976 and was completely refurbished, upgraded and renovated in 1996 with the installation of a VARCO TDS-3S top-drive system and a new electrical "SCR" system.

          The Pincay is currently undergoing routine maintenance and certain upgrades and is not expected to be under contract until late April at the earliest. At such time, the Company expects the Pincay to resume drilling activities in the Gulf of Mexico.

     The offshore contract drilling industry, as measured by offshore drilling rig utilization and dayrates, has improved substantially since early 1995. From the mid-1980s through the early 1990s, demand for offshore drilling rigs was declining or flat, and the industry fleet of offshore drilling rigs was reduced. In recent years, demand for offshore rigs has improved, but the supply of rigs is only now beginning to increase. The industry generally has emphasized upgrading and refurbishing existing rigs due to the high capital costs and long lead times associated with new construction. In the last year, several competitors have announced new-build deepwater drillships and semisubmersible rigs in response to increased demand for deepwater rigs. Recently, however, oil prices have declined substantially, which may cause drilling budgets to decline. Although downturns in oil prices do not generally have an immediate impact on the demand for deepwater drilling rigs, such declines are likely to put downward pressure on dayrates.

BUSINESS STRATEGY

     As its principal focus, the Company intends to pursue an integrated investment strategy in Atlantic Canada by levering initially on the cash flow from, and utilization of, the Rigs. The Company believes that the

Atlantic Canada region offers significant investment opportunities. The Company's plans include expanding its drilling fleet as well as diversifying its business to include substantial natural gas gathering and transmission facilities, related gas processing facilities, a facility for the generation of electricity and other related investments. In Atlantic Canada, as with any frontier region, there will be substantial risks associated with investments in such projects. Further, if recent declines in the price of crude oil are sustained for some period, the pace of development within the area could be affected and materially extend the time frame for the projects discussed herein to commence or become operational. However, the Company believes that by using an integrated investment approach related to the development of the region's hydrocarbon reserves, the potential for investment returns is maximized. The Company is contemplating pursuing the development of the projects described below. Each of these projects is in a preliminary, conceptual phase. In addition, (i) the Company does not currently possess the capital necessary to implement its business strategy completely and there can be no assurances that the Company will be able to obtain sufficient capital for any or all of the projects, (ii) there can be no assurances that these projects and other opportunities will prove to be economic or that they will occur, and (iii) many of these projects will require governmental approvals, almost all of which the Company has yet to receive. Moreover, if there are developments that the Company determines to be indicative of a lack of reasonable opportunity to realize benefits for the Company's stockholders, then the Company will pursue other opportunities, wherever located.

POSSIBLE ATLANTIC CANADA PROJECTS

     Special Multipurpose, New Build Semisubmersible. As part of its strategy to enhance the number, size and capability of its available rigs, the Company has entered into a nonbinding Memorandum of Understanding with Friede-Goldman Inc. regarding the construction of a fifth-generation, state-of-the-art drilling rig (the "Planned Rig"). The Planned Rig, which is still in the design phase and estimated to cost approximately $300 million, would be Canadian built and flagged and would be able to drill throughout the region to depths of 25,000 feet in water depths to 5,000 feet. The Planned Rig's characteristics would make it suitable for use to develop any known proven or potential oil and gas reserves in Atlantic Canada. In addition, the Planned Rig would have heavy lift capability, enabling it to install subsea transmission, gathering and production systems, and provide repair and maintenance capability for such systems as well as allowing it to repair and maintain the pipeline system proposed by North Atlantic Pipeline Partners, L.P. ("North Atlantic Partners"). The Planned Rig's high (5,500 short tons) deckload capacity will enable it to inventory drilling equipment and other stores to better facilitate uninterrupted drilling operations. These additional capabilities should expand the market for the Planned Rig and enhance its competitiveness compared to lesser equipped rigs.

     Pipeline Activities. During 1997, Tatham Offshore Canada Limited, a wholly-owned subsidiary of the Company, was formed to pursue business opportunities in the Atlantic Canada region. In addition, the Company has caused to be formed two limited partnerships, one in Canada and one in the United States and both known collectively as "North Atlantic Partners," to construct and operate an offshore natural gas pipeline from the Grand Banks area offshore Newfoundland to the east coast of the United States with land falls in both Newfoundland and Nova Scotia. The General Partner of North Atlantic Partners (Canada) has filed an application with Canada's National Energy Board, and North Atlantic Partners (U.S.) has filed an application with the Federal Energy Regulatory Commission in the United States for authority to build a three-phase, 1,500 mile natural gas pipeline that would serve the growing hydrocarbon industry offshore Atlantic Canada.

     Because another pipeline has been given regulatory authority and is planned to begin construction this year, North Atlantic Partners is also assessing redesigning and downsizing the first phase of the pipeline so as to reduce the capital cost of that phase of the pipeline to approximately $600 million. As redesigned, the initial phase of the pipeline project would be approximately 375 miles long and would originate in the Jeanne D' Arc Basin of the Grand Banks area and extend to a point near Argentia, Newfoundland.

     To date, North Atlantic Partners has obtained nonbinding letters of intent for the use of its system to deliver gas to the United States which total approximately 500 MMcf per day. The Company believes that there is significant reserve potential from the areas offshore Atlantic Canada and as that reserve potential is developed, a second pipeline into the United States will be required to meet increased demand for natural gas on the east coast of the United States.

     Gas Processing Facility. The natural gas that will be produced in the Grand Banks area and potentially be transported through the North Atlantic Partners pipeline system is expected to contain significant quantities of natural gas liquids ("NGLs"), such as ethane, propane, butanes and natural gasoline. These NGLs can be recovered from the natural gas stream through processing. The Company is investigating the possibility of developing a gas processing plant in the Argentia area to process the natural gas from the Grand Banks area. In addition, the Company is evaluating opportunities to maximize economic value from potential processing operations, including exploring opportunities with petrochemical producers and with other potential users of NGLs. The successful development of any such processing project would be dependent on the construction of the pipeline system proposed by the North Atlantic Partners.

     Power Generation Facility. To develop a market for the Grand Banks area natural gas, in addition to a gas processing plant, the Company has examined the feasibility of building a gas fired power generating plant in the Argentia area. Electrical generation in Newfoundland is currently not gas fired, relying instead in large part, on less efficient, transported fuel oil. The successful development of any such power generation project would be dependent on the construction of the pipeline system and gas processing facility discussed above.

     Hydrocarbon Marketing Company. As part of its activities in the region, the Company has formed North Atlantic Hydrocarbon Marketing, Inc. ("North Atlantic Marketing") to buy natural gas and NGLs contained in the natural gas stream. North Atlantic Marketing would assume the marketing risk related to the natural gas stream, purchasing the natural gas and entrained liquids from producers and finding a market for those hydrocarbons. North Atlantic Marketing is in the process of finalizing a proposal to purchase the associated gas reserves produced from the Hibernia Field and plans to submit additional gas purchase proposals to the owners of the Terra Nova and White Rose development projects. There can be no assurances that such proposal will prove economic or will be accepted.

     Oil and Gas Development. Significant oil and gas exploration and production opportunities also exist throughout the region. The Company is actively seeking to acquire working interests for proven and probable reserves in Atlantic Canada and has had independent studies undertaken of the prospective reserves in the region. Those studies indicate that the region is one of the largest potential gas regions in North America. Unlike other international opportunities, the Company does not consider political risk as a factor in evaluating Canadian opportunities.

     Other Opportunities. Among other potential businesses the Company may enter, the Company is currently evaluating the feasibility of (i) an industrial gas distribution system, (ii) an ice management system designed to manage and reduce the risk of potential damage to its proposed offshore pipelines and subsea facilities owned by other parties, operated through the Company's subsidiary, Berg Masters Limited, (iii) a large diameter steel pipe rolling mill, (iv) methanol production, and (v) other opportunities related to or located in Atlantic Canada. There can be no assurances that such opportunities will prove economic, will be adequately financed or will occur.

THE REORGANIZATION TRANSACTIONS

     On February 27, 1998, El Paso, El Paso Acquisition Company, a wholly owned subsidiary of El Paso ("Merger Sub"), and DeepTech executed an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which DeepTech will merge into El Paso or, under certain circumstances, Merger Sub. The material terms of the Merger and the transactions contemplated by the Merger Agreement and other agreements related to the Company (the "Reorganization Transactions") are: (i) DeepTech will sell to the Company approximately $8.0 million of the intercompany debt DeepFlex owes to DeepTech (the "DeepFlex Debt") in exchange for (x) the delivery by the Company to DeepTech of all of the outstanding shares of capital stock of Tatham Offshore Development, Inc. ("TODI"), which owns the working interests in Ewing Bank Blocks 958, 959, 1002 and 1003 (the "Sunday Silence Project") located in the Gulf of Mexico, and (y) cancellation of a reversionary interest in certain oil and gas properties; (ii) in satisfaction of approximately $12.0 million of the DeepFlex Debt, DeepFlex will deliver to DeepTech all of the Tatham Offshore Common Stock and Series A Preferred Stock held by DeepFlex; (iii) the balance of the DeepFlex Debt will be contributed to the capital of DeepFlex; (iv) DeepTech will contribute all of the outstanding shares of capital stock of DeepFlex, which owns the Rigs, to Tatham Offshore (together with the transactions described in subsections (i) through (iii), the "Contribution," as described in "Business -- General -- Description of Reorganization
Transactions -- The Contribution and Distribution Agreement); (v) the Company, through DeepFlex, will assume approximately $60 million of third party debt owed by DeepFlex; (vi) DeepTech will merge with and into El Paso or, under certain circumstances, with Merger Sub, and (vii) the Company will transfer the oil and gas properties it owns together with all related liabilities (other than TODI's) to the Partnership in consideration of redemption by the Company of 7,500 shares (including satisfaction of unpaid dividends) of the Company's Series B 9% Senior Convertible Preferred Stock (the "Series B Senior Preferred Stock") owned by the Partnership. See "Business -- General -- Description of Reorganization Transactions."

     The consummation of the Merger is subject to customary conditions precedent and requires consent from the holders of DeepTech's 12% Senior Secured Notes due 2000 and Senior Subordinated Notes due 2000. ALTHOUGH THE COMPANY UNDERSTANDS THAT DEEPTECH INTENDS TO ATTEMPT TO EFFECT THE OFFERING EVEN IF THE MERGER FAILS TO OCCUR, IF THIS OFFERING FAILS TO OCCUR, THE RIGHTS WILL EXPIRE WORTHLESS, AND ALL OF THE TRADES WILL BE CANCELED.

     There will not be a DeepTech stockholders' meeting to vote on the Merger because the holders of a majority of DeepTech's common stock have already approved the Merger. Accordingly, DeepTech is not soliciting proxies or holding a stockholders' meeting. Because DeepTech holds a majority of the Company's Common Stock, DeepTech was able to approve all actions that require stockholder approval without any further action on the Company's part. The Company is not soliciting proxies or holding a stockholders' meeting to approve this Offering or any of the Reorganization Transactions.

     Because DeepTech will no longer continue to operate the Company under a management agreement as has been the case, upon the completion of the Offering, the Company will hire a management team comprised of the DeepTech employees that were primarily responsible for Rig operations, financial reporting and planning, and additional personnel as required to implement the Company's Atlantic Canada strategy, some of whom are expected to be current DeepTech employees and some of whom are expected to be Canadian nationals. Mr. Tatham will continue as the Company's Chief Executive Officer and Chairman of the Board. At or prior to the closing of the Offering, the management fees due to DeepTech from DeepFlex that accrue from December 19, 1997 through the closing of the Merger will be contributed or forgiven. If the transactions contemplated by the Redemption Agreement (as discussed under "Business -- General -- Description of Reorganization Transactions -- The Redemption Agreement") are consummated, the management fees due to DeepTech from Tatham Offshore will be reduced by 50% effective retroactively to January 1, 1998 and the balance owed to DeepTech will be paid at the closing of the Merger.

     The Company's principal executive offices are at 7400 Chase Tower, 600 Travis Street, Houston, Texas 77002, and its telephone number is (713) 224-7400.

                                  THE OFFERING

Description of the Rights
  Offering.................  DeepTech will issue to you and the other record holders of DeepTech common stock as of 5:00 p.m., New York City time, on the Record Date (
                               , 1998), Rights entitling you and the other
                             holders of the Rights to subscribe for and purchase (the "Subscription Privilege") an aggregate of 28,073,450 shares (the "Underlying Common Shares") of common stock, $0.01 par value per share ("Common Stock"), and 4,670,957 shares (the "Underlying Preferred Shares" and, together with the Underlying Common Shares, the "Underlying Shares") of Series A 12% Convertible Exchangeable Preferred Stock, par value $0.01 ("Series A Preferred Stock") of the Company. For each share of DeepTech common stock
                             you hold on             , 1998, you will receive
                             one Right to subscribe to purchase 1.12654 shares of Underlying Common Stock and 0.18744 Underlying Preferred Shares (the "Subscription") at a subscription price of $3.25 for the Underlying Shares comprising each Right (the "Subscription Price"), in each case, subject to pro rata reduction if the number of DeepTech common shares exceeds 24,920,057. To the extent more shares of DeepTech common stock are outstanding (which total amount shall not exceed 29,291,595), the number of shares of Underlying Common Shares and Underlying Preferred Shares will be adjusted accordingly. Under no circumstances will a Right allow the purchase of less than 0.95841 shares of Common Stock or 0.15946 shares of Series A Preferred Stock. For a discussion of the allocation of the Subscription Price between the Underlying Common Shares and the Underlying Preferred Shares, see "Federal Income Tax Consequences -- Exercise of Rights." The partial exercise of a Right is prohibited, and in exercising a Right, you must purchase both the Underlying Common Shares and the Underlying Preferred Shares purchasable on exercise of the Right. If the total number of Rights you exercise allows you to purchase a fraction of a share, the number of shares you will be entitled to purchase upon exercise will be rounded down to the nearest whole number, with cash to be issued in lieu of fractional shares.

                             If the Rights holders do not exercise enough of their Rights to purchase a sufficient number of Underlying Shares such that DeepTech will receive $75 million in net proceeds from the Offering, Tatham Brothers, LLC ("TBL"), an affiliate of Mr. Thomas P. Tatham, Chairman of the Board and Chief Executive Officer of the Company and DeepTech, will subscribe for and purchase, at the Subscription Price (the "Conditional Subscription"), that number of Underlying Shares not purchased by the Rights holders in this Offering, that will result in DeepTech receiving not less than $75 million in net proceeds from its sale of Underlying Shares in this Offering. TBL also has the option to purchase any unsubscribed shares, which would provide proceeds of greater than $75 million.

                             The Company will purchase any Underlying Shares that TBL does not purchase from DeepTech, and DeepTech, subject to certain limitations, will contribute the proceeds from such purchase to the Company. In addition, to the extent this Offering yields net proceeds of greater than $75 million, the Company will receive such proceeds, which will be used for general corporate purposes. See "The Offering -- Subscription Privileges,"
                             "-- Conditional Subscription" and "Use of
                             Proceeds."

     ONCE YOU HAVE EXERCISED YOUR RIGHTS, YOU MAY NOT REVOKE SUCH EXERCISE. IF YOU DO NOT EXERCISE YOUR RIGHTS PRIOR TO THE EXPIRATION DATE, THEY WILL EXPIRE. ALTHOUGH THE COMPANY UNDERSTANDS THAT DEEPTECH INTENDS TO ATTEMPT TO EFFECT THE OFFERING EVEN IF THE MERGER FAILS TO OCCUR, IF THIS OFFERING FAILS TO OCCUR, THE RIGHTS WILL EXPIRE WORTHLESS, AND ALL TRADES WILL BE CANCELED.

The Subscription Price on
  Exercise of the Rights...  $3.25 for the Underlying Shares contained in each
                             Right (1.12654 shares of Common Stock and 0.18744 shares of Series A Preferred Stock). Assuming the issuance prior to the Record Date of all DeepTech common shares issuable on the exercise of options and warrants, the number of Common Stock and Series A Preferred Stock would be reduced to 0.95841 shares of Common Stock and 0.15946 shares of Series A Preferred Stock.

When You Can Exercise Your
  Rights...................              , 1998 and ending on             , 1998
                             at 5:00 p.m., New York City time (the "Expiration Date").

How Your Rights Will Be
  Evidenced................  You will receive certificates ("Rights
                             Certificates") that represent your transferable Rights.

Number of Underlying Shares
of our Stock Offered in the
  Rights Offering..........  28,073,450 Shares of Common Stock. 4,670,957 Shares
                             of Series A Preferred Stock.

Description of the Series A
  Preferred Stock and
  Common Stock.............  Each Right is exercisable for both Common Stock and
                             Series A Preferred Stock of the Company. Taking the Reorganization Transactions into account, each share of the Series A Preferred Stock will be senior to all other classes of the Company's Preferred and Common Stock with respect to liquidation, dissolution or winding up of the Company. Additionally, each share of Series A Preferred Stock may be converted into such number of whole shares of Common Stock as is equal to (i) the sum of $1.50 and any accrued and unpaid dividends (approximately $0.31 per share as of March 31, 1998) thereon through the date of conversion divided by (ii) $6.53, which is subject to adjustment for certain events. Further, at any time until December 31, 1998, each share of Series A Preferred Stock may be exchanged for 0.4 Exchange Warrants, each of which entitles the holder to purchase one share of Common Stock at $6.53 per share. The Exchange Warrants expire on July 1, 1999.

                             Each share of Common Stock is entitled to one vote per share on those matters upon which it is entitled to vote. Common Stock holders have neither cumulative voting rights nor preemptive rights. With respect to receiving dividends and sharing in the Company's assets upon liquidation, dissolution or winding up of the Company, the Common Stock ranks junior to all Preferred Stocks.

Stock to be Outstanding
After the Offering.........  Depending on the number of shares of Common Stock and Series A Preferred Stock purchased in the Offering, we will have between 24,025,908 and 29,982,673 shares of Common Stock and between 16,634,693 and 17,623,710 shares of Series A
                             Preferred Stock outstanding. This excludes 136,500 shares of Common Stock issuable upon the exercise of outstanding stock options and warrants, at a weighted average exercise price of $4.85 per share, of which options and warrants to purchase 31,500 shares of Common Stock, at a weighted average exercise price of $10.20 per share, were exercisable as of March 17, 1998. In addition, at March 31, 1998, pro forma for the Reorganization Transactions, the Company had outstanding shares of Preferred Stock (other than the Underlying Preferred Shares) convertible into 3,638,151 shares of Common Stock and a potential obligation to issue Common Stock upon conversion of approximately $11.4 million under a production payment agreement. See "Certain Transactions -- Historical -- Other."

Proceeds...................  There will only be proceeds to the Company from the
                             Offering to the extent the Offering yields greater than $75 million of net proceeds to DeepTech. Such excess, if any, will be used for general corporate purposes. See "Use of Proceeds."

Nasdaq National Market
  and OTC Bulletin Board
  Symbols..................  While your Rights are exercisable, they will trade on The Nasdaq OTC Bulletin Board under the symbol "TOFFR".

                             Our Common Stock and Series A Preferred Stock are traded on The Nasdaq National Market and The Nasdaq OTC Bulletin Board, respectively, under the symbols "TOFF" and "TOFFL," respectively. On March 17, 1998, the closing sale price of our Common Stock and Series A Preferred Stock was $4.53125 and $1.50 per share, respectively.

Rights Agent...............  ChaseMellon Shareholder Services, L.L.C. (the
                             "Rights Agent").

Procedure for Exercising
  Rights...................  To exercise your Rights, you should properly complete and sign the Rights Certificate and
                             forward it (or follow the Guaranteed Delivery Procedures), with payment of the Subscription Price for the Underlying Shares to be purchased, to the Rights Agent. The Rights Agent must receive your Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price on or prior
                             to [     ] days before the Expiration Date. If you
                             use the mail to forward Rights Certificates, we urge you to use insured, registered mail, return receipt requested. See "The Offering -- How You Can Exercise Your Rights."

                             If the aggregate Subscription Price you pay is insufficient to purchase the number of Underlying Shares for which you subscribed, then you will be deemed to have exercised the maximum number of Rights purchasable with the submitted Subscription Price. If you do not specify the number of Underlying Shares to be purchased, or if the aggregate Subscription Price you pay exceeds the amount necessary to purchase the number of Underlying Shares for which you indicated an intention to subscribe, then you will be deemed to have exercised all of the Rights you hold and any remaining funds will be returned to you. No interest will be paid on funds delivered in payment of the Subscription Price. See "The Offering -- How You Can Exercise Your Rights."

Persons Holding Shares, or
  Wishing to Exercise
  Rights, Through Others...  If you hold DeepTech common stock beneficially and receive the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, or if you hold DeepTech common stock certificates directly and prefer to have such institutions effect transactions relating to the Rights on your behalf, you should contact the appropriate institution or nominee and request it to effect the transactions for you. If you wish to obtain a separate Rights Certificate, you should contact the nominee as soon as possible and request that the Rights Agent issue you a separate Rights Certificate. If you are a nominee, you may request any Rights Certificate you hold to be split into such smaller denominations as you wish, provided that the Rights Agent receives the Rights Certificate, properly endorsed, no later
                             than [          ], New York City time, on
                             [          ], 1998. See "The Offering -- How You
                             Can Exercise Your Rights."

Procedure for Exercising
Rights by Foreign and
  Certain Other
  Stockholders.............  The Rights Agent will not mail Rights Certificates to you if your address is outside the United States or if you have an Army Post Office ("APO") or a Fleet Post Office ("FPO") address, but will hold the Rights Certificates for your account. To exercise your Rights in such case, you must notify the Rights Agent, and take all other steps necessary to exercise the Rights, on or prior to the Expiration Date. If you are such a holder and do not follow the procedures set forth in the preceding sentence prior to the Expiration Date, your Rights will expire worthless. See "The Offering -- Foreign and Certain Other Stockholders."

Federal Income Tax
  Consequences.............  For United States income tax purposes, your receipt of Rights will be treated as a taxable distribution with respect to DeepTech common stock. See "Federal Income Tax Consequences."

No Board Recommendation....  An investment in the Underlying Shares must be made pursuant to your evaluation of your best interests. Accordingly, neither the Company's Board of Directors nor DeepTech's Board of Directors makes any recommendation to you regarding whether you should exercise your Rights.

Exercise of Rights.........  You may exercise your Rights by forwarding the attached Subscription Exercise Notice, with payment in full of the Subscription Price, to the Rights Agent prior to 5:00 p.m., New York City time, on
                                         , 1998 (the "Expiration Date") to any
                             of the following addresses:

     By Mail:      ChaseMellon Shareholder Services, L.L.C.
                   Reorganization Department
                   P.O. Box 3301
                   South Hackensack, New Jersey 07606

     By Hand:      ChaseMellon Shareholder Services, L.L.C.
                   Reorganization Department
                   120 Broadway, 13th Floor
                   New York, New York 10271

     By Overnight
     Delivery:     ChaseMellon Shareholder Services, L.L.C.
                   Reorganization Department
                   85 Challenger Road -- Mail Drop -- Reorg
                   Ridgefield Park, New Jersey 07660

     IF YOU USE THE MAIL TO EXERCISE RIGHTS, WE RECOMMEND YOU USE INSURED, REGISTERED MAIL. ONCE YOU EXERCISE YOUR RIGHTS AND THE RIGHTS AGENT HAS RECEIVED PAYMENT, YOU MAY NOT REVOKE THE EXERCISE.

     IF YOU WISH TO EXERCISE YOUR RIGHTS, BUT TIME WILL NOT PERMIT YOU TO CAUSE THE RIGHTS CERTIFICATE TO REACH THE RIGHTS AGENT PRIOR TO THE EXPIRATION DATE, YOU MAY EXERCISE YOUR RIGHTS BY MEETING THE GUARANTEED DELIVERY CONDITIONS SET FORTH UNDER THE "THE OFFERING -- HOW YOU CAN EXERCISE YOUR RIGHTS."

                          IMPORTANT DATES TO REMEMBER

     SIGNIFICANT EVENT                    DATE
     -----------------                    ----
Record Date.................             , 1998
Expiration Date.............             , 1998

                                  RISK FACTORS

     Each person contemplating an investment in the Company should carefully examine all of the information contained in this Prospectus and should give particular consideration to the risk factors and investment considerations under the caption "Risk Factors." ALTHOUGH THE COMPANY UNDERSTANDS THAT DEEPTECH INTENDS TO ATTEMPT TO EFFECT THE OFFERING EVEN IF THE MERGER FAILS TO OCCUR, IF THIS OFFERING FAILS TO OCCUR, THE RIGHTS WILL EXPIRE WORTHLESS, AND ALL OF THE TRADES WILL BE CANCELED.

                           FORWARD-LOOKING STATEMENTS

     The Company has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of the Company's operations. Also, when words such as "believes," "expects," "anticipates" or similar expressions are used, they are intended to identify forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this document (particularly under "Risk Factors"), could cause the Company's future financial results to differ materially from those expressed in the forward-looking statements contained in this document.

          SUMMARY PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma consolidated financial information of the Company is based on assumptions and adjustments described in the notes to the unaudited pro forma consolidated financial statements located on pages F-2 through F-8 and is not necessarily indicative of the results of operations that may be achieved in the future. The historical financial information at and for each of the six months ended December 31, 1997 and 1996 was derived from Tatham Offshore's unaudited consolidated financial statements included elsewhere in this Prospectus. Tatham Offshore believes that all material adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of Tatham Offshore's interim results, have been included. The historical financial information for each of the three years ended June 30, 1997, 1996 and 1995 and at June 30, 1997 and 1996 was derived from Tatham Offshore's consolidated financial statements and notes thereto included elsewhere in this Prospectus. The financial data at June 30, 1995 has been derived from the historical financial statements of Tatham Offshore. The information set forth below should be read in conjunction with "Selected Pro Forma and Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto listed on page F-1.

                                      THE COMPANY -- PRO FORMA                  TATHAM OFFSHORE -- HISTORICAL
                                     --------------------------   ----------------------------------------------------------
                                      SIX MONTHS                      SIX MONTHS ENDED
                                        ENDED       YEAR ENDED          DECEMBER 31,               YEAR ENDED JUNE 30,
                                     DECEMBER 31,    JUNE 30,     -------------------------   ------------------------------
                                         1997          1997          1997          1996         1997       1996       1995
                                     ------------   -----------   -----------   -----------   --------   --------   --------
                                     (UNAUDITED)    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)

                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
REVENUE:
Drilling services..................    $ 34,772       $19,057       $    --       $    --     $     --   $     --   $     --
Oil and gas sales..................          --            --         7,159        10,302       20,723     16,070      8,054
                                       --------       -------       -------       -------     --------   --------   --------
        Total revenue..............      34,772        19,057         7,159        10,302       20,723     16,070      8,054
                                       --------       -------       -------       -------     --------   --------   --------
COSTS AND EXPENSES:
Production, operating and
  exploration expenses.............      17,409        10,840         3,124         3,755        9,007     13,840     25,204
Depreciation, depletion and
  amortization.....................       2,596         1,723         2,039         2,140        5,364      1,758      1,210
Impairment, abandonment and
  other............................          --            --            --            --       41,674      8,000         --
Management fee and general and
  administrative expenses..........       2,991         4,628         2,964         2,541        4,846      6,275      7,112
                                       --------       -------       -------       -------     --------   --------   --------
        Total operating costs......      22,996        17,191         8,127         8,436       60,891     29,873     33,526
                                       --------       -------       -------       -------     --------   --------   --------
Operating income (loss)............      11,776         1,866          (968)        1,866      (40,168)   (13,803)   (25,472)
Gain on sale of oil and gas
  properties.......................          --            --            --            --           --     22,641      1,496
Interest and other financing costs,
  net..............................      (4,776)          784        (1,542)       (3,992)      (7,803)    (8,048)   (10,795)
                                       --------       -------       -------       -------     --------   --------   --------
Net income (loss)..................       7,000         2,650        (2,510)       (2,126)     (47,971)       790    (34,771)
Preferred stock dividends..........      (1,627)       (3,245)       (1,965)       (1,974)      (3,920)      (281)        --
                                       --------       -------       -------       -------     --------   --------   --------
Net income (loss) available to
  common shareholders..............    $  5,373       $  (595)       (4,475)      $(4,100)    $(51,891)  $    509   $(34,771)
                                       ========       =======       =======       =======     ========   ========   ========
Basic net income (loss) per common
  share............................    $   1.09       $ (0.22)      $ (0.91)      $ (1.56)    $ (19.47)  $   0.20   $ (13.91)
                                       ========       =======       =======       =======     ========   ========   ========
Diluted net income (loss) per
  common share.....................    $   0.54       $ (0.22)      $ (0.91)      $ (1.56)    $ (19.47)  $   0.09   $ (13.91)
                                       ========       =======       =======       =======     ========   ========   ========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Semisubmersible drilling rigs,
  net..............................    $126,451            (a)      $    --            (a)    $     --   $     --   $     --
Oil and gas properties, net........          --            (a)       28,540            (a)      30,752     64,900     70,829
Total assets.......................     147,108            (a)       41,501            (a)      42,485     97,130     94,720
Notes payable......................      68,876            (a)           --            (a)          --      1,734     10,468
Long term debt.....................          --            (a)           --            (a)      60,000     60,000     60,000
Stockholders' equity (deficit).....      74,185            (a)       31,767            (a)     (27,696)    18,862    (20,020)

---------------

(a) Information has not been included as it is not required.

                                  RISK FACTORS

     You should carefully consider the following factors, which may affect the Company's current operations and future prospects, in addition to the other information contained in this Prospectus before exercising your Rights.

RIGHTS MAY BECOME WORTHLESS

     If the Offering is canceled, the Rights will expire and be worthless, and all of the trades will be canceled. The Offering may be canceled due to the failure of the Merger between El Paso and DeepTech to occur. However, at DeepTech's option, the Offering may be continued even if the Merger fails to occur. The closing of the Merger is conditioned upon: (i) the receipt of required governmental approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act, (ii) the absence of a material adverse change to DeepTech and its business, and (iii) certain other conditions customary for transactions such as the Merger. See "Business -- General -- Description of Reorganization Transactions."

INDUSTRY CONDITIONS AND COMPETITION

     The offshore drilling industry is a highly competitive and cyclical business that is fundamentally based on oil and gas prices. It is characterized by high capital costs, long lead times for construction of new rigs and numerous industry participants, most of which have substantially greater financial resources and more drilling rigs than the Company. Because of very high capital costs and other reasons, there has been a consolidation of the offshore drilling industry over the last few years. Although dayrates for rigs have gone up dramatically over the last three years, there can be no assurance that dayrates will remain at their current level. This is particularly true given the numerous recent orders for new rigs by the Company's competitors and the recent decline of oil prices. There can also be no assurance that the Company will be able to compete successfully through Sedco Forex against its competitors in the future. Furthermore, offshore drilling rigs have few alternative uses and, because of their nature and the environment in which they work, have relatively high maintenance costs whether employed or unemployed. See "-- Dependence on Oil and Gas Industry."

SUCCESS OF ATLANTIC CANADA OPPORTUNITIES DEPENDS UPON SUCCESSFUL DEVELOPMENT OF GAS RESERVES

     The Company's plans for investment in the Atlantic Canada region are dependent upon the successful development of gas reserves in the region, including the Jeanne d' Arc basin. The Hibernia field, the first commercial oil and gas development in the Jeanne d' Arc basin, began oil production in November 1997. The Canadian-Newfoundland Offshore Petroleum Board has estimated that the Hibernia field contains 666 million barrels of recoverable oil and 1.0 trillion cubic feet of recoverable gas. Discovery wells have also been drilled on the Terra Nova and White Rose fields in the region where the operators of such fields are developing drilling and production scenarios. The Canadian-Newfoundland Offshore Petroleum Board has estimated that recoverable reserves from the Terra Nova and White Rose fields total approximately 585 million barrels of oil and 1.8 trillion cubic feet of gas. The Company's plans for the gas pipeline, NGL processing facility, electric generation facility and related infrastructure are dependent upon the development of these and other gas reserves in the Grand Banks area. The successful development of gas reserves for transportation on the proposed pipeline is dependent upon certain regulatory approvals, the need for gas for injection purposes and the ultimate availability of gas for sale, the future rates of oil and gas production, the timing of development and production and other events that are beyond the control of the Company.

IMPACT OF PROSPECTIVE DEVELOPMENT OF HYDROELECTRIC POWER FROM THE LOWER CHURCHILL RIVER

     The Newfoundland provincial government is currently in discussion with the Province of Quebec and the Canadian Government regarding development of 3,300 megawatts of hydroelectric power from the Lower Churchill River and providing 800 megawatts of electric transmission facilities into Newfoundland, connecting Newfoundland with the North American Power grid. The availability of this additional power source, if built, could have an adverse effect on the Company's ability to market power from its proposed electric generating facility.

POTENTIAL INABILITY TO FINANCE AND EXECUTE BUSINESS STRATEGY

     Although the Company has identified and is actively considering numerous business opportunities, including the Planned Rig, the North Atlantic Partners pipeline project, a gas processing plant, electrical generation facilities, production and development opportunities, hydrocarbon marketing and other opportunities, there can be no assurances that any of them will actually be pursued or secured or that the amount and timing of expenditures for such prospects will not vary materially from those currently contemplated. Furthermore, many of these opportunities would require governmental approvals, of which the Company has filed for none, other than with respect to the North Atlantic Partners pipeline project.

     Although the Company believes that it will be able to finance the expenditures required to own and operate the Rigs from cash flows from operations and borrowings under credit facilities that may exist from time to time, to further execute its business strategy, it will be required to seek to obtain substantial amounts of additional capital from equity and debt offerings, joint venture arrangements or vendor financing, or any combination thereof. In addition, the Company may sell all or a portion of its interest in one or both Rigs to generate capital to finance other projects. The Company's ability to access additional capital will depend on third parties' assessment of the Company's projects, whether by potential joint venturers or by the debt and equity markets, industry conditions and the status of the capital markets at the time such capital is sought. Accordingly, there can be no assurance that additional capital will be available to the Company from any source or that, if available, it will be on terms acceptable to the Company. Should sufficient capital not be available, the implementation of the Company's business strategy would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE

     Upon consummation of the Reorganization Transactions, the Company will have certain indebtedness and debt service obligations. In addition, the Company plans to incur additional debt in connection with pursuing and implementing its business strategy. At December 31, 1997, pro forma for the Reorganization Transactions, the Company's total consolidated indebtedness would have been $68.9 million, and its consolidated total assets would have been $147.1 million. The level of the Company's indebtedness could have important consequences to its stockholders, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited; and (iii) the Company's level of indebtedness could increase its vulnerability to general adverse economic and industry conditions and limit its flexibility to react to changes in its operating environment and in economic conditions generally. In addition, the Company's credit facilities, if any, will most likely contain financial and other restrictive covenants.

POTENTIAL LACK OF LIQUIDITY

     To date the Underlying Shares have not been widely held and have experienced very low trading volume. The development of a liquid market for the Underlying Common Shares and Underlying Preferred Shares will depend, among other things, on the number of Rights that DeepTech stockholders exercise, because trading in shares by affiliates of the Company such as Mr. Tatham, TBL and the Company's directors and senior officers will be subject to certain regulatory and other limitations. See "-- Possible Adverse Effect of Future Sales of Securities on Market Price." If a liquid trading market does not develop for the Common Stock and the Series A Preferred Stock, any attempts to sell such stock will be more likely to depress the trading prices for such stock.

NUMBER OF RIGS

     The Company has only two semisubmersible offshore drilling rigs. Most, if not all, of the Company's competitor's have larger fleets with a wider range of capabilities. Although the Company plans on expanding its current number of rigs and has the benefit of having Sedco Forex market the Rigs, there can be no assurance that the Company will be able to expand its fleet or that the Company will be able to compete successfully against its competitors. Furthermore, a two rig fleet necessarily increases the risk of fluctuations in revenue.

     In addition, the Pincay is currently undergoing routine repairs and certain upgrades. During the performance of this maintenance work, which is expected to take approximately six weeks, the Pincay will not be under contract and the Company's revenue and earnings will be decreased for such period as compared to the previous quarter. After the completion of the required maintenance work, the Company expects the Pincay to resume drilling activities in the Gulf of Mexico.

CONTROL OF RIGS BY SEDCO FOREX

     Sedco Forex markets, manages, mans and operates the Pincay and Shoemaker under five-year management agreements in effect since 1995 and 1996, respectively. Although Sedco Forex has the right to negotiate drilling contracts with respect to each Rig, the Company has the right to accept or reject any drilling contracts and to approve the Rigs' location and certain other matters. Because of these management arrangements, the Company neither has full control over the Rigs' operation nor a direct relationship with the Rigs' users. In addition, the results of operations for the Rigs could be adversely affected by the inherent conflicts of interests associated with Sedco Forex managing the Rigs and the rest of the Sedco Forex fleet (most of which Sedco Forex owns). If either or both of the agreements with Sedco Forex are not renewed or extended by mutual agreement or are terminated by Sedco Forex, the Company does not currently have the ability to operate the Rigs and would be forced to engage a new operator. Nonetheless, although the Company believes that it could find, within a reasonable period of time, an alternate company to manage and operate the Rigs for a reasonable fee, there can be no assurances that such will be the case.

DEPENDENCE ON OIL AND GAS INDUSTRY

     The Rigs' operations are materially dependent upon activity levels in offshore oil and natural gas exploration, development and production. Short-term and long-term trends in oil and natural gas prices are the primary factors affecting such activity levels. Oil prices have recently experienced severe declines. Historically, the prices for oil and natural gas have been volatile and are subject to wide fluctuations in response to changes in the supply and demand for oil and natural gas, market uncertainty and a variety of political, economic and other factors beyond the Company's control. Worldwide military, political and economic events, including initiatives by OPEC, have contributed to, and are likely to continue to contribute to, price volatility. The Company cannot predict future oil and natural gas price movements with any certainty. Any prolonged reduction in oil and natural gas prices, however, could depress the level of exploration, development and production activity and result in a corresponding decline in the demand, and resulting dayrates for the Rigs and, therefore, have a material adverse effect on the Company's results of operations and financial position. In this vein, the Company has already seen a softening in short-term demand for offshore drilling rigs and consequently pressure on current dayrates, as a result of price declines.

     In addition to adverse effects that future declines in demand could have on the Company, ongoing movement or reactivation of offshore rigs or new construction of rigs could adversely affect dayrates, utilization levels and revenue, even in an environment of stronger oil and natural gas prices and increased drilling activity.

OPERATIONAL RISKS AND INSURANCE

     The Rigs and their operation through Sedco Forex, are subject to the many hazards inherent in the business of drilling oil and gas wells, such as blowouts, explosions, cratering, fires, oil and gas reservoir damage, loss of production, loss of well control, collisions or groundings of drilling equipment, and damage or loss from adverse weather and seas, which could cause substantial damage or destroy equipment or cause environmental damage. These hazards could also cause personal injury and loss of life, suspend drilling operations or seriously damage or destroy the property and equipment involved and, in addition to environmental damage, could cause substantial damage to producing formations and surrounding areas. The Rigs are also subject to hazards inherent in marine operations, such as capsizing, grounding, collision, damage from weather or sea conditions or unsound location, and conditions in harsh weather environments, including extremely cold temperatures and damage from icebergs. Furthermore, the Company may be subject to liability for oil spills, oil and gas reservoir damage and other accidents that could cause substantial damages.

     While the Company maintains what it believes are customary insurance coverages for the energy services industry, the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's results of operations and financial position. This is particularly true for catastrophic events such as a major loss of lives or an environmental incident for which the Company is responsible. No assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.

     Under the charter agreements with Sedco Forex, the Company is entitled to indemnification for any damages Sedco Forex causes to the Rigs which are due to Sedco Forex's negligence or misconduct. In addition, when Sedco Forex enters into contracts with its customers, such contracts typically contain an indemnity from the customer to Sedco Forex and the Company for negligence or misconduct on the part of the customer. To the extent the Company is required to collect under these indemnities, there can be no assurance that Sedco Forex or such customers would be willing or able to make such payments. If there are no such indemnities, the Company may be responsible for damages.

RISK OF NEW VENTURE; LACK OF PRIOR OPERATING HISTORY

     Tatham Offshore was organized in 1988, but will start operations as an offshore drilling rig owner as of the closing of the Contribution which will take place prior to the distribution of the Rights. Prior to such closing, Tatham Offshore was engaged in the development, exploration and production of oil and gas properties, primarily in the Gulf of Mexico and had no prior history in operating drilling rigs. Therefore, the Company's success must be considered in light of the risks, expenses and difficulties companies frequently encounter in their early stage of development, especially companies in a highly competitive industry. Although, as part of the Reorganization Transactions, the Company will be hiring substantially all of DeepTech's management that has been responsible for the management of the Rigs, and DeepTech's relationship with Sedco Forex will continue, the Company and its operations are subject to all of the risks inherent in the establishment of a new business enterprise. There can be no assurance that the Company will be able to operate its new business on a profitable basis. The historical financial results of DeepFlex cover periods when it was not under the Company's control, and therefore, may not be indicative of the Company's future financial performance. The inability of the Company to operate the Rigs successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's limited operating history as an owner of offshore drilling rigs makes the prediction of future operating results difficult or impossible. Future operating results will depend on a myriad of factors, including without limitation, the continued chartering of the Rigs, the rates at which the Rigs are chartered, the Company's ability to establish new business, the size of the Company's fleet of rigs, the price of oil and gas, the number of rigs available for contract in the area in which the Rigs are operating, and the physical condition and maintenance of the Rigs. Currently, only the Shoemaker is under contract but the Company expects the Pincay to resume operations when current maintenance and certain upgrades are completed.

POSSIBLE ADVERSE EFFECT OF FUTURE SALES OF SECURITIES ON MARKET PRICE

     DeepTech is offering 28,073,450 shares of Common Stock and 4,670,957 shares of Series A Preferred Stock, all of which are currently issued and outstanding and will be eligible for immediate resale in the public market without restriction unless an affiliate of the Company owns them (as will be the case with respect to any Underlying Shares the Company's affiliates purchase in this Offering (generally, Mr. Tatham, the

Company's directors and senior officers, and 10% stockholders, possibly including TBL)). Any shares TBL beneficially owns as a result of this Offering will be restricted securities. Such shares may be resold publicly only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In addition, certain other parties have the right to convert $11.4 million, at December 31, 1997, of a convertible production payment into shares of Common Stock. Such parties have the right to require the Company to register such shares, subject to certain terms and conditions. See "Certain Transactions -- Historical -- Other" and "Shares Eligible for Future Sale." Sales of a substantial amount of Common Stock or Series A Preferred Stock, or a perception that such sales could occur, could adversely affect the prevailing market price, of the Common Stock or the Series A Preferred Stock. Because the Series A Preferred Stock is convertible into Common Stock, changes in the Common Stock's trading price may affect the trading price of the Series A Preferred Stock.

CONCENTRATION OF OWNERSHIP; INFLUENCE OF THOMAS P. TATHAM

     As of the date of this Prospectus, Mr. Tatham owns approximately 37.0% of the outstanding common stock of DeepTech, 0.6% of the Company's outstanding Common Stock and 8.7% of the Series A Preferred Stock. Accordingly, if Mr. Tatham exercises his Rights in full, he would control at least 30.0% of the Company's outstanding Common Stock and 17.0% of the Series A Preferred Stock. In addition, Mr. Tatham has the right to purchase a one third interest in TBL for $1,000 and 50% of the shares purchasable under the production payment described under "Certain Transactions." In such case, depending on TBL's management at the time, he may have the ability to elect all of the Company's directors and control the outcome of all other matters submitted to a vote of the Company's stockholders. In addition, to the extent Mr. Tatham owns more than one-third of the Company's outstanding Common Stock, he would be able to prevent certain actions that require the affirmative vote of at least two-thirds of the Company's outstanding voting Common Stock. See "Description of Capital
Stock -- Provisions Having Possible Anti-Takeover Effects."

LOSSES FROM OPERATIONS

     Tatham Offshore reported a net loss of approximately $51.9 million and $34.8 million for the years ended June 30, 1997 and 1995, respectively, and net income of $0.5 million for the year ended June 30, 1996. Although the Company believes that as a result of its acquisition of the Rigs and entry into the offshore drilling business it will become profitable, there can be no assurances that such will be the case. See "-- Risk of New Venture; Lack of Prior Operating History" and "Selected Pro Forma and Historical Consolidated Financial Data."

ENVIRONMENTAL MATTERS

     The Company, through its ownership of the Rigs, is subject to numerous domestic and, when operating in other countries, foreign governmental regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Laws and regulations specifically applicable to the Company's business activities could impose significant liability on it for damages, cleaning costs, and penalties in the event of oil spills or similar discharges of pollutants into the environment in the course of the Company's operations. However, to date, these laws and regulations have not had a materially adverse effect on the results of operations of the Rigs through Sedco Forex, nor have the Rigs experienced an accident that has exposed the Company to material liability for discharges of pollutants into the environment. Under certain circumstances, environmental laws and regulations may impose "strict liability" and render a company liable for environmental damage without regard to negligence or fault; such laws and regulations could expose the Company to liability for the conduct of or conditions caused by others. In addition, events of recent years have heightened environmental concerns about the oil and gas industry generally. From time to time legislative proposals have been introduced that would materially limit or prohibit offshore drilling in certain areas. To date, no proposals that would materially limit or prohibit drilling in certain areas have been enacted into law. If laws are enacted or other governmental action is taken that restrict or prohibit offshore drilling in the Company's areas of operation or impose environmental protection requirements that materially increase the costs of offshore exploration, development or production of oil and gas, the Company could be materially adversely affected.

     The United States Oil Pollution Act of 1990 ("OPA 90") and similar legislation enacted in Texas, Louisiana and other coastal states address oil spill prevention and control and significantly expand liability exposure across all segments of the oil and gas industry. OPA 90, and similar such legislation and related regulations, impose a variety of obligations on the Company related to the prevention of oil spills and liability for damages resulting from such spills. OPA 90 imposes strict and, with limited exceptions, joint and several liability upon each responsible party for oil removal costs and a variety of public and private damages. OPA 90 also imposes ongoing financial responsibility requirements on a responsible party. A failure to comply with ongoing requirements or inadequate cooperation in a spill may subject a responsible party, including in some cases the Company, to civil or criminal enforcement action. Also, the Minerals Management Service of the Department of the Interior is required to promulgate regulations to implement the financial responsibility requirements for offshore facilities. If implemented as written, the financial responsibility requirements of OPA 90 could have the effect of significantly increasing the amount of financial responsibility that oil and gas operators must demonstrate to comply with OPA 90. While industry groups and marine insurance carriers are seeking modification of these requirements, implementation of these requirements in their current form could adversely affect the ability of some potential customers for the Rigs to operate in United States waters, which could have a material adverse effect on the Company.

AVAILABILITY OF QUALIFIED RIG PERSONNEL

     Increases in worldwide drilling demand during the past two years and the corresponding increase in the number of offshore rigs working has resulted in a shortage of qualified rig personnel in the industry. To date, the Company understands that Sedco Forex has not experienced significant problems with personnel in the Rigs' areas of operation; however, if Sedco Forex is unable to continue to attract and retain sufficient qualified personnel, its operations could be adversely affected and its ability to keep the Rigs operating could be impaired. A Sedco Forex shortage of personnel could also result in wage increases which could, without offsetting increases in revenue, adversely affect the Company's profitability and cash flow.

GOVERNMENT REGULATION

     The Company's business and the operation of the Rigs are affected by political developments and by federal, state, local and foreign laws and regulations that relate directly to the oil and gas industry. Statutory provisions generally include requirements as to well spacing, waste prevention, production limitation, well and dredging permits and similar matters. The drilling industry is also affected by changing tax laws, price controls and other laws affecting the energy business. Drilling rigs and operations are subject to federal, state, local and foreign laws and regulations relating to engineering, design, structural, safety, operational and inspection standards. The adoption of laws and regulations curtailing exploration and development and drilling for oil and gas for economic, environmental or other policy reasons would adversely affect the Company's operations by limiting available drilling opportunities for its customers and/or increasing the costs of such activities to the Company and its customers.

UNCERTAIN MARKET FOR THE RIGHTS

     The Rights are securities. Accordingly, if and when issued, such securities will have no trading history. An application has been made to list the Rights on The Nasdaq OTC Bulletin Board under the symbol "TOFFR." No assurance can be given that a trading market will develop for the Rights or of the liquidity of any such market, the ability of holders to sell their Rights or the prices that they may obtain for their Rights upon any sale.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO THE OFFERING AND THE SECURITIES

     The holders of DeepTech common stock will recognize ordinary income for U.S. federal income tax purposes equal to the fair market value of the Rights received, to the extent of the current and accumulated earnings and profits of DeepTech. If the value of the Rights exceeds the earnings and profits of DeepTech, such excess will be treated first as a return of basis and then as capital gain. A holder of DeepTech common stock will have a tax basis in the Rights equal to the fair market value of the Rights received. In general, shares acquired pursuant to the Offering will have a tax basis to the acquirer equal to the sum of the cash paid for such shares and the acquirer's tax basis in the exercised Rights. Rights which are acquired and expire unexercised will result in a capital loss equal to the tax basis in the expired Rights. Such capital loss may not be available to offset the ordinary income recognized upon receipt of the Rights. However, in general, any capital loss which is not used in the year the Rights expire may be carried over for possible use in a limited number of subsequent years and, in the case of a corporation, may be carried back.

     In addition, because the Company has never paid dividends on the Series A Preferred Stock, the Internal Revenue Service could assert that the holders of Series A Preferred Stock are required to report all accrued and unpaid dividends on such stock as taxable income. In such case, a holder of Series A Preferred Stock may have to report income for all dividends on shares of Series A Preferred Stock that accrue during the holding period of such stock, regardless of whether such holder ever receives cash dividends.

DETERMINATION OF SUBSCRIPTION PRICES; POSSIBLE VOLATILITY OF SECURITY PRICE

     The Subscription Price does not necessarily bear any relationship to the Company's book value or assets, past operations, financial condition or any other established criteria for value and should not be considered an indication of the actual value of the Underlying Shares when, as and if sold. The market value of the Underlying Shares after the sale may be significantly higher or lower than the Subscription Price. In addition, as a result of the Reorganization Transactions, the Company will be in a different business than its historical business. Accordingly, the market price of the Company's securities in the past may not be indicative of their future value. See "-- Risk of New Venture; Lack of Prior Operating History."

     Further, the market price of the Rights and the Underlying Shares issued upon exercise of the Rights may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, are unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering (in each case such as the Underlying Shares offered hereby) are particularly susceptible to price fluctuations based on short-term trading strategies of certain investors.

NO PROCEEDS FROM OFFERING

     The Company will receive no proceeds from the Offering unless DeepTech stockholders and/or TBL purchase Underlying Shares in the Subscription which generate net proceeds to DeepTech in excess of $75 million. In such event, the Company will receive any amounts in excess of $75 million (which will be approximately $20.2 million at the most), which amounts will be used first to satisfy certain estimated tax liabilities and second for general corporate purposes. See "Business -- General -- Description of Reorganization Transactions."

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL; ISSUANCE OF PREFERRED STOCK

     The Company's Restated Certificate of Incorporation as amended (the "Certificate") and By-laws contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. For example, the Certificate and By-laws provide for, among other things, the prohibition of stockholder action by written consent in certain circumstances and the affirmative vote of at least 66 2/3% of all outstanding shares of Common Stock to approve the removal of directors from office. Also, the Certificate requires super majority voting thresholds to approve "business combinations" (other than "business combinations" involving Mr. Tatham and his heirs, successors, assigns and certain assignees), which may render more difficult or tend to discourage attempts to acquire the Company. See "Description of Capital Stock -- Provisions Having Possible Antitakeover Effects." In addition, the Company's Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals. See "Description of Capital Stock -- Preferred Stock."

AVAILABILITY OF FEDERAL INCOME TAX BENEFITS

     As of June 30, 1997, the Company had $112.7 million of regular net operating losses ("NOL") and $111.3 million in alternative minimum tax NOL carryforwards which begin to expire in 2005. These losses are subject to review and potential disallowance by the Internal Revenue Service upon audit of the federal income tax returns of the Company. As of June 30, 1996, the Company believes it may have undergone an ownership change within the meaning of section 382 of the Internal Revenue Code. In such a case, the ability of the Company to use its NOL accrued through the ownership change date will be limited. In general, the amount of NOL the Company can use for any tax year after the date of the ownership change is limited to the value of the stock of the Company (as of the ownership change date) multiplied by the long-term tax-exempt rate. The Company can give no assurance that the Internal Revenue Service will not further disallow the Company's NOL's for other reasons.

NO DIVIDENDS

     To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends on its Common Stock in the foreseeable future. In addition, the Series A Preferred Stock, the Series B 8% Convertible Exchangeable Preferred Stock, par value $0.01 per share ("Series B Preferred Stock"), the Series C 4% Convertible Exchangeable Preferred Stock, par value $0.01 per share ("Series C Preferred Stock"), and the Series B 9% Senior Convertible Preferred Stock, par value $0.01 per share ("Series B Senior Preferred Stock"), rank senior to the Common Stock, with the Series A Preferred Stock ranking senior in rights to receive dividends to the Series B Preferred Stock, which ranks senior to the Series C Preferred Stock. Pro forma for the Reorganization Transactions, at March 31, 1998, there will be $5,551,469 of accrued but unpaid dividends on the Series A Preferred Stock, $8,925 of accrued but unpaid dividends on the Series B Preferred Stock, and $8,030 on the Series C Preferred Stock. In connection with the Reorganization Transaction, the Company's Series B Senior Preferred Stock and all related unpaid dividends will be redeemed in full. See "Price Range of Securities and Dividend Policy."

NON-PARTICIPANTS IN THE OFFERING WILL HAVE NO INTEREST IN THE COMPANY

     If you do not exercise your Rights, you will have no continuing ownership in the Company, nor will you have any voting rights or rights to future earnings of the Company.

                                  THE OFFERING

WHY DEEPTECH IS SELLING SHARES THROUGH A RIGHTS OFFERING

     DeepTech is issuing the Rights and selling the Underlying Shares in the Offering because as part of the Reorganization Transactions, El Paso and DeepTech determined that the Underlying Shares, DeepFlex and the Rigs were not to be included among DeepTech's assets in the Merger.

YOU CAN EXERCISE OR SELL YOUR RIGHTS

     Until             , 1998, you may purchase 1.12654 shares of our Common
Stock and 0.18744 shares of our Series A Preferred Stock for each Right you receive, or you may sell your Rights in the market. If the number of shares of DeepTech's common stock exceeds the 24,920,057 shares outstanding on March 17, 1998, the number of Underlying Shares will be reduced accordingly, provided that such adjustments will not reduce the number of Underlying Shares to less than
0.95841 shares of Common Stock or less than 0.15946 shares of Series A Preferred Stock. We have applied to have the Rights listed on The Nasdaq OTC Bulletin Board under the symbol "TOFFR."

WHAT WILL BE DONE WITH RIGHTS TO PURCHASE FRACTIONAL SHARES

     The partial exercise of a Right is prohibited, and in exercising a Right, you must purchase both the Underlying Common Shares and the Underlying Preferred Shares purchasable on exercise of the Right. If the total number of Rights you exercise results in you purchasing fractional shares, we will round down to the nearest whole number in calculating the number of Underlying Shares that you are entitled to purchase and issue cash to you in lieu of the fractional shares. If you are a nominee for beneficial holders of DeepTech common shares, we will round the number of Rights that you will receive based upon the amount each beneficial holder holds individually.

WHEN YOU CAN EXERCISE YOUR RIGHTS

     You can exercise your Rights at any time during the period beginning on
            , 1998 and ending at 5:00 p.m., New York City time, on             ,
1998. After that date, your Rights will expire and you will not be able to exercise or transfer your Rights and they will be worthless. DeepTech does not
intend to honor any Rights that the Rights Agent receives after             ,
1998, regardless of when you sent your Rights to the Rights Agent for exercise.

HOW YOU CAN TRANSFER YOUR RIGHTS

     You may transfer all or a portion of your Rights by endorsing and delivering your Rights Certificate to the Rights Agent at the address set forth below. You must properly endorse the Certificate for transfer, a bank or securities broker must guarantee your signature, and your Certificate must be accompanied by instructions to reissue the Rights you want to transfer in the name of the person purchasing the rights. The Rights Agent will reissue Certificates for the transferred Rights to the purchaser, and will reissue a Certificate for the balance, if any, to you if it is able to do so before
            , 1998. You will be responsible for the payment of any commissions, fees and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase or sale of your Rights. We believe that a market for the Rights may develop during the period in which the Rights may be exercised. To facilitate the market, we have applied with The Nasdaq OTC
Bulletin Board to have the Rights approved for quotation from             , 1998
through             , 1998. We have applied to reserve "TOFFR" as The Nasdaq OTC
Bulletin Board symbol under which the Rights will trade. If you have any questions regarding the transfer of Rights, you should contact the Rights Agent at P.O. Box 3301, South Hackensack, New Jersey 07606, Attention: Reorganization Department, telephone number (800) 777-3674.

HOW YOU CAN EXERCISE YOUR RIGHTS

     To exercise your Rights, you should properly complete and sign the Rights Certificate and forward it (or follow the Guaranteed Delivery Procedures), with payment in full of the Subscription Price for the Underlying Shares to be purchased, to the Rights Agent. The Rights Agent must receive these documents and the payment of the Subscription Price by 5:00 p.m., New York City time, on
            , 1998. DeepTech does not intend to honor any exercise of Rights that the Rights Agent receives after that date.

     DeepTech will, however, accept your exercise if the Rights Agent has received full payment of the Subscription Price for the Underlying Shares, and has received a letter or telegraphic notice from a bank, trust company or member firm of the New York Stock Exchange or the American Stock Exchange setting forth your name, address and taxpayer identification number, the number of Underlying Shares you wish to purchase, and guaranteeing that a properly completed and signed election to purchase form will be delivered to the Rights Agent by 5:00
p.m., New York City time, on             , 1998. If the properly executed
documents are not received by 5:00 p.m. on             , 1998, DeepTech will not
accept your subscription.

     We suggest, for your protection, that you deliver your Rights Certificate to the Rights Agent by overnight or express mail courier. If you mail your Rights Certificate, we suggest that you use insured registered mail. If you wish to exercise your Rights, you should mail or deliver your Rights Certificate and payment for the exercise price to the Rights Agent as follows:

By Mail:                                   By Hand:
ChaseMellon Shareholder Services, L.L.C.   ChaseMellon Shareholder Services, L.L.C.
Reorganization Department                  Reorganization Department
P.O. Box 3301                              120 Broadway, 13th Floor
South Hackensack, New Jersey 07606         New York, New York 10271
By Overnight Delivery:
ChaseMellon Shareholder Services, L.L.C.
Reorganization Department
85 Challenger Road-Mail Drop-Reorg
Ridgefield Park, New Jersey 07660

     You must pay the Subscription Price in U.S. dollars by cash, check or money order payable to the "DeepTech Escrow Account." Until this Offering is closed, the Rights Agent, as the escrow agent of the DeepTech Escrow Account, will hold your payment in escrow.

     The Rights Agent will deliver certificates to you representing the
Underlying Shares purchased through the exercise of Rights by             ,
1998. Until that date, the Rights Agent will hold all funds received in payment of the exercise price in escrow and will not deliver any funds to DeepTech until the Underlying Shares have been transferred.

     If you are a broker or depositary who holds DeepTech common stock for the account of others and you receive Rights Certificates for the account of more than one beneficial owner, you should provide copies of this Prospectus to the beneficial owners. You should also carry out their intentions as to the exercise or transfer of their Rights.

     DeepTech will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions). DeepTech will also determine the acceptance of subscription forms and the Subscription Price. Alternative, conditional or contingent exercises will not be accepted. DeepTech reserves the absolute right to reject any subscriptions not properly submitted. In addition, DeepTech may reject any subscription if the acceptance of the subscription would be unlawful. DeepTech also may waive any irregularities (or conditions) in the subscription, and its interpretation of the terms and conditions of this Offering shall be final and binding.

     If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not,
however, be allowed to cure any defect later than             , 1998. Neither
DeepTech nor we are obligated to give you notification of defects in your subscription. Neither DeepTech nor we will consider an exercise to be made until all defects have been cured or waived. If your exercise is rejected, the Rights Agent will promptly return your payment of the Subscription Price.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION

     If you wish to receive additional copies of this Prospectus or additional information concerning this offering, you should contact ChaseMellon Shareholder Services, L.L.C., 120 Broadway, 13th Floor, New York, New York 10271, telephone number (800) 414-2879.

WHAT HAPPENS IF THE RIGHTS OFFERING IS CANCELED

     DeepTech has the right to cancel the Offering if certain conditions, including the failure of the Merger to close, are not satisfied or if certain circumstances exist prior to the closing date of this Offering. IN SUCH EVENT, ALTHOUGH DEEPTECH INTENDS TO COMPLETE THE OFFERING IF THE MERGER IS NOT COMPLETED, DEEPTECH MAY CANCEL

THIS OFFERING AND THE RIGHTS WILL EXPIRE AND BE WORTHLESS, AND ALL OF THE TRADES WILL BE CANCELED. If you exercise Rights and the Offering is canceled, the Rights Agent will promptly return to you, without interest, any payment received in respect of the Subscription Price and you will not receive any Underlying Shares. DeepTech has established an escrow account with the Rights Agent to hold funds received prior to the closing date of this Offering. Trades in the Rights and the when-issued shares of Common Stock and Series A Preferred Stock in the market will be canceled and unwound if this Offering is not consummated.

SUBSCRIPTION PRIVILEGES

     Subscription Privilege. Each Right will allow you to receive, upon payment of the Subscription Price, 1.12654 shares of Underlying Common Shares and
0.18744 shares of Underlying Preferred Shares. If the number of shares of DeepTech common stock exceeds 24,920,057 we will adjust the number of shares of Common Stock and Series A Preferred Stock downward pro rata, and the Subscription Price will not change. In no event will the number of shares of DeepTech common stock outstanding exceed 29,291,595 and, accordingly, the number of shares of our Common Stock and Series A Preferred Stock will not be reduced to less than 0.95841 and 0.15946, respectively. The certificates representing shares of Common Stock and Series A Preferred Stock purchased pursuant to your exercise will be delivered to you as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Offering have been effected. To the extent you exercise Rights to purchase fractional Underlying Shares and you have made funds available, your subscription will be rounded down to the nearest whole number, with cash issued in lieu of fractional shares.

     Conditional Subscription. If all Underlying Shares are not purchased pursuant to the Rights Offering, TBL, will subscribe for and purchase at the Subscription Price, a sufficient number of Underlying Shares such that DeepTech will receive no less than $75 million in net proceeds from the Offering. The Company will purchase any Underlying Shares that remain unpurchased from DeepTech after the exercise of the Conditional Subscription and any additional purchase of Underlying Shares by TBL, and DeepTech, subject to certain limitations, will contribute the proceeds from such purchase to the Company. In addition, to the extent the Conditional Subscription yields net proceeds of greater than $75 million, the Company will receive such proceeds which will be used for general corporate purposes.

NO REVOCATION

     ONCE A HOLDER OF RIGHTS HAS EXERCISED HIS RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

PROCEDURES FOR BOOK ENTRY TRANSFER FACILITY PARTICIPANTS

     If you hold record title to Rights through the Depository Trust Company (the "Depositary"), you may exercise your Subscription Privilege by (i) instructing the Depositary to transfer Rights from your account with the Depositary to the Rights Agent's account with the Depositary, together with certification as to the aggregate number of Rights you wish to exercise and the number of Underlying Shares thereby subscribed for pursuant to the Subscription Privilege and (ii) paying the Subscription Price for each exercised Right.

DESCRIPTION OF SERIES A PREFERRED STOCK AND COMMON STOCK

     Each Right is comprised of both Common Stock and Series A Preferred Stock of the Company. Taking the Reorganization Transactions into account, each share of the Series A Preferred Stock will be senior to all other classes of the Company's Preferred and Common Stock with respect to liquidation, dissolution or winding up of the Company. Additionally, each outstanding share of Series A Preferred Stock may be converted, at any time and from time to time, into such number of whole shares of Common Stock as is equal to (i) the sum of $1.50 and any accrued and unpaid dividends thereon (approximately $0.31 per share as of March 31, 1998) through the date of conversion divided by (ii) $6.53, which is subject to adjustment for certain events. Further, at any time until December 31, 1998, each share of Series A Preferred Stock may be exchanged for 0.4 Exchange Warrants, each of which entitles the holder to purchase one share of Common Stock at $6.53 per share. The Exchange Warrants expire on July 1, 1999. See "Description of Capital Stock -- Series A Preferred Stock."

     Each share of Common Stock is entitled to one vote per share on those matters upon which it is entitled to vote. Common Stock holders have neither cumulative voting rights nor preemptive rights. With respect to receiving dividends and sharing in the Company's assets upon liquidation, dissolution or winding up of the Company, the Common Stock ranks junior to all Preferred Stocks. See "Description of Capital Stock -- Common Stock."

EFFECTS OF RIGHTS OFFERING ON OTHER SECURITIES AND STOCK OPTIONS OF THE COMPANY AND COMPANY PLANS

     Other than possible increased liquidity in our Common Stock and Series A Preferred Stock and the potential reduction in the number of shares of Common Stock and Series A Preferred Stock outstanding as a result of any redemptions by the Company, this Offering will have no effect on the Company's other securities and stock option plans.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

     Rights Certificates will not be mailed to you if your address is outside the United States or you have an APO or FPO address, but will be held by the Rights Agent for your account. To exercise your Rights, you must notify the Rights Agent, and must take all other steps which are necessary to exercise the Rights on or prior to the Expiration Date. If the procedures set forth in the preceding sentence are not followed prior to the Expiration Date, your Rights will expire.

OTHER MATTERS

     The Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor is DeepTech selling or accepting any offers to purchase any Underlying Shares from Rights holders who are residents of any such state or other jurisdiction. DeepTech may delay commencing of the Offering in certain states or other jurisdictions, or change the Offering's terms, to comply with the securities law requirements of such states or other jurisdictions. We do not anticipate (and we understand that DeepTech does not anticipate) that there will be any changes in the Offering's terms. If any such change is made that is material and has a significant adverse effect on you, if you have previously exercised Rights, you will be provided the opportunity to revoke such exercise. If DeepTech determines in its sole discretion that the Offering may not be consummated in certain states or jurisdictions, it may decline to make modifications to the terms of the Offering requested by such states or other jurisdictions, in which event Rights holders resident in those states or jurisdictions will not be eligible to participate in the Offering.

     For a discussion of the federal income tax consequences of the Rights distribution and this Offering, see "Federal Income Tax Consequences."

                                USE OF PROCEEDS

     The Company will receive no proceeds from the Offering unless DeepTech stockholders (or TBL in the Conditional Subscription) purchase more than $75 million of Underlying Shares in this Offering. In such event, the Company will receive any net proceeds in excess of $75 million (which will be approximately $20.2 million at the most), which amounts will be used for general corporate purposes. See "Business -- General -- Description of Reorganization Transactions."

                 PRICE RANGE OF SECURITIES AND DIVIDEND POLICY

     The following table sets forth the high and low sales prices for the Common Stock and the Series A Preferred Stock as quoted on The Nasdaq National Market and The Nasdaq OTC Bulletin Board, respectively, for the indicated periods. In addition, the table is adjusted for the one for ten reverse common stock split Tatham Offshore effected on November 24, 1997.

                                                                           SERIES A
                                                     COMMON STOCK       PREFERRED STOCK
                                                     -------------      ---------------
                                                     LOW      HIGH      LOW       HIGH
                                                     ---      ----      ----      -----
Year Ended June 30, 1998
  Period from January 1, 1998 through March 17,
     1998..........................................   3         4 7/8       11/16  1 3/4
  Second Quarter...................................   2 1/2     5 5/8       1/2    2
  First Quarter....................................   2 13/16   6 9/16      7/8    2 3/8
Year Ended June 30, 1997
  Fourth Quarter...................................   5         7 1/2     1 1/4    2 1/8
  Third Quarter....................................   5         9 3/8     1 1/4    2 1/2
  Second Quarter...................................   4 3/8     9 3/8     1        2 3/4
  First Quarter....................................   7 1/2    13 3/4     1 1/2    2 7/8
Year Ended June 30, 1996
  Fourth Quarter...................................   6 1/4    21 1/4    (1)      (1)
  Third Quarter....................................   5        12 1/2    (1)      (1)
  Second Quarter...................................   8 3/4    23 3/4    (1)      (1)
  First Quarter....................................  20        52 1/2    (1)      (1)

---------------

(1) The Series A Preferred Stock was issued on June 30, 1996.

     As of March 17, 1998, there were approximately 160 and 8 holders of record of our Common Stock and Series A Preferred Stock, respectively. On March 17, 1998, the closing sale price of the Common Stock and the Series A Preferred Stock was $4.53125 and $1.50 per share, respectively.

     Tatham Offshore has never declared or paid any cash dividends on the Common Stock. The Company intends to retain any future earnings to fund growth and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In connection with the Reorganization Transactions, the Series B Senior Preferred Stock and all related unpaid dividends will be redeemed in full. The outstanding Preferred Stock has priority as to dividends and liquidation over the Common Stock, with the Series A Preferred Stock having priority over the Series B Preferred Stock as to dividends and liquidation, which has priority over the Series C Preferred Stock. Depending on availability of cash and the Company's options with respect to such cash, the Company may make dividend payments on its Preferred Stock. No dividends may be paid unless all accrued and unpaid dividends on such Preferred Stock have been paid or declared and set aside for payment. As of March 31, 1998, the amount of accrued and unpaid dividends on the Series A Preferred, Series B Preferred, and Series C Preferred Stocks was $5,551,469, $8,925, and $8,030, respectively.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Tatham Offshore as of December 31, 1997, and of the Company as adjusted to reflect the Reorganization Transactions. This table should be read in conjunction with "Use of Proceeds," "Selected Pro Forma and Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto listed on page F-1.

                                                                 DECEMBER 31, 1997
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    -----------
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
Notes payable...............................................  $      --     $  68,876
                                                              ---------     ---------
Stockholders' equity:
  Preferred stock (par value $0.01 per share, 110,000,000
     shares authorized and 24,335,255 shares issued and
     outstanding)...........................................
  Senior Convertible Preferred Stock (par value of $0.01 per
     share, 7,500 shares authorized and issued)(5)..........         --            --
  Series A Preferred Stock (par value of $0.01 per share,
     25,120,948 shares authorized(1) and 17,923,837 shares
     issued(3)).............................................        179           179(2)
  Series B Preferred Stock (par value of $0.01 per share,
     25,120,948 shares authorized(1) and 74,379 shares
     issued)................................................          1             1
  Series C Preferred Stock (par value of $0.01 per share,
     25,120,948 shares authorized(1) and 1,338,162 shares
     issued)................................................         13            13
  Mandatory Redeemable Preferred Stock (par value of $0.01
     per share, 25,120,948 shares authorized(1) and
     4,991,377 shares issued)...............................         50            50
  Common stock (par value of $0.01 per share, 250,000,000
     shares authorized and 29,464,532 shares issued)........        295(2)        295(2)(4)
  Additional paid in capital................................    146,177       193,454(3)(4)
  Accumulated deficit.......................................   (114,948)     (119,807)
                                                              ---------     ---------
       Total stockholder's equity...........................     31,767        74,185
                                                              ---------     ---------
          Total capitalization..............................  $  31,767     $ 143,061
                                                              =========     =========

---------------

(1) The aggregate number of issued shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Mandatory Redeemable Preferred Stock shall not exceed 25,120,948 shares at any given time. As of March 17, 1998, the number of shares outstanding was 17,623,710 shares of Series A Preferred Stock, 74,379 shares of Series B Preferred Stock, 321,205 shares of Series C Preferred Stock. Currently, no shares of Mandatory Redeemable Preferred Stock are outstanding.

(2) Excludes 400,000 shares of Common Stock reserved for issuance under Tatham Offshore's Stock Option Plan pursuant to which options covering 102,500 shares have been granted at a weighted average price of $4.51 per share and 100,000 shares of Common Stock reserved for issuance under Tatham Offshore's Director Plan, pursuant to which options covering 34,000 shares have been granted at a weighted average of $5.86 per share.

(3) To the extent that no more than $75 million of proceeds are received from this Offering, the number of shares outstanding of Series A Preferred Stock will be decreased by the number of unsubscribed shares of Series A Preferred Stock (which will not exceed 991,017 shares).

(4) To the extent that no more than $75 million of proceeds are received from this Offering, the number of shares outstanding of Common Stock will be decreased by the number of unsubscribed shares of Common Stock (which will not exceed 5,956,223 shares).

(5) In March 1998, the Company eliminated its Senior Convertible Preferred Stock and replaced it with its Series B Senior Preferred Stock. In connection with the Reorganization Transactions, the Company's Series B Senior Preferred Stock and all related unpaid dividends will be redeemed in full.

         SELECTED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma consolidated financial information of the Company is based on assumptions and adjustments described in the notes to the unaudited pro forma consolidated financial statements located on pages F-2 through F-8 and is not necessarily indicative of the results of operations that may be achieved in the future. The historical financial information at and for each of the six months ended December 31, 1997 and 1996 was derived from Tatham Offshore's unaudited consolidated financial statements included elsewhere in this Prospectus. Tatham Offshore believes that all material adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of Tatham Offshore's interim results, have been included. The historical financial information for each of the three years ended June 30, 1997, 1996 and 1995 and at June 30, 1997 and 1996 was derived from Tatham Offshore's consolidated financial statements and notes thereto included elsewhere in this Prospectus. The historical financial information for each of the two years ended June 30, 1994 and 1993 and at June 30, 1995, 1994 and 1993 was derived from the historical consolidated financial statements of Tatham Offshore. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto listed on page F-1.

                                     THE COMPANY -- PRO FORMA             TATHAM OFFSHORE -- HISTORICAL
                                    --------------------------   -----------------------------------------------
                                     SIX MONTHS                         SIX MONTHS
                                       ENDED       YEAR ENDED       ENDED DECEMBER 31,       YEAR ENDED JUNE 30,
                                    DECEMBER 31,    JUNE 30,     -------------------------   -------------------
                                        1997          1997          1997          1996         1997       1996
                                    ------------   -----------   -----------   -----------   --------   --------
                                    (UNAUDITED)    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
REVENUE:
Drilling services.................    $ 34,772       $19,057       $    --       $    --     $     --   $     --
Oil and gas sales.................          --            --         7,159        10,302       20,723     16,070
                                      --------       -------       -------       -------     --------   --------
        Total revenue.............      34,772        19,057         7,159        10,302       20,723     16,070
                                      --------       -------       -------       -------     --------   --------
COSTS AND EXPENSES:
Production and operating
  expenses........................      17,409        10,840         3,099         3,427        8,465     13,203
Exploration expenses..............          --            --            25           328          542        637
Depreciation, depletion and
  amortization....................       2,596         1,723         2,039         2,140        5,364      1,758
Impairment, abandonment and
  other...........................          --            --            --            --       41,674      8,000
Management fee and general and
  administrative expenses.........       2,991         4,628         2,964         2,541        4,846      6,275
                                      --------       -------       -------       -------     --------   --------
        Total operating costs.....      22,996        17,191         8,127         8,436       60,891     29,873
                                      --------       -------       -------       -------     --------   --------
Operating income (loss)...........      11,776         1,866          (968)        1,866      (40,168)   (13,803)
Gain on sale of oil and gas
  properties......................          --            --            --            --           --     22,641
Interest income...................         388         1,486           178           246          571        113
Interest and other financing
  costs...........................      (5,164)         (702)       (1,720)       (4,238)      (8,374)    (8,161)
                                      --------       -------       -------       -------     --------   --------
Net income (loss).................       7,000         2,650        (2,510)       (2,126)     (47,971)       790
Preferred stock dividends.........      (1,627)       (3,245)       (1,965)       (1,974)      (3,920)      (281)
                                      --------       -------       -------       -------     --------   --------
Net income (loss) available to
  common shareholders.............    $  5,373       $  (595)      $(4,475)      $(4,100)    $(51,891)  $    509
                                      ========       =======       =======       =======     ========   ========
Basic net income (loss) per common
  share...........................    $   1.09       $ (0.22)      $ (0.91)      $ (1.56)    $ (19.47)  $   0.20
                                      ========       =======       =======       =======     ========   ========
Diluted net income (loss) per
  common share....................    $   0.54       $ (0.22)      $ (0.91)      $ (1.56)    $ (19.47)  $   0.09
                                      ========       =======       =======       =======     ========   ========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Semisubmersible drilling rigs,
  net.............................    $126,451            (a)      $    --            (a)    $     --   $     --
Oil and gas properties, net.......          --            (a)       28,540            (a)      30,752     64,900
Total assets......................     147,108            (a)       41,501            (a)      42,485     97,130
Notes payable.....................      68,876            (a)           --            (a)          --      1,734
Long term debt....................          --            (a)           --            (a)      60,000     60,000
Convertible redeemable preferred
  stock...........................          --            (a)           --            (a)          --         --
Stockholders' equity (deficit)....      74,185            (a)       31,767            (a)     (27,696)    18,862

                                    TATHAM OFFSHORE -- HISTORICAL
                                    -----------------------------

                                       YEAR ENDED JUNE 30,
                                    -----------------------------
                                      1995      1994       1993
                                    --------   -------   --------

                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
REVENUE:
Drilling services.................  $     --   $    --   $     --
Oil and gas sales.................     8,054    12,146        268
                                    --------   -------   --------
        Total revenue.............     8,054    12,146        268
                                    --------   -------   --------
COSTS AND EXPENSES:
Production and operating
  expenses........................    13,745     8,509        341
Exploration expenses..............    11,459     3,067      1,104
Depreciation, depletion and
  amortization....................     1,210       983         --
Impairment, abandonment and
  other...........................        --        --         --
Management fee and general and
  administrative expenses.........     7,112     4,873      3,056
                                    --------   -------   --------
        Total operating costs.....    33,526    17,432      4,501
                                    --------   -------   --------
Operating income (loss)...........   (25,472)   (5,286)    (4,233)
Gain on sale of oil and gas
  properties......................     1,496        --         --
Interest income...................       836       431          3
Interest and other financing
  costs...........................   (11,631)   (3,935)    (2,094)
                                    --------   -------   --------
Net income (loss).................   (34,771)   (8,790)    (6,324)
Preferred stock dividends.........        --    (1,135)      (120)
                                    --------   -------   --------
Net income (loss) available to
  common shareholders.............  $(34,771)  $(9,925)  $ (6,444)
                                    ========   =======   ========
Basic net income (loss) per common
  share...........................  $ (13.91)  $ (4.50)  $  (3.20)
                                    ========   =======   ========
Diluted net income (loss) per
  common share....................  $ (13.91)  $ (4.50)  $  (3.20)
                                    ========   =======   ========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Semisubmersible drilling rigs,
  net.............................  $     --   $    --   $     --
Oil and gas properties, net.......    70,829    46,453      7,910
Total assets......................    94,720    99,291      8,274
Notes payable.....................    10,468    11,428         --
Long term debt....................    60,000    60,000     21,469
Convertible redeemable preferred
  stock...........................        --        --      3,600
Stockholders' equity (deficit)....   (20,020)   14,751    (19,465)

---------------

(a) Information has not been included as it is not required.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto listed on page F-1 and the information set forth under the heading "Selected Pro Forma and Historical Consolidated Financial Data." This discussion is intended to assist in the understanding of the Company's financial position and results of operations for the pro forma six months ended December 31, 1997 and for the pro forma year ended June 30, 1997 and for Tatham Offshore's financial position and results of operations for each of the historical six months ended December 31, 1997 and 1996 and for each of the historical years ended June 30, 1997, 1996 and 1995.

RESULTS OF OPERATIONS -- PRO FORMA

  Pro Forma Six Months Ended December 31, 1997

     Drilling services totaled $34.8 million for the pro forma six months ended December 31, 1997 and represented revenue from contract drilling services provided by the Rigs. Operating expenses, including fees payable to Sedco Forex, and depreciation totaled $17.4 million and $2.6 million, respectively, for the pro forma six months ended December 31, 1997. The Pincay was under contract for the entire six month period, and the Shoemaker was under contract from August 1997 (in service date) through December 1997.

     General and administrative expenses for the pro forma six months ended December 31, 1997 totaled $3.0 million and reflects salaries, rent, professional fees and other administrative costs. Interest income for the pro forma six months ended December 31, 1997 totaled $0.4 million and included interest income from available cash. Interest and other financing costs for the pro forma six months ended December 31, 1997 totaled $5.2 million and included interest and amortization of debt issue costs related to the Credit Facility, net of $0.3 million of interest costs capitalized related to capital improvements made to the Shoemaker.

     After taking into account $1.6 million of Preferred Stock dividends in arrears, pro forma net income available to common shareholders for the six months ended December 31, 1997 totaled $5.4 million, or $1.09 per share. Due to significant net operating tax loss carryforwards and anticipated losses for federal income tax purposes, a pro forma provision for federal income taxes was not recorded.

  Pro Forma Year Ended June 30, 1997

     Drilling services totaled $19.1 million for the pro forma year ended June 30, 1997 and represented revenue from contract drilling services provided by the Pincay. Operating expenses, including fees payable to Sedco Forex, and depreciation totaled $10.8 million and $1.7 million, respectively, for the pro forma year ended June 30, 1997. Because the Shoemaker was not yet in service, all such expenses related to the Pincay.

     General and administrative expenses for the pro forma year ended June 30, 1997 totaled $4.6 million and reflect salaries, rent, professional fees and other administrative costs. Interest income for the pro forma year ended June 30, 1997 totaled $1.5 million and included interest income from available cash. Interest and other financing costs for the pro forma year ended June 30, 1997 totaled $0.7 million and included interest and amortization of debt issue costs related to DeepFlex's credit facility, net of $6.6 million of interest costs capitalized related to capital improvements made to the Shoemaker.

     After taking into account $3.2 million of Preferred Stock dividends in arrears, pro forma net loss available to common stockholders for the year ended June 30, 1997 totaled $0.6 million, or $0.22 per share. Due to significant net operating tax loss carryforwards and anticipated losses for federal income tax purposes, a pro forma provision for federal income taxes was not recorded.

LIQUIDITY AND CAPITAL RESOURCES -- PRO FORMA

     Sources of Cash. As a holding company whose material assets will consist primarily of stock of and notes receivable from its subsidiaries, the Company expects to be dependent upon cash on hand and cash generated from its drilling services operations to pay its operating expenses, service its debt and satisfy its other obligations. However, as described below, the Company will need to raise substantial capital (equity, debt or both) or enter into other arrangements to allow the Company to generate operating cash flow to fund on-going activities and operations.

     During the pro forma six months ended December 31, 1997, drilling services operations of the Company generated $16.0 million of net operating cash flow, all of which was used to pay interest and principal due under DeepFlex's third-party credit facility. Substantially all of the net operating cash flows are expected to be used to service obligations under this credit facility. In particular, under DeepFlex's credit facility, after payments allowed with respect to overhead, permitted capital expenditures and certain other matters, the Company is required to use all excess cash flow to retire the principal amount outstanding under the credit facility.

     Uses of Cash. The Company expects that its primary uses of cash will consist of (i) scheduled principal payments on the credit facility discussed above equal to excess cash flow as defined in the credit agreement plus a minimum principal amortization of $250,000 per quarter and scheduled interest payments on the remaining principal balance, (ii) amounts necessary to fund capital expenditures related to the Rigs, including the maintenance and upgrades currently being performed on the Pincay and (iii) amounts necessary to pay general and administrative and other operational expenses. In addition, the Company will use cash on hand to fund its business strategy in Atlantic Canada. Such uses will include funding the North Atlantic Partners pipeline project, the Planned Rig, the remainder of the Company's Atlantic Canada strategy and any of the Company's other potential capital expenditures. North Atlantic Partners is the sponsor of a proposal to construct a natural gas pipeline from offshore Newfoundland and Nova Scotia to Seabrook, New Hampshire. As of March 17, 1997, Tatham Offshore Canada Limited, the Canadian representative of North Atlantic Partners, has incurred $10.2 million of pre-developmental costs in connection with such project. The Company anticipates that pre-developmental costs associated with the North Atlantic Partners pipeline project could ultimately reach approximately $12.0 million by the summer of 1998 and the ultimate capital costs of the project, if approved, would be in excess of several billion dollars. See "Business -- Business Strategy."

     Liquidity Outlook. The Company intends to fund its immediate cash requirements with cash on hand and cash from its drilling services operations. The Company is currently negotiating with its lenders to refinance its third-party credit facility. Proceeds from the refinancing would be used: (i) to complete the current maintenance and upgrades being performed on the Pincay,
(ii) to repay existing debt, (iii) to continue paying predevelopment costs associated with pursuing the Company's strategy in Atlantic Canada and (iv) for general corporate purposes.

     The ability of the Company to satisfy its future capital needs with respect to its planned Atlantic Canada strategy, particularly its ability to obtain regulatory approval and financing for the North Atlantic Partners pipeline project, will depend upon its ability to raise substantial amounts of additional capital and to implement its business strategy successfully. With respect to the Company's strategy described under "Business -- Business Strategy", (i) the Company does not currently possess the capital necessary to implement its business strategy completely and there can be no assurances that the Company will be able to obtain sufficient capital for any or all of the projects, (ii) there can be no assurances that these projects and other opportunities will prove to be economical or that they will occur, and (iii) many of these projects will require governmental approvals, almost all of which the Company has yet to receive. Moreover, if there are developments that the Company determines to be indicative of a lack of reasonable opportunity to realize benefits for the Company's stockholders, then the Company will pursue other opportunities, wherever located, as the Company determines to be in the Company's best interests.

RESULTS OF OPERATIONS -- HISTORICAL

     The following discussion is included in this Prospectus due to the requirements of the Securities Act. With the exception of the North Atlantic Partners pipeline project, all of the historical business and operations of Tatham Offshore will be transferred to DeepTech and the Partnership who will also assume all future liability related to these assets and operations as part of the Reorganization Transaction. Such information, although important for an understanding of Tatham Offshore's historical financial results and business, is of little relevance to the Company's business and operations on a going forward basis. See "Business -- Prospective Business" and "Business -- General -- Description of Reorganization Transactions."

  Six Months Ended December 31, 1997 Compared With Six Months Ended December 31, 1996

     Revenue from oil and gas sales totaled $7.2 million for the six months ended December 31, 1997 as compared with $10.3 million for the six months ended December 31, 1996. During the six months ended December 31, 1997, Tatham Offshore sold 2,723 MMcf of gas and 13,019 barrels of oil at average prices of $2.55 per Mcf and $17.40 per barrel, respectively. During the same period in 1996, Tatham Offshore sold 3,279 MMcf of gas and 108,000 barrels of oil at average prices of $2.38 per Mcf and $23.05 per barrel, respectively. The decrease in oil and gas sales was primarily a result of the cessation of oil and gas production from Tatham Offshore's Ewing Bank 914 #2 well which was shut-in in May 1997, lower oil prices and decreased gas production from Tatham Offshore's Viosca Knoll Block 817 lease, slightly offset by higher gas prices.

     Production and operating expenses for the six months ended December 31, 1997 totaled $3.1 million as compared with $3.4 million for the same period in 1996. The decrease of $0.3 million was primarily comprised of a decrease of $1.3 million in the cost of transportation services and production, operating and workover expenses offset by an increase of $1.0 million related to a production payment equal to 25% of the net operating cash flow from Tatham Offshore's working interest in Viosca Knoll Block 817.

     Exploration expenses for the six months ended December 31, 1997 totaled $25,000 as compared with $0.3 million for the six months ended December 31, 1996. Exploration expenses primarily included delay rentals and minimum royalties.

     Depreciation, depletion and amortization totaled $2.0 million for the six months ended December 31, 1997 as compared with $2.1 million for the six months ended December 31, 1996. The decrease was primarily a result of a $0.8 million net reduction in abandonment expense as a result of Tatham Offshore assigning its working interest in Ship Shoal Block 331 to a third party for the assumption of the abandonment obligations offset by additional depletion at Viosca Knoll Block 817 and West Delta Block 35 of $0.5 million and abandonment accruals related to Viosca Knoll Blocks 817 and 818 of $0.2 million.

     General and administrative expenses, including the management fee allocated from DeepTech, for the six months ended December 31, 1997 totaled $3.0 million as compared with $2.5 million for the same period in 1996. The increase reflected an increase in staff and overhead expenses allocated to Tatham Offshore under the First Restated Management Agreement, dated November 10, 1993, between Tatham Offshore and DeepTech (the "Management Agreement"), as amended, of $0.6 million offset by a decrease in direct general and administrative expenses of $0.1 million. Tatham Offshore amended its Management Agreement effective July 1, 1997 to provide for a 26% overhead allocation as compared to a 24% overhead allocation during the six months ended December 31, 1996.

     Operating loss for the six months ended December 31, 1997 was $1.0 million as compared with operating income of $1.9 million for the six months ended December 31, 1996. The change was due to the items discussed above.

     Interest income totaled $0.2 million for the six months ended December 31, 1997 and 1996 and included interest income from available cash.

     Interest expense for the six months ended December 31, 1997 totaled $1.7 million as compared with $4.2 million for the six months ended December 31, 1996 and primarily related to interest under the $60 million principal amount of Subordinated Convertible Promissory Notes (the "Subordinated Notes") held by DeepTech, which were converted into shares of Common Stock in December 1997.

     After taking into account $2.0 million of Preferred Stock dividends in arrears, Tatham Offshore's net loss available to common stockholders for the six months ended December 31, 1997 was $4.5 million, or $0.91 per share, as compared with net loss available to common stockholders for the six months ended December 31,

1996 of $4.1 million, or $1.56 per share, after taking into account $2.0 million of Preferred Stock dividends in arrears. The weighted average shares outstanding for the purposes of calculating loss per share for the six months ended December 31, 1997 and 1996 were 4,934,170 shares and 2,622,472 shares, respectively.

  Year Ended June 30, 1997 Compared With Year Ended June 30, 1996

     Revenue from oil and gas sales totaled $20.7 million for the year ended June 30, 1997 as compared with $16.1 million for the year ended June 30, 1996. During the year ended June 30, 1997, Tatham Offshore sold 7,180 MMcf of gas and 170,000 barrels of oil and condensate at average prices of $2.36 per Mcf and $22.35 per barrel, respectively. During the year ended June 30, 1996, Tatham Offshore sold 3,274 MMcf of gas and 418,000 barrels of oil and condensate at average prices of $2.51 per Mcf and $18.83 per barrel, respectively. The increase was primarily due to increased production from the Viosca Knoll Block 817 project and higher oil prices partially offset by lower oil and gas production from the Ewing Bank 914 #2 well and lower gas prices.

     Production and operating expenses for the year ended June 30, 1997 totaled $8.5 million as compared with $13.2 million for the year ended June 30, 1996. The decrease of $4.7 million was comprised of (i) a decrease of $4.0 million in the cost of transportation services primarily related to lower oil production and the restructuring of certain transportation agreements with the Partnership,
(ii) a decrease of $2.0 million in workover and repair expenses, (iii) a decrease of $0.2 million in operating costs primarily related to the Viosca Knoll Block 817 project and (iv) an increase of $1.5 million related to a production payment equal to 25% of the net operating cash flow from Tatham Offshore's working interest in the Viosca Knoll Block 817 property. During the year ended June 30, 1996, Tatham Offshore incurred $2.3 million of workover and repair expenses related to the Ewing Bank 914 #2 well.

     Exploration expenses for the year ended June 30, 1997 totaled $0.5 million as compared with $0.6 million for the year ended June 30, 1996. Exploration expenses for both periods included delay rentals, minimum royalties and costs incurred under an amended technology services agreement with an affiliate of DeepTech.

     Depreciation, depletion and amortization totaled $5.4 million for the year ended June 30, 1997 as compared with $1.8 million for the year ended June 30, 1996. The increase was primarily attributable to the initiation of production from the first well at Viosca Knoll Block 817 in December 1995 and from an additional seven wells during calendar 1996.

     Impairment, abandonment and other for the year ended June 30, 1997 totaled $41.7 million as compared with $8.0 million for the year ended June 30, 1996. Impairment, abandonment and other for the year ended June 30, 1997 consisted of a charge to reserve Tatham Offshore's investment in its Ewing Bank 914 #2 well, certain adjacent leases and Ship Shoal Block 331 property, to accrue Tatham Offshore's abandonment obligations associated with the Ewing Bank 914 #2 and 915 #4 wells and the Ship Shoal Block 331 property and to expense Tatham Offshore's net prepaid demand charges related to obligations under certain transportation agreements. See "Note 3" to Tatham Offshore's audited consolidated financial statements located elsewhere in this Prospectus. In connection with Tatham Offshore's assessment of its Ship Shoal Block 331 property and its decision to seek a sale of all or a portion of such property, or a joint venture partner, Tatham Offshore reduced its investment in its Ship Shoal Block 331 property by $8.0 million during the year ended June 30, 1996.

     General and administrative expenses, including the management fee allocated from DeepTech, for the year ended June 30, 1997 totaled $4.8 million as compared with $6.3 million for the year ended June 30, 1996. The decrease of $1.5 million reflected a decrease in direct general and administrative expenses of $0.3 million and a decrease in staff and overhead expenses allocated to Tatham Offshore under its Management Agreement of $1.2 million. As a result of DeepTech's reduction of services provided to Tatham Offshore, Tatham Offshore amended its Management Agreement effective July 1, 1996 to provide for a 24% overhead allocation as compared to an effective 31.6% overhead allocation during the year ended June 30, 1996.

     Operating loss for the year ended June 30, 1997 totaled $40.2 million as compared with an operating loss of $13.8 million for the year ended June 30, 1996. The change in operating loss was due to the items discussed above.

     During the year ended June 30, 1996, Tatham Offshore recognized a $22.6 million gain related to the sale of its working interest in certain properties to the Partnership as a result of Tatham Offshore waiving its options to prepay the then-existing payout amount and receive a reassignment of its working interests.

     Interest expense, net of interest income, for the year ended June 30, 1997 totaled $7.8 million as compared with $8.0 million for the year ended June 30, 1996. For the years ended June 30, 1997 and 1996, interest expense of $7.1 million was attributable to interest payable to DeepTech under the Subordinated Notes.

     After considering $3.9 million in Preferred Stock Dividends in arrears, Tatham Offshore's net loss available to common stockholders for the year ended June 30, 1997 was $51.9 million, or $19.47 per share, as compared with net income available to common stockholders for the year ended June 30, 1996 of $0.5 million, or $0.20 per share, after considering $0.3 million in Preferred Stock dividends in arrears.

  Year Ended June 30, 1996 Compared With Year Ended June 30, 1995

     Revenue from oil and gas sales totaled $16.1 million for the year ended June 30, 1996 as compared with $8.1 million for the year ended June 30, 1995. During the year ended June 30, 1996, Tatham Offshore sold 3,274 MMcf of gas and 418,000 barrels of oil at average prices of $2.51 per Mcf and $18.83 per barrel, respectively. During the same period in 1995, Tatham Offshore sold 1,505 MMcf of gas and 333,000 barrels of oil at average prices of $1.67 per Mcf and $16.67 per barrel, respectively. The increase was due primarily to increased production from the Ewing Bank 914 #2 well, the initiation of production at the Viosca Knoll Block 817 project in December 1995 and higher oil and gas prices. During the year ended June 30, 1995, the Ewing Bank 914 #2 well was shut-in for approximately four months to allow Tatham Offshore to replace the flow lines from the subsea wellhead to a fixed platform. During the year ended June 30, 1996, the Ewing Bank 914 #2 well was shut-in approximately six weeks during which Tatham Offshore completed repair operations on the flow lines.

     Production and operating expenses for the year ended June 30, 1996 totaled $13.2 million as compared with $13.7 million for the same period in 1995. The decrease of $0.5 million was comprised of (i) a decrease of $1.5 million in transportation services primarily related to the restructuring of certain transportation agreements with the Partnership, (ii) a decrease in workover expenses of $0.8 million and (iii) a net decrease in operating costs related to Ewing Bank, West Delta, West Cameron and Ship Shoal properties of $1.8 million offset by $2.3 million of costs associated with the repair of the flow lines that connect the Ewing Bank 914 #2 well to a fixed platform and $1.3 million of operating costs associated with the Viosca Knoll Block 817 project.

     Exploration expenses for the year ended June 30, 1996 totaled $0.6 million as compared with $11.5 million for the year ended June 30, 1995. During the year ended June 30, 1995, Tatham Offshore expensed drilling costs of $10.6 million associated with the Ewing Bank 915 #4 and Viosca Knoll Block 818 #1 wells. Exploration expenses for both periods included delay rentals, minimum royalties and costs incurred under an amended technology services agreement with an affiliate of DeepTech.

     Depreciation, depletion and amortization for the year ended June 30, 1996 totaled $1.8 million as compared with $1.2 million for the year ended June 30, 1995. Depreciation, depletion and amortization for the year ended June 30, 1996 reflected costs associated with the West Delta Block 35 and Viosca Knoll Block 817 projects and the Ewing Bank 914 #2 well whereas depreciation, depletion and amortization for the year ended June 30,1995 reflected costs associated with the West Delta Block 35 and Ship Shoal Block 331 projects and the Ewing Bank 914 #2 well.

     In connection with Tatham Offshore's assessment of its Ship Shoal Block 331 property and its decision to seek a sale of all or a portion of such property, or a joint venture partner, Tatham Offshore reduced its investment in its Ship Shoal Block 331 property by $8.0 million during the year ended June 30, 1996 which is included in impairment, abandonment and other.

     General and administrative expenses, including the management fee and general and administrative expenses allocated from DeepTech, for the year ended June 30, 1996 totaled $6.3 million as compared with $7.1 million for the same period in 1995. The decrease of $0.8 million reflected a $0.5 million decrease related to Tatham Offshore reducing the amount of managerial and administrative services provided by DeepTech pursuant to the Management Agreement and a $0.3 million decrease in direct general and administrative expenses incurred by Tatham Offshore. As a result of DeepTech's reduction of services provided to Tatham Offshore, Tatham Offshore amended its Management Agreement effective November 1, 1995 to provide for an effective 31.6% overhead allocation during the year ended June 30, 1996 as compared to a 40% overhead allocation during the year ended June 30, 1995.

     The operating loss for the year ended June 30, 1996 was $13.8 million as compared with $25.5 million for the year ended June 30, 1995. The change in operating loss was due to the items discussed above.

     During the year ended June 30, 1996, Tatham Offshore recognized a $22.6 million gain related to the sale of certain properties to the Partnership as a result of Tatham Offshore waiving its options to prepay the then-existing payout amount and receive a reassignment of its working interests. During the year ended June 30, 1995, Tatham Offshore recognized a $1.5 million gain primarily related to a farmout agreement on its Viosca Knoll project.

     Interest expense, net of interest income, for the year ended June 30, 1996 totaled $8.0 million as compared with $10.8 million for the year ended June 30, 1995. For the years ended June 30, 1996 and 1995, interest expense of $7.1 million was attributable to interest payable to DeepTech under the Subordinated Notes.

     After considering $0.3 million of Preferred Stock dividends in arrears, Tatham Offshore's net income available to common stockholders for the year ended June 30, 1996 was $0.5 million, or $0.20 per share, as compared with a net loss available to common stockholders for the year ended June 30, 1995 of $34.8 million, or $13.91 per share.

LIQUIDITY AND CAPITAL RESOURCES -- HISTORICAL

     Sources of Cash. Tatham Offshore satisfied its immediate capital requirements and other working capital needs primarily from cash on hand and cash generated from operations. At December 31, 1997, Tatham Offshore had $2.9 million of cash and cash equivalents. However, as described below, Tatham Offshore would need to raise substantial capital (equity, debt or both) or enter into other arrangements (such as drilling and development commitments) to develop its current inventory of properties and prospects to allow Tatham Offshore to generate operating cash flow to fund ongoing activities and operations.

     Cash from continuing operations was derived primarily from production from Tatham Offshore's working interest in Viosca Knoll Block 817. Tatham Offshore's current 25% working interest in the Viosca Knoll Block 817 is subject to a production payment equal to 25% of the net operating cash flow from such working interest. For the six months ended December 31, 1997, Tatham Offshore's net revenue from this property was reduced by $1.0 million of production payment obligations.

     Tatham Offshore also has producing wells at its West Delta Block 35 which contribute to cash from operations. Tatham Offshore owns a 38% working interest in West Delta Block 35.

     In February 1998, DeepFlex exchanged its 1,016,957 shares of Series C Preferred Stock for 406,783 Exchange Warrants and immediately converted the Exchange Warrants into 406,783 shares of Common Stock at $6.53 per share for a total of $2.7 million in proceeds to Tatham Offshore. Tatham Offshore used $2.5 million of proceeds to redeem all of the 4,991,377 shares of Mandatory Redeemable Preferred Stock outstanding at $0.50 per share as required under the terms of the Mandatory Redeemable Preferred Stock issue.

     Tatham Offshore anticipates that declining revenue from currently producing properties would need to be replaced by revenue from other sources.

     Uses of Cash. Tatham Offshore's primary uses of cash consisted of (i) expenses associated with operating its producing properties, including its leasehold abandonment liabilities, (ii) capital expenditures necessary to fund its portion of the development costs attributable to its working interests,
(iii) platform access fees and processing and commodity charges payable to the Partnership, (iv) payments due under the management agreement with DeepTech and
(v) expenditures related to the North Atlantic Partners pipeline project.

     Tatham Offshore is obligated to pay to the Partnership commodity charges, based on the volume of oil and gas transported or processed, under certain transportation agreements. Tatham Offshore is also obligated to pay to the Partnership $1.6 million in platform access fees annually relative to its 25% working interest in its Viosca Knoll Block 817.

     The Management Agreement provides for an annual management fee which is intended to reimburse DeepTech for the estimated costs of its operational, financial, accounting and administrative services provided to Tatham Offshore. Effective July 1, 1997, the Management Agreement was amended to provide for an annual management fee of 26% of DeepTech's overhead expenses. For the six months ended December 31, 1997, DeepTech charged Tatham Offshore $2.1 million in management fees pursuant to this agreement.

     North Atlantic Partners is the sponsor of a proposal to construct a natural gas pipeline from offshore Newfoundland and Nova Scotia to Seabrook, New Hampshire. As of December 31, 1997, Tatham Offshore Canada Limited, the Canadian representative of North Atlantic Partners, has incurred $9.0 million of pre-developmental costs in connection with such project. Tatham Offshore anticipates that pre-developmental costs associated with the North Atlantic Partners pipeline project could ultimately reach approximately $12.0 million by the summer of 1998 and the ultimate capital costs of the project, if approved, could reach several billion dollars.

     Liquidity Outlook. In order to improve liquidity and partially address its capital requirements, Tatham Offshore entered into an option agreement to restructure the Subordinated Notes held by DeepTech whereby DeepTech converted the Subordinated Notes into 26,666,667 shares of Common Stock at a conversion rate of $2.25 per share, the average of the closing price for the ten trading days immediately preceding the exercise of the option. As a result of the conversion of the Subordinated Notes, Tatham Offshore eliminated all of its outstanding debt.

     Tatham Offshore currently intends to fund its immediate cash requirements with cash on hand and cash from continuing operations. Tatham Offshore generated approximately $1.1 million in positive operating cash flow for the six months ended December 31, 1997.

     The ability of Tatham Offshore to satisfy its future capital needs will depend upon its ability to raise additional capital and to implement its business strategy successfully, particularly its ability to obtain regulatory approval and financing for the North Atlantic Partners pipeline project. There can be no assurance, however, that Tatham Offshore will be able to obtain regulatory approval, joint venture partners or adequate financing for these projects.

                                    BUSINESS

SUMMARY

     The Company provides offshore contract drilling services to the oil and gas industry in the Gulf of Mexico and Atlantic Canada and is currently pursuing other opportunities in Atlantic Canada. The Company owns two semisubmersible drilling rigs, the Pincay and the Shoemaker. The Shoemaker is capable of conducting drilling operations in cold weather, hostile environments and currently satisfies all of the requirements to operate in Atlantic Canada waters. The Shoemaker is one of only two semisubmersible drillings rigs currently qualified to operate in Canadian waters. The Shoemaker currently operates and is under contract in the Gulf of Mexico while the Pincay is undergoing certain upgrades and routine maintenance at a shipyard in Texas and is expected to resume contract drilling services in the near future. The Rigs generated revenue totaling $34.8 million for the six months ended December 31, 1997.

BUSINESS STRATEGY

     As its principal focus, the Company intends to pursue an integrated investment strategy in Atlantic Canada by levering initially on the cash flow from, and utilization of, the Rigs. The Company believes that the Atlantic Canada region offers significant investment opportunities. The Company's plans include expanding its drilling rig fleet's cold weather, hostile environment capabilities as well as diversifying its business to include substantial natural gas gathering and transmission facilities, related gas processing facilities, a facility for the generation of electricity and other related investments. In Atlantic Canada, as with any frontier region, there will be substantial risks associated with investments in such projects. Further, if recent declines in the price of crude oil are sustained for some period, the pace of development within the area could be affected and materially extend the time frame for the projects discussed herein to commence or become operational. However, the Company believes that by using an integrated investment approach related to the development of the region's hydrocarbon reserves, the potential for investment returns is maximized. The Company is contemplating pursuing the development of the projects described below. Each of these projects is in a preliminary, conceptual phase. In addition, (i) the Company does not currently possess the capital necessary to implement its business strategy completely and there can be no assurances that the Company will be able to obtain sufficient capital for any or all of the projects, (ii) there can be no assurances that these projects and other opportunities will prove to be economic or that they will occur, and (iii) many of these projects will require governmental approvals, almost all of which the Company has yet to receive. Moreover, if there are developments that the Company determines to be indicative of a lack of reasonable opportunity to realize benefits for the Company's stockholders, then the Company will pursue other opportunities, wherever located.

     Special Multipurpose, New Build Semisubmersible. As part of its strategy to enhance the number, size and capability of its available rigs, the Company has a nonbinding Memorandum of Understanding with Friede-Goldman Inc. regarding the construction of a fifth-generation, state-of-the-art drilling rig (the "Planned Rig"). The Planned Rig, which is still in the design phase and estimated to cost approximately $300 million, would be Canadian built and flagged and would be able to drill throughout the region to depths of 25,000 feet in water depths to 5,000 feet. The Planned Rig's characteristics would make it suitable for use to develop any known proven or potential oil and gas reserves in Atlantic Canada. In addition, the Planned Rig would have heavy lift capability, enabling it to install subsea transmission, gathering and production systems, and provide repair and maintenance capability for such systems as well as allowing it to repair and maintain the pipeline system proposed by North Atlantic Pipeline Partners, L.P. ("North Atlantic Partners"). The Planned Rig's high (5,500 short tons) deckload capacity will enable it to inventory drilling equipment and other stores to better facilitate uninterrupted drilling operations. These additional capabilities should expand the market for the Planned Rig and enhance its competitiveness compared to lesser equipped rigs.

     In connection with the construction of the Planned Rig, the Company has initiated negotiations with Sedco Forex, which manages and operates the Rigs, regarding a joint venture involving the Rigs and the Planned Rig in the Atlantic Canada area. Discussions regarding the feasibility of this joint venture, the operating area, and the contributions by each of the parties to the joint venture are currently on-going. Regardless of whether the joint venture is formed, however, the Company plans to construct the Planned Rig since it believes that the demand for the Planned Rig will be significant due to its design characteristics. Demand for the Planned Rig could be adversely impacted, however, by an extended period of depressed crude oil prices, as is currently the case in North America and worldwide. If these events were determined to render the Planned Rig uneconomic, the Company would reconsider whether to commence construction of the Planned Rig until conditions improved. In addition, the Company currently does not have the financial resources to construct the Planned Rig. No assurances can be given that the Company will be able to raise the necessary capital at satisfactory rates to fund such construction.

     Pipeline Activities. During 1997, Tatham Offshore Canada Limited, a wholly-owned subsidiary of the Company, was formed to pursue business opportunities in the Atlantic Canada region. In addition, the Company has caused to be formed two limited partnerships, one in Canada and one in the United States and both known collectively as North Atlantic Partners to construct and operate an offshore natural gas pipeline from the Grand Banks area offshore Newfoundland to the east coast of the United States with land falls in both Newfoundland and Nova Scotia. The General Partner of North Atlantic Partners (Canada) has filed an application with Canada's National Energy Board, and North Atlantic Partners (U.S.) has filed an application with the Federal Energy Regulatory Commission in the United States for authority to build a three-phase, 1,500 mile natural gas pipeline that would serve the growing hydrocarbon industry offshore Atlantic Canada.

     Because another pipeline has been given regulatory authority and is planned to begin construction this year, North Atlantic Partners is also assessing redesigning and downsizing the first phase of the pipeline so as to reduce the capital cost of that phase of the pipeline to approximately $600 million. As redesigned, the initial phase of the pipeline project would be approximately 375 miles long and would originate in the Jeanne D'Arc Basin of the Grand Banks area and extend to a point near Argentia, Newfoundland.

     To date, North Atlantic Partners has obtained nonbinding letters of intent for the use of its system to deliver gas to the United States which total approximately 500 MMcf per day. The Company believes that there is significant reserve potential from the areas offshore Atlantic Canada and as that reserve potential is developed, a second pipeline into the United States will be required to meet increased demand for natural gas increases on the east coast of the United States.

     Gas Processing Facility. The natural gas that will be produced in the Grand Banks area and potentially be transported through the North Atlantic Partners pipeline system is expected to contain significant quantities of natural gas liquids ("NGLs"), such as ethane, propane, butanes and natural gasoline. These NGLs can be recovered from the natural gas stream through processing. The Company is investigating the possibility of developing a gas processing plant in the Argentia area to use the natural gas from the Grand Banks area. The Company estimates that a processing plant to process the natural gas would cost approximately $110 million and would be able to initially process up to 400 MMcf of gas per day, with the ability to be upgraded to process additional natural gas at a cost of approximately $75 million for each additional 400 MMcf per day. In addition, the Company is evaluating opportunities to maximize economic value from potential processing operations with petrochemical producers and with other potential users of NGLs. The successful development of any such processing project would be dependent on the construction of the pipeline system proposed by the North Atlantic Partners. The Company currently does not possess the capital necessary to construct a gas processing plant and there can be no assurances that the Company will be able to raise sufficient capital resources at attractive rates to construct such a facility.

     Power Generation Facility. To develop a market for the Grand Banks area natural gas, in addition to a gas processing plant, the Company has examined the feasibility of building a gas fired power generating plant in the Argentia area to cost approximately $600 million for 1100 megawatts of combined cycle power generation. Electrical generation in Newfoundland is currently not gas fired, relying instead in large part, on less efficient, transported fuel oil. The successful development of any such power generation project would be dependent on the construction of the pipeline system and gas processing facility discussed above.

     Hydrocarbon Marketing Company. As part of its activities in the region, the Company has formed North Atlantic Hydrocarbons Marketing, Inc. ("North Atlantic Marketing") to buy natural gas and NGLs contained in the natural gas stream in the production. North Atlantic Marketing would assume the marketing risk related to the natural gas stream, purchasing the natural gas and entrained liquids from producers and finding a market for those hydrocarbons. North Atlantic Marketing is in the process of finalizing a proposal to purchase the associated gas reserves produced from the Hibernia Field and plans to submit additional gas purchase proposals to the owners of the Terra Nova and White Rose development projects. As currently contemplated, the proposal would provide for approximately $30 million of U.S. letters of credit or advanced payments or contribution.

     Oil and Gas Development. Significant oil and gas exploration and production opportunities also exist throughout the region. The Company is actively seeking to acquire working interests for proven and probable reserves in Atlantic Canada and has had independent studies undertaken of the prospective reserves in the region. Those studies indicate that the region is one of the largest potential gas regions in North America. Unlike other international opportunities, the Company does not consider political risk as a factor in evaluating Canadian opportunities.

     Other Opportunities. Among other potential businesses the Company may enter, the Company is currently evaluating the feasibility of (i) an industrial gas distribution system, (ii) an ice management system designed to manage and reduce the risk of potential damage to its proposed offshore pipelines and subsea facilities owned by other parties, operated through the Company's Subsidiary, Berg Masters Limited, (iii) a large diameter steel pipe rolling mill, (iv) methanol production, and (v) other opportunities related to or located in Atlantic Canada. There can be no assurances that such opportunities will prove economical, be financable or will occur.

                            THE PROSPECTIVE BUSINESS

     Due to the requirements of the Securities Act, the Company is required to disclose information with respect to its historical business despite the fact that, other than the North Atlantic Partners pipeline project, all of the Company's historical business and operations will be transferred to DeepTech and the Partnership as part of the Reorganization Transactions. Accordingly, the ensuing "Business" discussion in this Prospectus is divided into three major sections: "-- Prospective Business, "-- Historical Business" and "-- General." The discussion under "-- Prospective Business" is focused on DeepFlex's offshore drilling business while the discussion under "-- Historical Business" addresses Tatham Offshore's historical oil and gas exploration and production business. The discussion under "-- General" concerns the Reorganization Transactions and ongoing issues affecting the Company. See "-- Prospective Business,"
"-- Historical Business," "-- General," and "-- General -- Description of Reorganization Transactions."

GENERAL

     After the closing of the Reorganization Transactions, the Company will conduct its offshore contract drilling service business through DeepFlex. DeepFlex is engaged in the contract drilling of offshore oil and gas wells in the Gulf and offshore eastern Canada. DeepFlex owns two second generation semisubmersible rigs, the Pincay and the Shoemaker, which pursuant to management and charter agreements, the Sedco Forex Division of Schlumberger Technology Corporation ("Sedco Forex") markets, manages, mans and operates.

DESCRIPTION OF THE RIGS

     Semisubmersible rigs are floating platforms that consist of an upper working and living deck resting on vertical columns connected to lower hull members. These rigs operate in a "semisubmerged" position, remaining afloat, off bottom in a position in which the lower hull is from about 55 to 90 feet below the water line and the upper deck protrudes well above the surface. The Rigs are positioned by chain mooring lines with anchors on the sea floor and remain stable for drilling in the semi-submerged floating position due in part to their wave transparency characteristics at the water line. The Rigs are able to change draft through a water ballasting system that permits them to be submerged to a predetermined depth so that a portion of the hulls are below the water surface during drilling operations.

     FPS Bill Shoemaker. The Shoemaker is a self-propelled, twin pontoon, eight column, second generation semisubmersible drilling rig of Aker H-3 design. It can drill to depths of 25,000 feet, in water depths of up to 1,500 feet and has a drilling variable load of approximately 3,850 short tons, a VARCO TDS-4S top-drive drilling system, a 10,000 psi blow-out prevention system, 2,000 barrel mud pits and eight 80,000 pound riser tensioners. This rig was built in 1976 and was extensively refurbished, repaired, renovated and upgraded in 1997 at a cost of approximately $56 million. The upgrades included installing a new heliport, mud booster line, third mud pump, a third level of personnel accommodations and a new electrical "SCR" system. In addition, the Shoemaker underwent a complete winterization program in this upgrade, and as a result, is again able to operate year-round in harsh environments, such as the North Sea, offshore Newfoundland and eastern Canada, where it has operated in the past.

     After completion of the upgrade and refurbishment in July 1997, the Shoemaker was mobilized to the Grand Banks area offshore Newfoundland where it completed drilling an exploratory well for Amoco Canada Petroleum Company Ltd. in the West Bonne Bay Field on January 25, 1998. The Shoemaker is currently under contract to Shell Offshore Inc. in the Gulf of Mexico. The contract with Shell extends through January 1999 and Shell has an option to extend it for six months subject to the Company's approval of the contract drilling rates for the period. Sedco Forex has entered into a nonbinding letter of intent for the mobilization of the Shoemaker to the Grand Banks area to conduct a two-well (with three one-well options) program at predetermined rates for Husky Oil Operations Limited upon completion of the Shell contract.

     FPS Laffit Pincay. The Pincay is a second generation semisubmersible drilling rig of Penrod/Reineke design. It can drill to depths of 25,000 feet, in water depths of up to 1,200 feet and has a drilling variable load of approximately 2,000 short tons, a 10,000 psi blow-out prevention system, 1,600 barrel mud pits and six 80,000 pound riser tensioners. This rig was built in 1976 and was completely refurbished, upgraded and renovated in 1996 with the installation of a VARCO TDS-3S top-drive system and a new electrical "SCR" system.

     The Pincay is currently undergoing routine repairs and certain upgrades and is not expected to be under contract until late April at the earliest. At such time, the Company expects the Pincay to resume drilling activities in the Gulf of Mexico.

     Part of the Company's strategy is to increase the size and capability of its fleet of rigs; it plans on building the fifth-generation, state-of-the-art drilling rig described under "Business -- Business Strategy."

RIG MANAGEMENT

     Sedco Forex has managed and operated the Pincay and the Shoemaker since 1995 and 1996, respectively. Under the charter agreements pursuant to which Sedco Forex manages the Rigs, Sedco Forex is responsible for not only managing, maintaining and operating the Rigs, but also for marketing the Rigs worldwide and thereby increasing their utilization rates. Although Sedco Forex has the right to negotiate drilling contracts with respect to each Rig, the Company has the sole right to approve any drilling contracts, the working location of the Rigs and certain other matters.

     Under the charter agreements, Sedco Forex is paid a monthly fee for the management of each Rig which is comprised of a fixed amount and a variable amount based on performance. The total amount to be paid to Sedco Forex under each of these agreements is dependent on the drilling rates received for the Rigs, the costs of operating and maintaining the Rigs and the utilization rates of the Rigs, among other things. The charter agreements for the Pincay and the Shoemaker, which were entered into in 1995 and 1996, respectively, have five-year terms, subject to mutual termination rights. If either or both agreements are not renewed or extended by mutual agreement, the Company believes that it can find, within a reasonable period of time, an alternative company to manage and operate the Rigs for a reasonable fee.

DRILLING CONTRACTS

     Most drilling contracts are structured on a dayrate, footage or turnkey basis. They usually extend over a period covering either the drilling of a single well, a group of wells (a "well-to-well contract") or a stated term (a "term contract") and are terminable if the drilling unit is destroyed or lost, drilling operations are suspended for a specified time because of a breakdown of major equipment or other events occur which are beyond either party's control. In many instances, the customer may extend the contract term upon exercising options to drill additional wells at fixed or mutually agreed upon terms. The Company's contracts, through Sedco Forex, to provide offshore drilling services vary in their terms and provisions. Most of the Company's drilling contracts are obtained through competitive bids or negotiations with customers. To date, the Company has entered only into dayrate contracts, although the Company may enter into non-dayrate contracts in the future, depending on market conditions, profit potential and risk exposure, among other things.

     A dayrate drilling contract generally provides for a basic drilling rate based on a fixed rate per day. Under such a contract, the customer usually bears a major portion of out-of-pocket costs of drilling and assumes most of the risk associated with drilling operations such as risk of blowout, loss of hole, stuck drill stem, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies and personnel. In contrast, the risks to the contractor on non-dayrate contracts could be substantially greater than on a dayrate drilling contract because the contractor may, and often does, assume more of those risks associated with drilling operations generally assumed by the operator in a dayrate contract.

     The duration of offshore drilling contracts is generally determined by market demand and the respective management strategy of the offshore drilling contractor and its customers. During periods of rising demand for offshore rigs, contractors typically prefer well-to-well contracts since such contracts provide them the flexibility to profit from increasing dayrates. In contrast, during such periods, customers with reasonably definite drilling programs typically prefer longer-term contracts to maintain prices at the lowest level possible.

     FPS Bill Shoemaker. After completion of the upgrade and refurbishment in July 1997, the Shoemaker was mobilized to the Grand Banks area offshore Newfoundland where it completed drilling an exploratory well for Amoco Canada Petroleum Company Ltd. in the West Bonne Bay Field on January 25, 1998. The Shoemaker is currently under contract to Shell Offshore Inc. in the Gulf of Mexico. The contract with Shell extends through January 1999 and Shell has an option to extend it for six months subject to the Company's approval of the contract drilling rates for the period. Sedco Forex has entered into a nonbinding letter of intent for the mobilization of the Shoemaker to the Grand Banks area in Atlantic Canada to conduct a two-well (with three one-well options) program at predetermined rates for Husky Oil Operations Limited.

     FPS Laffit Pincay. During the year ended June 30, 1997, the Pincay generated a total of $14.6 million of revenue under two dayrate drilling contracts. The first contract was with the Partnership to complete a previously drilled well and drill a new well in Garden Banks Block 117. Under the second contract, the Pincay was committed to Phillips Petroleum Company to drill one well at Garden Banks Block 70 in the Gulf with options to drill and/or complete three additional wells at various Gulf locations. This contract was completed in late September 1997 after Phillips drilled one of its "option" wells. Pennzoil Exploration and Production Company drilled one new well following the completion of the two Phillips' wells. The Pincay is currently undergoing routine repairs and certain upgrades and is not expected to be under contract until late April at the earliest. At such time, the Company expects the Pincay to resume drilling activities in the Gulf.

CUSTOMERS

     The Company provides offshore drilling services to a market that is comprised of major and independent oil and gas companies. During the year ended June 30, 1997, DeepFlex had only one rig operating, the Pincay, which worked continuously for two customers, from February 1996 (its in-service date) through the fiscal year end. Management believes the Company will continue to enhance its client base through its arrangement with Sedco Forex and through continued services to its current customers. The inability of the Company and Sedco Forex to attract customers for the Rigs would, have a material adverse impact on the Company's operations for such period of time as may be required to find other users, if any, for the Rigs.

COMPETITION

     The contract drilling industry is an intensely competitive industry where no one competitor is dominant. The Company's ability to continue to generate business is dependent primarily on the level of domestic oil and gas exploration and development activity and, in part on its ability to adapt to new technology and drilling techniques as they become available. The Company, through Sedco Forex, competes with numerous other drilling contractors, some of whom are substantially larger than the Company and possess appreciably greater financial and other resources.

     During the last three years, there have been several business consolidations that have reduced the drilling industry's fragmented nature. Although this has decreased the total number of competitors, the Company believes that competition for drilling contracts will remain intense in the foreseeable future. Companies generally compete on the basis of price, workforce experience, equipment suitability and availability, reputation, expertise, technology and financial capability. While competition is primarily on a regional basis, rigs can be moved from one region to another, as well as between water depths, in response to changes in levels of drilling activity, subject to crew availability and mobilization expenses.

     Moreover, the recent improvement in the current results of operations and prospects for the offshore contract drilling industry as a whole has led to increased rig activation, enhancement and construction programs by the Company's competitors and, if current trends continue for an extended period, may lead to new entrants into the market. Furthermore, the Company understands that there are currently numerous new rigs on order at various shipyards worldwide. A significant increase in the supply of technologically-advanced rigs capable of drilling in deepwater, including drillships, may have an adverse effect on the average operating rates and utilization levels for the Rigs. In addition, there is a general shortage in the industry of drill pipe and other equipment, and, therefore, the cost and time required to obtain replacement drill pipe and other equipment are substantially greater than in prior periods and both are currently escalating.

INDUSTRY CONDITIONS

     The condition of the offshore contract drilling industry, and resulting offshore drilling rig utilization and dayrates, have improved substantially since the beginning of 1995. From the mid-1980s through the early 1990s, demand for offshore drilling rigs was declining or flat, and the industry fleet of offshore drilling rigs was reduced. In recent years, demand for offshore rigs has improved, but the supply of rigs is only now beginning to increase. The industry has emphasized upgrading and refurbishing existing rigs, due to the high capital costs and long lead times associated with new construction. In the last year, several competitors have announced new-build deepwater drillships and semisubmersible rigs in response to increased demand for rigs with deepwater capabilities.

     Several trends have increased the demand for offshore drilling rigs. Rising worldwide energy demand has helped improve fundamentals in the oil and natural gas markets. In addition, technological advancements discussed below, company downsizing, establishment of government-sponsored exploration, development and production sharing programs, and growing deepwater exploration have increased drilling activity and the demand for rigs. Consequently, companies have increased their capital expenditures to find and develop new oil and gas reserves.

     Technological advances such as extended reach drilling, multilateral drilling techniques and new offshore development and production applications have reduced the costs of developing oil and gas fields. As a result, previously uneconomic discoveries, particularly in deeper water, have become viable, and the industry has placed increasing emphasis on exploiting existing resources using new applications. The development of three-dimensional seismic surveys has reduced exploration risks, thus placing increased emphasis on selective exploratory drilling. Government-sponsored exploration, development and production sharing programs are growing in number, and many of those programs require companies to commence drilling within specified time periods. All of these trends have increased the demand for high quality offshore rigs. Recently, oil prices have declined substantially, which may cause drilling budgets to decline. Although downturns in oil prices do not generally have an immediate impact on the demand for deepwater drilling rigs, such declines are likely to put downward pressure on dayrates.

MAINTENANCE

     The Rigs require continuous and significant maintenance to remain operational, competitive and economically efficient. In addition to daily repairs and maintenance and planned monthly or annual maintenance, which may constitute as much as 15% to 20% of the aggregate operating expenditures of a properly maintained rig, semisubmersible rigs require periodic major maintenance, reworking and refurbishment, and replacement, if necessary, of major drilling equipment, power generation equipment, mooring systems and drill pipe. Because such major maintenance results in significant expenditures as well as the loss of revenue associated with the required downtime, it usually is scheduled over a rolling five year period and coordinated with other necessary operations and, where possible, business cycles. While the Rigs have recently completed a total maintenance and refurbishment program, the Pincay is currently undergoing repairs and certain upgrades. See "-- Description of Rigs."

     Notwithstanding the age of its Rigs, the Company believes that it will be feasible to continue to upgrade them. However, there can be no assurance as to if, when or to what extent upgrades will continue to be made to such Rigs, particularly in view of current rates that would be foregone by removing a rig from service for upgrade. If such upgrades are undertaken, there can be no assurance that the upgrades can be completed in a cost-effective manner or that there will be adequate demand for the Rigs' services.

REGULATION

     The oil and gas industry is extensively regulated by federal, state and provincial authorities in the United States and Canada. Numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. Legislation affecting the oil and gas industry is under constant review and statutes are constantly being adopted, expanded or amended. This regulatory burden increases the oil and gas industry's cost of doing business.

     In particular, the drilling industry is dependent on the demand for services from the oil and gas exploration industry and, accordingly, is affected by changing tax laws, price controls and other laws relating to the energy business. The Company's business is affected generally by political developments and by federal, state, provincial, local and foreign laws, rules and regulations which may relate directly to the oil and gas industry. The adoption of laws, rules and regulations, both domestic and foreign, which curtail exploration and development drilling for oil and gas for economic, environmental or other policy reasons may adversely affect the Company's operations by limiting available drilling and production opportunities. The Company's foreign operations are subject to political, economic, environmental and other uncertainties associated with foreign operations, as well as the additional risks of fluctuating currency values and exchange controls. Governments may from time to time suspend or curtail drilling operations or leasing activities when such operations are considered to be detrimental to the environment or to jeopardize public safety.

OPERATIONAL HAZARDS AND INSURANCE

     The Company's exploration, production and development operations are subject to the usual hazards incident to the drilling and production of natural gas and crude oil, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damages and suspension of operations. To mitigate the impact of repair costs associated with such an accident or disaster, the Company maintains insurance of various types that it considers to be adequate to cover its operations. Such insurance is subject to deductibles that the Company considers reasonable and not excessive. The Company's insurance does not cover every potential risk associated with the drilling and production of oil and natural gas but is consistent with insurance coverage generally available to the industry. The Company's insurance policies do not provide coverage for losses or liabilities relating to pollution, except for sudden and accidental occurrences.

                            THE HISTORICAL BUSINESS

     The following discussion is included in this Prospectus due to the requirements of the Securities Act. With the exception of the North Atlantic Partners pipeline project in Atlantic Canada, all of Tatham Offshore's historical business and operations will be transferred to DeepTech and the Partnership who will also assume all future liability related to these assets and operations as part of the Reorganization Transactions. Such information, although important for an understanding of Tatham Offshore's historical financial results and business, is of little relevance to the Company's business and operations on a going forward basis. See "Business -- Prospective Business" and "Business -- General -- Description of Reorganization Transactions."

     Tatham Offshore has historically been (and will be until the completion of the Contribution) engaged in the development, exploration and production of oil and gas reserves located primarily in the Gulf of Mexico focusing principally on the flextrend and deepwater areas, and in the development of pipeline infrastructure offshore eastern Canada. As of June 30, 1997, Tatham Offshore owned interests in 15 oil and gas leases in the Gulf of Mexico, which included producing properties and undeveloped leases covering approximately 83,200 gross (72,500 net) acres.

     The following is a description of the significant properties that Tatham Offshore will hold until the closing of the Contribution. In connection with the Contribution and the Reorganization Transactions, Tatham Offshore will assign these properties to DeepTech and the Partnership. See "General -- Description of Reorganization Transactions."

     Viosca Knoll Block 817. Viosca Knoll Block 817 is a producing property with eight wells, comprised of 5,760 gross (1,440 net) acres located 40 miles off the coast of Louisiana in approximately 650 feet of water. Tatham Offshore owns a 25% working interest in the Viosca Knoll Block 817 acreage, which interest is burdened by a convertible production payment of 25% of the production proceeds from such interest. See "Certain Transactions -- Historical -- Other." The Viosca Knoll Block 817 project is currently producing an aggregate of approximately 56 MMcf of gas per day. From the inception of production in December 1995 through June 30, 1997, the Viosca Knoll Block 817 project has produced 8.6 Bcf of gas and 11,995 barrels of oil, net to Tatham Offshore's 25% working interest. Gas production from Viosca Knoll Block 817 is dedicated to the Partnership for gathering through the Viosca Knoll system.

     West Delta Block 35. West Delta Block 35, a producing field located 10 miles off the coast of Louisiana in approximately 60 feet of water, was acquired by Tatham Offshore in 1992 to drill for and produce remaining reserves in a fault block of an abandoned field. In late 1992, Tatham Offshore farmed-out the property and retained a 38% working interest. The West Delta Block 35 field commenced production in July 1993. Two wells are currently producing in the aggregate approximately 7 MMcf of gas and 44 barrels of oil per day. From the inception of production through June 30, 1997, the West Delta Block 35 field has produced 2.7 Bcf of gas and 31,500 barrels of oil, net to the Company's interest.

     Ewing Bank Blocks 958, 959, 1002 and 1003. Tatham Offshore, through TODI, owns a 100% working interest in Ewing Bank Blocks 958, 959, 1002 and 1003, the Sunday Silence Project, a currently undeveloped field, which is comprised of 20,160 gross acres located approximately six miles south of Ewing Bank Blocks 914 and 915 (discussed below) in water depths ranging from 1,400 to 1,600 feet. In July 1994, Tatham Offshore completed drilling an exploratory well, the Ewing Bank 958 #1. Logs and sidewall cores indicate that the Ewing Bank 958 #1 well contains approximately 380 feet of oil and gas pay. The Ewing Bank 958 #1 well, which was drilled to a total measured depth of 17,600 feet, identified pay zones lying primarily at measured depths between 10,000 and 15,000 feet. Tatham Offshore completed drilling a second well at Ewing Bank Block 1003 in September 1994 to delineate the field. During October 1994, the Ewing Bank 1003 #1 delineation well was flow-tested at a rate of approximately 8,700 barrels of oil and 5.4 MMcf of gas per day.

     In June 1997, the United States Department of the Interior, Minerals Management Service notified Tatham Offshore that its application for deepwater royalty relief for the Sunday Silence Project had been approved under a federal law enacted in November 1995. The royalty relief provides for the abatement of federal royalty on the first 52.5 million barrels of oil equivalent produced from the Sunday Silence Project.

     Ewing Bank Blocks 914 and 915. Tatham Offshore owns a 100% working interest in each of Ewing Bank Blocks 914 and 915, which are both in approximately 1,000 feet of water. From the inception of production through June 30, 1997, the Ewing Bank 914 #2 well has produced a total of 1.2 million barrels of oil and condensate and 3.4 Bcf of gas. In May 1997, the Ewing Bank 914 #2 well was shut-in as a result of a downhole mechanical problem.

     Ship Shoal Block 331 Platform. Tatham Offshore owns 100% of a multipurpose platform located in Ship Shoal Block 331. The SS 331 Platform is located adjacent to the Partnership's platform at Ship Shoal Block 332 which serves as the junction platform connecting two pipeline systems in which the Partnership owns an approximate 25.7% interest.

CUSTOMERS AND CONTRACTS

     Ewing Bank Gathering Agreement. In 1992, the Partnership, DeepTech and Tatham Offshore entered into the Ewing Bank Gathering Agreement (the "Ewing Bank Agreement"). Pursuant to the Ewing Bank Agreement and the Master Gas Dedication Agreement (as discussed below), all existing and future oil and gas production from Tatham Offshore's leaseholds in the Ewing Bank project area, is dedicated to the Partnership in exchange for the Partnership's obligation to transport any production.

     Master Gas Dedication Agreement. In December 1993, the Partnership and Tatham Offshore entered into the Master Gas Dedication Agreement pursuant to which Tatham Offshore dedicated to the Partnership transportation of all future production; if any, from Tatham Offshore's Viosca Knoll Block 817, Garden Banks Block 72, Garden Banks Block 117 and Ship Shoal Block 331 project areas and, in certain cases, additional acreage contained in adjoining areas of mutual interest.

     Marketing Agreements. Tatham Offshore and Offshore Gas Marketing, Inc. ("Offshore Marketing"), an affiliate of DeepTech, have entered into agreements whereby Offshore Marketing has agreed to purchase all of the gas, oil and condensate produced by Tatham Offshore. The agreement provides Offshore Marketing fees equal to 2% of the sales value of crude oil and condensate and $0.015 per dekatherm of natural gas for selling Tatham Offshore's production.

     All of the foregoing agreements will either be terminated or assigned to DeepTech or the Partnership in connection with the Reorganization Transactions.

OIL AND GAS RESERVES

     Estimates of Tatham Offshore's oil and gas reserves as of June 30, 1997 have been made by Ryder Scott Company Petroleum Engineers, an independent engineering consulting firm ("Ryder Scott"). As of June 30, 1997, Ryder Scott estimated that the aggregate proved developed reserves totaled 125,022 barrels of oil and 12,292 MMcf of gas. Estimated proved reserves totaled 98,480 barrels of oil and 10,910 MMcf of gas for Viosca Knoll Block 817 and 26,542 barrels of oil and 1,382 MMcf of gas for West Delta Block 35.

     In general, estimates of economically recoverable oil and natural gas reserves and of the future net revenue therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices, future operating costs and future plugging and abandonment costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved.

     For the year ended June 30, 1996, Tatham Offshore reported proved undeveloped reserves for its Sunday Silence Project of 6.2 million barrels of oil and 7,279 MMcf of gas using a development scenario which involved subsea completions of the two existing wells. Under Tatham Offshore's current development scenario, additional wells will need to be drilled to establish commercial quantities of proved reserves.

     The estimated future net cash flows and the present value of estimated future net cash flows discounted at 10% per annum, from the production and sale of the proved developed reserves attributable to Tatham Offshore's interest in oil and gas properties as of June 30, 1997, as determined by Ryder Scott before income taxes totaled $12.7 million and $11.0 million, respectively. In preparing these estimates, Ryder Scott used prices of $17.20 per barrel of oil and $2.39 per Mcf of gas as of June 30, 1997.

     In accordance with Securities and Exchange Commission requirements, the estimated discounted future net revenue from estimated proved reserves are based on prices and costs at fiscal year end unless future prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Factors such as actual production, supply and demand for oil and gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs will affect actual future net revenue.

PRODUCTION, UNIT PRICES AND COSTS

     The following table sets forth certain information regarding the production volumes of, average unit prices received for and average production costs for Tatham Offshore's sale of oil and gas for the periods indicated:

                                       NATURAL GAS (MMCF)       OIL AND CONDENSATE (MBBL)
                                      YEAR ENDED JUNE 30,          YEAR ENDED JUNE 30,
                                    ------------------------   ---------------------------
                                     1997     1996     1995     1997      1996      1995
                                    ------   ------   ------   -------   -------   -------
Net production....................   7,180    3,274    1,505      170       418       333
Average sales price...............  $ 2.36   $ 2.51   $ 1.67   $22.35    $18.83    $16.67
Average production costs(1).......  $ 1.03   $ 1.50   $ 2.33   $ 6.19    $19.86    $28.02

---------------

(1) The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include demand and commodity charges under transportation agreements, platform access and processing fees, maintenance and repair, labor and utilities costs.

     The relationship between Tatham Offshore's average prices and its average production costs depicted by the table above is not necessarily indicative of future results of operations expected by Tatham Offshore. Average production costs exceeded average sales prices in 1995 due primarily to production problems experienced by the Ewing Bank 914 #2 well and three other wells.

ACREAGE

     As of June 30, 1997, Tatham Offshore held 83,167 gross and 72,516 net developed and undeveloped acres. Gross acreage was comprised of 6,472 developed acres and 76,695 undeveloped acres. Net acreage was comprised of 4,042 developed acres and 68,474 undeveloped acres.

OIL AND GAS DRILLING ACTIVITY

     Tatham Offshore did not drill any exploratory wells during the years ended June 30, 1997 and 1996. For the year ended June 30, 1995, Tatham Offshore drilled a total of 4 gross (3.50 net) exploratory wells, of which 2 gross (1.5 net) were productive wells and 2 gross (2 net) were dry wells.

     Tatham Offshore drilled total development wells for the years ended June 30, 1997, 1996 and 1995 as follows: 4 gross (1 net), 5 gross (1.25 net) and 1 gross (1 net), respectively. All of these wells were productive except for 1 gross (.25 net) dry well drilled during the year ended June 30, 1996. As of June 30, 1997, Tatham Offshore owned 10 gross and 2.76 net producing wells.

                                    GENERAL

DESCRIPTION OF REORGANIZATION TRANSACTIONS

     On February 27, 1998, El Paso, El Paso Acquisition Company, a wholly owned subsidiary of El Paso ("Merger Sub"), and DeepTech executed an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which DeepTech will merge into El Paso or, under certain circumstances, Merger Sub. The material terms of the Merger and the transactions contemplated by the Merger Agreement and other agreements related to the Company (the "Reorganization Transactions") are: (i) DeepTech will sell to the Company approximately $8.0 million of the intercompany debt DeepFlex owes to DeepTech (the "DeepFlex Debt") in exchange for (x) the delivery by the Company to DeepTech of all of the outstanding shares of capital stock of Tatham Offshore Development, Inc. ("TODI"), which owns the working interests in Ewing Bank Blocks 958, 959, 1002 and 1003 (the "Sunday Silence Project") located in the Gulf of Mexico, and (y) cancellation of a reversionary interest in certain oil and gas properties; (ii) in satisfaction of approximately $12.0 million of the DeepFlex Debt, DeepFlex will deliver to DeepTech all of the Tatham Offshore Common Stock and Series A Preferred Stock held by DeepFlex; (iii) the balance of the DeepFlex Debt will be contributed to the capital of DeepFlex; (iv) DeepTech will contribute all of the outstanding shares of capital stock of DeepFlex, which owns the Rigs, to Tatham Offshore (together with the transactions described in subsections (i) through (iii), the "Contribution," as described in "Business -- General -- Description of Reorganization Transactions -- The Contribution and Distribution Agreement");
(v) the Company, through DeepFlex, will assume approximately $60 million of third party debt owed by DeepFlex; (vi) DeepTech will merge with and into El Paso or, under certain circumstances, with Merger Sub, and (vii) the Company will transfer the oil and gas properties it owns together with all related liabilities (other than TODI's) to the Partnership in consideration of redemption by the Company of 7,500 shares (including satisfaction of unpaid dividends) of the Company's Series B 9% Senior Convertible Preferred Stock (the "Series B Senior Preferred Stock") owned by the Partnership. See
"Business -- General -- Description of Reorganization Transactions."

     Because DeepTech will no longer continue to operate the Company under a management agreement as has been the case, upon the completion of the Offering, the Company will hire a management team comprised of the DeepTech employees that were primarily responsible for Rig operations, financial reporting and planning, and additional personnel as required to implement the Company's Atlantic Canada strategy, some of whom are expected to be current DeepTech employees and some of whom are expected to be Canadian nationals. Mr. Tatham will continue as the Company's Chief Executive Officer and Chairman of the Board. At or prior to the closing of the Offering, the management fees due to DeepTech from DeepFlex that accrue from December 19, 1997 through the closing of the Merger will be contributed or forgiven. If the transactions contemplated by the Redemption Agreement (as discussed under "Business -- General -- Description of Reorganization Transactions -- The Redemption Agreement") are consummated, the management fees due to DeepTech from Tatham Offshore will be reduced by 50% effective retroactively to January 1, 1998 and the balance owed to DeepTech will be paid at the closing of the Merger.

     The Company is a party to several agreements in connection with the Reorganization Transactions: the Contribution and Distribution Agreement, the Standby Agreement, the Redemption Agreement, and the Tax Sharing Agreement, each of which is summarized in all material respects below.

  The Contribution and Distribution Agreement

     The Contribution and Distribution Agreement (the "Contribution Agreement"), dated February 27, 1998, by and between the Company, DeepTech, DeepFlex and El Paso, sets forth the mechanics of this Offering and the transfer of DeepFlex, and therefore the Rigs, to the Company. Pursuant to the Contribution Agreement, DeepTech will effect the transactions described under "The Offering." DeepTech will retain the first $75 million of net proceeds of the Offering (the "Initial Proceeds") and to the extent any Underlying Shares remain unpurchased by TBL under the Standby Agreement (as defined), the Company will purchase such shares for cash at the Subscription Price of $3.25 and DeepTech will contribute such amount to the Company, except for amounts necessary to satisfy certain estimated tax payment obligations of the Company or DeepFlex (the "Estimated Tax Amount"), to the extent the Company has not previously paid them. The Initial Proceeds and the Estimated Tax Amount will be held in escrow pursuant to an escrow agreement between the parties. Accordingly, to the extent the Rights holders and TBL purchase Underlying Shares in this Offering which generate net proceeds to DeepTech in excess of $75 million, the proceeds of such purchases will be for the benefit of the Company and will be used for general corporate purposes. See "-- The Standby Agreement."

     Under the Contribution Agreement, at least seven days prior to the date of the distribution of the Rights to the holders of record on the Record Date of DeepTech's common stock: (i) the Company will convey its interest in TODI and cancel certain oil and gas reversionary rights in exchange for approximately $8 million of DeepFlex Debt held by DeepTech; (ii) DeepTech will dispose of its offshore contract drilling services business by contributing all of the outstanding shares of the capital stock of DeepFlex (the "DeepFlex Shares") to the Company; (iii) DeepFlex will deliver to DeepTech all of the outstanding shares of the Company's Common Stock and Series A Preferred Stock owned by DeepFlex in satisfaction of $12 million of the DeepFlex Debt; and (iv) the remaining balance of approximately $61.4 million of the DeepFlex Debt will be contributed to the capital of DeepFlex.

     The Contribution Agreement establishes certain preconditions to the consummation of both the Contribution and the Offering. The Contribution and the completion of the Offering will be subject to the satisfaction or waiver by DeepTech and the Company of the following conditions: (i) the Contribution and this Offering being in compliance with applicable federal and state securities laws and any applicable Nasdaq regulations and the registration statements relating to the Offering having been declared effective and no stop order being in effect; (ii) there being no injunction or order in effect which prevents the consummation of the Merger; and (iii) in the case of the Offering only, the net proceeds actually received and retained by DeepTech being not less than $75 million and the Estimated Tax Amount having been paid by the Company or retained by DeepTech out of the proceeds in excess of $75 million, or such amounts having been deposited in escrow in accordance with the Contribution Agreement.

     Prior to the Contribution, the Company has the option to require DeepTech to cause RIGCO North America, L.L.C. ("RIGCO"), the current owner of the Rigs and wholly owned subsidiary of DeepFlex, to distribute to FPS III, Inc. and/or FPS V, Inc., each a wholly-owned subsidiary of DeepFlex and parent of RIGCO, either the Pincay or the Shoemaker; provided, however, that this distribution will occur only if the taxable gain realized by RIGCO on the distribution is no more than $48 million.

     The Contribution Agreement also sets forth certain indemnification terms among the parties. Under the Contribution Agreement, from and after the closing of the Merger, the Company will indemnify El Paso and its subsidiaries and any of its officers, directors and employees of each such entity (the "El Paso Group") against all losses, expenses, claims, damages and liabilities (other than income tax liabilities, which are the subject of the Tax Sharing Agreement) to which El Paso may be or become subject that relate to (i) the assets, business, operations, debts or liabilities of DeepFlex, the Company or its subsidiaries (other than TODI) (collectively, the "Company Group"), whether arising prior to, concurrent with or after the Contribution or this Offering,
(ii) the failure to obtain all necessary third party consents to the Contribution or this Offering (other than the failure to obtain all necessary consents under the DeepTech Indenture and DeepTech's Senior Subordinated Notes due 2000 in connection with the Contribution and this Offering, or the failure to obtain any other necessary third party consents as to which the Company will notify El Paso to the extent the failure to obtain the consent is a result of El Paso's election to unreasonably withhold or delay its consent under the Merger Agreement (the "Third Party Consents")), or (iii) any filing by any member of the Company Group under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including, without limitation, this Prospectus), or any information relating to the Company Group contained in any filing made by any member of the DeepTech Group, in each case whether made prior to or concurrent with the closing of the Merger. The "DeepTech Group" includes DeepTech and its subsidiaries other than the Company Group.

     From and after the closing of the Merger, El Paso will indemnify, defend and hold the Company Group and the officers, directors and employees thereof harmless from and against all losses, expenses, claims, damages and liabilities (other than income tax liabilities) to which such group may be or become subject that relate to (i) the assets, business, operations, debt, or liabilities of the DeepTech Group, whether arising prior to, concurrent with, or after the Contribution or the Offering, (ii) the failure to obtain the Third Party Consents, or (iii) any filing by any member of the DeepTech Group (other than to the extent a filing by a member of the DeepTech Group contained or contains information relating to the Company Group) under the Securities Act or the Exchange Act, whether made prior to or concurrent with the closing of the Merger.

     In addition to the foregoing, the Contribution Agreement prohibits intercompany transactions except as listed below. Except as contemplated by the Contribution Agreement, the Merger Agreement and other related agreements, between the date of the Contribution Agreement and the closing of the Merger, no member of the DeepTech Group may invest, loan, pay or otherwise advance or contribute any funds or property (other than the accrual of (i) amounts payable under the Management Agreement, and (ii) interest on indebtedness outstanding on the date of the Contribution Agreement under the DeepFlex Debt) to any member of the Company Group or pay any taxes relating to the assets, business or operations of any member of the Company Group or forgive or capitalize any amounts owed by any member of the Company Group to any member of the DeepTech Group. Except as contemplated by the Contribution Agreement, the Merger Agreement and the related agreements, immediately prior to the closing of the Merger, the members of the Company Group will (i) pay in cash all amounts owed by them to any member of the DeepTech Group (except that (x) amounts outstanding under the Management Agreement which relate to DeepFlex will be contributed to the Company or forgiven, (y) if the transactions contemplated by the Redemption Agreement are consummated, the management fee payable by the Company under the Management Agreement will be reduced by 50%, effective retroactively to January 1, 1998, and (z) except as described above with respect to the DeepFlex Debt) and (ii) reimburse DeepTech for any payments of taxes made by DeepTech after January 1, 1998 and prior to the closing of the Merger which relate to the assets, business or operations of any member of the Company Group. Any amounts owing by the DeepTech Group to the Company Group will be offset against amounts otherwise owed to DeepTech as part of the DeepFlex Debt. Other than the Tax Sharing Agreement (as defined), the Contribution Agreement and certain other agreements contemplated by the Contribution Agreement, all intercompany agreements and arrangements between any member of the Company Group and any member of the DeepTech Group will terminate as of the closing of the Merger.

  The Standby Agreement

     The Standby Agreement (the "Standby Agreement"), dated as of February 27, 1998, was executed in connection with the Reorganization Transactions and is by and among the Company, DeepTech, Mr. Tatham, TBL and El Paso. Pursuant to the Standby Agreement, to the extent that any Underlying Shares are not subscribed for by holders of DeepTech common stock, TBL has committed to purchase in the Conditional Subscription, at a Subscription Price of $3.25 for the Underlying Shares purchasable under each Right, such number of unsubscribed Underlying Shares in the Offering as will result in DeepTech receiving net proceeds from the Offering of not less than $75 million (the "Standby Commitment"). In addition, TBL has the right to purchase any Underlying Shares which DeepTech holds after this Offering and the Conditional Subscription for the Subscription Price. Mr. Tatham has unconditionally guaranteed TBL's performance of the Standby Commitment, which guarantee is backed by a letter of credit from NationsBank, N.A. In consideration of Mr. Tatham's guarantee of the Standby Commitment, under the terms of a Repayment Agreement between Mr. Tatham and TBL, dated February 27, 1998, (i) TBL granted to Mr. Tatham an option to purchase up to a one-third membership interest in TBL for $1,000 through the issuance of new membership units, and (ii) Mr. Tatham has the right, but not the obligation, to lend to TBL all sums necessary for TBL to fulfill its obligations under the Standby Commitment.

  The Purchase Commitment Agreement

     Pursuant to the Purchase Commitment Agreement, dated as of February 27, 1998 by and between TBL and the Company, in consideration of the Standby Commitment, the Company will pay to TBL a fee equal to the product of (i) 23,076,923 and (ii) the "Fee Multiplier" (as defined). The "Fee Multiplier" means, with respect to the date of the closing of the Offering, (a) if prior to July 1, 1998, $0.25, (b) if on or after July 1, 1998 through July 31, 1998, $0.275, (c) if on or after August 1, 1998 through August 31, 1998, $0.30 or (d) if on or after September 1, 1998, $0.325. Such fee is payable by the Company in cash, or at its election in shares of Common Stock. In connection with the Standby Commitment, the Company has agreed to grant TBL certain registration rights with respect to such Underlying Shares, including three demand registrations and unlimited piggyback registration rights for five years.

  The Redemption Agreement

     The Redemption Agreement (the "Redemption Agreement"), dated as of February 27, 1998, is by and between the Company and a subsidiary of the Partnership. The Redemption Agreement provides for an exchange of certain of the Company's oil and gas properties for 7,500 shares of the Company's Series B Senior Preferred Stock owned by the Partnership on the later of July 1, 1998 or one business day after the closing of this Offering.

     Under the Redemption Agreement, subject to the satisfaction of the conditions contained in the Redemption Agreement, the Company will convey to the Partnership all of the Company's right, title and interest in Ship Shoal Block 331, West Delta Block 35, Viosca Knoll Blocks 772, 773, 774, 817, 818 and 861 and Ewing Bank Blocks 871, 914, 915 and 916 (the "Properties"). In exchange for the Properties, the Partnership will (i) convey the Series B Senior Preferred Stock to the Company and (ii) deem satisfied all of the accrued and unpaid dividends on the shares of the Series B Senior Preferred Stock due to the Partnership as of the date of the exchange. The Partnership will be entitled to all revenues and will assume all of the costs, obligations and liabilities of the Properties that arise after January 1, 1998.

     In addition to the foregoing, the Company has agreed not to, among other things, (i) sell or otherwise convey any of its interests in the Properties, other than the sale of any oil, gas or other hydrocarbon sold in the ordinary course of business or personal property and equipment which is replaced with comparable or better value and utility, (ii) permit the creation of any encumbrance on the Properties, (iii) grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of the Properties, (iv) designate any person, other than the Partnership, as the operator of the Properties, or (v) incur any debt, obligation or liability which would be assumed by the Partnership, other than those incurred in the ordinary course with the consent of the Partnership which would not have a material adverse effect on any of the Properties. The Company will pay one half of (a) the costs of all fees for the recording of transfer documents necessary to transfer title in such Properties to the Partnership and
(b) any sales, transfer, stamp or other excise taxes resulting from the transfer of the Properties.

  The Tax Sharing Agreement

     The Tax Sharing Agreement (the "Tax Sharing Agreement"), to be executed in connection with the Reorganization Transactions by and among the Company, DeepTech and DeepFlex establishes the manner in which the parties will allocate the responsibilities, liabilities and benefits relating to or affecting the payment of federal, state, local or foreign income and other taxes, licenses and fees ("Taxes") following the date the Contribution is effected.

     Under the Tax Sharing Agreement, the parties will be responsible for the payment of various Taxes either arising from the Reorganization Transactions or regular business operations. The Company will pay (i) all Taxes attributable to the Company and its subsidiaries, including under certain circumstances, Taxes arising from the transfer of the Rigs to the Company, (ii) Taxes of TODI for periods prior to the transfer by the Company of the outstanding shares of TODI to DeepTech pursuant to the Contribution Agreement, and (iii) Taxes of DeepTech attributable to the Contribution and this Offering (but not to the extent such Taxes exceed the sum of $7 million and any Taxes attributable to the value of the Company being in excess of a notional amount to be determined according to a formula set forth in the Tax Sharing Agreement). DeepTech will pay all other Taxes attributable to DeepTech other than those described in the preceding sentence. Both the Company and DeepFlex will cooperate with DeepTech in the filing of any consolidated tax return covering the Taxes to be paid by DeepTech.

     The Tax Sharing Agreement provides for the allocation of any net operating losses and other available Tax attributes. Pursuant to the Tax Sharing Agreement, DeepTech's net operating losses and other Tax attributes are allocated first to offset DeepTech's income (other than income arising from this Offering and the Contribution), second to offset DeepFlex's operating income (for the period ending June 30, 1998 and (if different) the period ending on the date the Contribution is effected), third to offset gain DeepTech may recognize on the Contribution and this Offering, and fourth, to offset RIGCO's gain on the distribution of one of the Rigs to the Company. Finally, under the Tax Sharing Agreement, El Paso will pay the Company for the benefit of any Tax savings resulting from the use of any remaining losses of DeepTech which are carried forward to periods after the closing of the Merger.

     Finally, if a Rig is distributed to FPS III, Inc. and/or FPS V, Inc. prior to the Contribution, both the Company and DeepTech (or El Paso as successor to DeepTech) are required to provide the other party with letters of credit in the amount of $7 million to secure certain of their payment obligations under the Tax Sharing Agreement. The letters of credit are to expire after five years (but may be extended for an additional three years under certain circumstances described in the Tax Sharing Agreement).

EMPLOYEES

     Tatham Offshore and DeepFlex currently have no employees. To date, all individuals, including executive officers, necessary to meet the financial, geological, engineering and other technical and administrative requirements have been provided by DeepTech pursuant to management agreements with DeepTech. For the year ended June 30, 1997 and for the six months ended December 31, 1997, DeepTech charged (i) Tatham Offshore $3.3 million and $2.1 million, respectively, under its Management Agreement and (ii) DeepFlex $2.5 million and $1.5 million, respectively, under its management agreement.

     Upon the consummation of the Reorganization Transactions, the management agreements will terminate and the Company will directly employ all of its executive officers and other employees necessary to meet its financial, technical and administrative requirements. See "Management."

OFFICE SPACE LEASE

     Following the Merger, the Company may maintain a portion of its current office space under a Sublease Agreement between itself and El Paso under customary terms. The agreement imposes a 90-day obligation by El Paso to sublease the office space to the Company, but with no minimum term for the Company. Either party may terminate such lease with 30 days notice. The monthly rental rate will be $25,000.

LEGAL PROCEEDINGS

     The Company is involved in certain legal proceedings which have arisen in the ordinary course of business. Management believes that the outcome of such proceedings will not have a material adverse effect on the Company's financial position or results of operations.

AVAILABLE INFORMATION

     The Company is required to make periodic filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). You may inspect and copy these filings at the public reference facilities the SEC maintains at: (i) Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004; (ii) Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and (iii) 7 World Trade Center, 13th Floor, New York, New York 10048. You may also obtain copies of such materials at prescribed rates from the SEC's Public Reference Section at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. You also may access the Company's filings on the Internet at http://www.sec.gov. In addition, the Company's Common Stock is listed for quotation on The Nasdaq National Market and the Company's Series A Preferred Stock is listed on The Nasdaq OTC Bulletin Board and reports and other information concerning the Company may also be inspected at the offices of The Nasdaq Stock Market, Inc., Nasdaq Regulatory Filings, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed the Registration Statement related to this Prospectus with the SEC. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. You may obtain such additional information from the SEC's principal office in Washington, D.C. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete (but are accurate statements of those matters considered by the Company to be material to the Company stockholders in connection with this Prospectus). You may find more information with respect to such documents by looking to the exhibits, and each such statement is qualified in its entirety by such reference. You may inspect the Registration Statement, without charge, at the offices discussed above.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the current executive officers of the Company. Each executive officer named in the following table has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office. No arrangement or understanding exists between any executive officer of the Company and any other person pursuant to which he was or is to be selected as an officer.

     Because the Company will be refocusing its efforts on pursuing an integrated frontier investment strategy targeting Atlantic Canada with an initial emphasis on the offshore contract drilling industry, the Company's management can be expected to change materially. In particular, after the Offering, the Company's executive management will be: Thomas P. Tatham -- Chief Executive Officer, Dennis A. Kunetka -- Chief Financial Officer and Secretary, Phil German -- Vice President -- Senior Project Engineer, Harvey O. Fleshier -- Senior Vice President -- Marine Services, Kenneth L. Hamilton -- Vice
President -- Treasurer and Assistant Secretary, and Dennis J. Lubojacky -- Vice President -- Controller and Financial Planning. To the extent the Company concentrates its efforts in Atlantic Canada, it expects to hire more personnel, including Canadian nationals, in the area. In connection with the Offering, Messrs. Beeney, Gautreaux, Gibbon, Lucas and Pike will resign from their offices.

               NAME                 AGE                         POSITION
               ----                 ---                         --------
Thomas P. Tatham..................  52    Current and Planned Chairman of the Board and Chie
                                            Executive Officer
Kenneth E. Beeney.................  38    Current Vice President -- Chief Geophysicist and a
                                            Director
Antoine Gautreaux, Jr. ...........  46    Current Chief Operating Officer and Director
Edward J. Gibbon, Jr. ............  52    Current Vice President -- Reservoir Engineering
Dennis A. Kunetka.................  48    Current and Planned Chief Financial Officer, Senior
                                            Vice President and Secretary
Jeffrey K. Lucas..................  41    Current Vice President -- Land Manager
John D. Pike......................  42    Current Vice President -- Chief Geologist
Phil German.......................  44    Planned Vice President -- Senior Project Engineer
Harvey O. Fleisher................  51    Planned Senior Vice President -- Marine Services
Kenneth L. Hamilton...............  51    Planned Vice President -- Treasurer and Assistant
                                            Secretary
Dennis J. Lubojacky...............  45    Planned Vice President -- Controller and Financial
                                            Planning
Phillip G. Clarke.................  62    Director
Eric Lynn Hill....................  52    Director
Edward L. Moses, Jr. .............  61    Director
Clyde E. Nath.....................  64    Director
James G. Niven....................  52    Director
Jonathan D. Pollock...............  34    Director
Roger B. Vincent, Sr. ............  52    Director
Diana J. Walters..................  34    Director

     Thomas P. Tatham has served as Chairman of the Board and a Director of the Company since 1988. In addition, Mr. Tatham has served as Chairman of the Board, Chief Executive Officer and a Director of DeepTech and Chairman of the Board of the general partner of the Partnership since October 1989 and February 1989, respectively. Mr. Tatham also served as Chief Executive Officer of the general partner of the Partnership from February 1989 until June 1995. Mr. Tatham has over 27 years experience in the oil and gas industry. He founded Mid American Oil Company in 1970 and served as Chairman of the Board and Chief Executive Officer until he sold his interest therein to Centex Corporation in 1979. In 1979, Mr. Tatham founded Tatham Corporation to acquire Sugar Bowl Gas Corporation ("Sugar Bowl"), the second largest intrastate pipeline system in Louisiana. He served as Chairman of the Board of Tatham Corporation from 1979 to December 1983, at which time it sold the assets of Sugar Bowl to a joint venture between MidCon Corp. and Texas Oil and Gas, Inc. From 1984 to 1988, Mr. Tatham pursued personal investments in various industries, including the oil and gas industry. Mr. Tatham served as a director of J. Ray McDermott, S.A. from its inception in February 1995 through August 1997.

     Kenneth E. Beeney has served as a Director and Vice President -- Chief Geophysicist of the Company since August 1993. Mr. Beeney has 16 years of exploration experience, with a primary focus in the Gulf of Mexico. Prior to joining DeepTech in 1989, Mr. Beeney worked for Tenneco Oil Company ("Tenneco Oil") for eight years and Anadarko Petroleum Corporation on a variety of exploration assignments. Mr. Beeney received a B.S. in Geophysics from the Colorado School of Mines.

     Antoine Gautreaux, Jr. has served as a Director of the Company since October 1996, Chief Operating Officer of the Company since July 1996 and as Senior Vice President -- Operations from September 1995 to July 1996. Prior to joining DeepTech, Mr. Gautreaux was employed by Placid Oil Company ("Placid") for 21 years in various capacities, including Manager of Drilling and Production. Mr. Gautreaux received a B.S. degree from Nichols State University.

     Edward J. Gibbon, Jr. has served as Vice President -- Reservoir Engineering of the Company since September 1995. Mr. Gibbon has served as Vice
President -- Reservoir Engineering of Deepwater Production Systems, Inc. ("Deepwater Systems"), an affiliate of the Company, since September 1993. Prior thereto, Mr. Gibbon served as the President of IDM Engineering, Inc., a company he founded and which specialized in reservoir engineering studies and economic evaluations. Mr. Gibbon received a degree of Petroleum Engineering from the Colorado School of Mines.

     Dennis A. Kunetka has served as Senior Vice President -- Corporate Finance of the Company since October 1993 and as Chief Financial Officer and Secretary since January 1998. Mr. Kunetka has served as Senior Vice President -- Corporate Finance and Investor Relations of DeepTech and the Partnership since August 1993. Prior to joining DeepTech, Mr. Kunetka served as Vice President and Controller of United Gas Pipe Line Company and its parent company, United Gas Holding Corporation. Prior to joining United in 1984, Mr. Kunetka spent 11 years with Getty Oil Company in various tax, financial and regulatory positions. Mr. Kunetka holds B.B.A. and M.S.A. degrees from the University of Houston, a J.D. degree from South Texas College of Law and is a certified public accountant.

     Jeffrey K. Lucas has served as Vice President -- Land Manager of the Company since June 1991. Mr. Lucas has worked in the oil industry for 18 years. Prior to joining DeepTech, Mr. Lucas served in various capacities, including Division Landman, in the Land Department of Tenneco Oil from 1979 to 1989 and was primarily responsible for negotiating lease acquisitions in the Rocky Mountain area and the Gulf. Mr. Lucas received a B.S. in Mineral Land Management from the University of Colorado.

     John D. Pike has served as Vice President and Chief Geologist of the Company since August 1993. Mr. Pike has 15 years of exploration experience, with primary focus on various offshore Louisiana trends. Prior to joining DeepTech, Mr. Pike was employed with Tenneco Oil from 1981 to 1988 and Forest Oil Company from 1988 to 1991 in a variety of exploration assignments. Mr. Pike received B.S. and M.S. degrees in Geology from Texas A&M University and is a member of the American Association of Petroleum Geologists.

     Phil German will serve as Vice President -- Senior Project Engineer of the Company. Mr. German served as the Chief Pipeline Engineer for Intec Engineering Inc. of Houston and Vice President of J.P. Kenny Inc., Houston. From
1981 -- 1990, Phillip German was associated with J.P. Kenny and Partners, Ltd., London. Mr. German has been actively involved in offshore pipeline and onshore pipelines and facilities projects in the U.K., Norway, Australia, North Africa, East Africa and China. In addition to his work with engineering companies, Mr. German has also spent extended periods acting on behalf of oil and gas companies, most notably Statoil and Conoco. Mr. German holds a Bachelor of Science (degree) in Mechanical Engineering from Thames Polytechnic, London.

     Harvey O. Fleisher will serve as Senior Vice President of Marine Services of the Company. Mr. Fleisher has served as Executive Vice President of DeepFlex since April 1995. From June 1988 to April 1995, Mr. Fleisher held various engineering and operations positions with DeepTech entities. Mr. Fleisher has over

25 years experience in the offshore oil and gas industry primarily in the floating drilling and production areas. Prior to joining DeepTech in 1988, Mr. Fleisher worked for two years as an independent consultant and 14 years with Sonat Offshore Drilling, Inc. (formerly The Offshore Company). Mr. Fleisher is a Registered Professional Engineer and holds MS and BS degrees in Industrial Engineering from Texas A&M University.

     Kenneth L. Hamilton will serve as Vice President and Assistant Secretary of the Company. Currently, Mr. Hamilton serves as Corporate Tax Director of DeepTech. Prior to joining DeepTech in August 1997, Mr. Hamilton was a shareholder in Verne Sanders & Associates, a certified public accounting firm for 11 years. Mr. Hamilton served as Vice President-Controller of Tatham Corporation from 1981 to 1986 and as Tax Manager with Price Waterhouse LLP in Houston from 1974 to 1981. Mr. Hamilton holds a B.A. degree from the University of Texas at El Paso and is a certified public accountant.

     Dennis L. Lubojacky will serve as Vice President -- Controller and Financial Planning of the Company. Currently, Mr. Lubojacky serves as Controller of DeepFlex. Prior to joining DeepTech in August 1996, Mr. Lubojacky worked for two years as an independent consultant, prior thereto as Vice President -- Controller for Nabors Yemen Ltd. Mr. Lubojacky has over 23 years in the oil and gas industry, primarily with offshore and onshore drilling contractors in various accounting and financial management positions. Mr. Lubojacky holds a B.B.A. degree from Sam Houston State University and is a certified public accountant.

     Philip G. Clarke has served as a Director of the Company since March 1995. Mr. Clarke has worked in the oil and gas industry for 40 years. He was initially employed by Texaco, Inc. for approximately eight years, serving in various engineering positions. In 1965, Mr. Clarke was employed by Placid where he accumulated an additional 30 years of diversified experience. In 1977, Mr. Clarke was made Vice President of Operations for Placid's world-wide activities and held that position until his retirement in 1995. Following his retirement from Placid, Mr. Clarke continued his oil industry activity by joining several associates in forming Rising Star Energy, LLC, a Dallas, Texas based independent energy company where he is currently employed. Mr. Clarke received a B.S. degree in Mechanical Engineering from Oklahoma State University.

     Eric Lynn Hill has served as a Director of the Company since November 1997. From January 1997 to January 1998, Mr. Hill served as Chief Financial Officer and Secretary of the Company. Since January 1998, Mr. Hill has served as Vice President of Finance and Administration of Seagull Egypt Ltd. Prior to joining DeepTech, Mr. Hill served as Senior Vice -- President Finance, Administration and Secretary -- Treasurer of Global Natural Resources, Inc. from July 1988 to March 1997. Mr. Hill has over 28 years of experience in finance and auditing in energy related companies and in public accounting. Mr. Hill received a B.B.A. degree from the University of North Texas and is a certified public accountant.

     Edward L. Moses, Jr. has served as Senior Vice President -- Engineering and Production of DeepTech since 1992, Managing Director and a Director of Deepwater Systems since August 1993 and a Director of the Company since November 1997. From 1991 to 1992, he served as Senior Vice President and a Director of the Company. From 1989 to 1991, Mr. Moses served as Vice President -- Engineering of the Company. Mr. Moses has worked for over 30 years in the oil and gas industry. Prior to joining DeepTech, he worked for 12 years as an independent consultant in the oil and gas industry. Prior thereto, he spent 18 years working for Superior Oil Company where he served as Manager of International Drilling Operations. Mr. Moses has a B.S. in Petroleum Engineering from Texas A&M University.

     Clyde E. Nath has served as a Director of the Company since March 1995. Mr. Nath worked in the oil and gas industry for 40 years with Kerr-McGee Corp., holding various positions in Kerr-McGee's Exploration and Production Division throughout his career. From 1985 until his retirement in December 1994, Mr. Nath was Vice President of Exploration for the Gulf of Mexico Region of Kerr-McGee's Exploration and Production Division. Mr. Nath holds a Bachelor's degree in Geology from Oklahoma City University. He is a member of the American Association of Petroleum Geologists, the Houston Geological Society and American Petroleum Institute.

     James G. Niven has served as a Director of the Company since June 1994 and as a General Partner of Pioneer Associates, a venture capital investment company, since 1982. Mr. Niven has been a Senior Vice President of Sotheby's Inc. since November 1996 and is currently a Director and Co-chairman of The Lynton Group, Inc., Chairman of Omar Torres, Inc., and is a Director of Noel Group, Inc., The Prospect Group, Inc., Global Natural Resources, Inc., Lincoln Snacks Company, HealthPlan Services, Victory Capital LLC, CBT

Bancshares, Inc., and an Advisory Director of Houston National Bank. He is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a Trustee of the Museum of Modern Art, and the National Center for Learning Disabilities, Inc.

     Jonathan D. Pollock is a Portfolio Manager of Elliott Associates, L.P. ("Elliott Associates") responsible for the firm's oil and gas investments and has served as a Director of the Company since October 1996. He has been with Elliott Associates since 1989. Prior to joining Elliott Associates, Mr. Pollock was employed by Greenleaf Partners, an investment banking firm. See
"-- Principal and Selling Stockholders."

     Roger B. Vincent, Sr. has served as a Director of the Company since January 1996. Mr. Vincent is President of Springwell Corporation, a corporate finance advisory firm located in New York. Prior to founding Springwell, Mr. Vincent spent 18 years with Bankers Trust Company where he was a Managing Director of the firm as well as in charge of the firm's Client Group. Mr. Vincent is a director of AmeriGas Propane, Inc., a general partner of AmeriGas Partners, L.P. (NYSE listed), a Trustee of the GCG Trust of the Golden American Life Insurance Company (a subsidiary of the ING Group) and a member of the Policy Committee of Atlantic Asset Management Partners, LLC. Mr. Vincent served as a director of Petrolane, Inc. (Nasdaq listed) from July 1993 until the sale of the company in April 1995. Mr. Vincent is a graduate of Yale University and Harvard Business School.

     Diana J. Walters has served as a Director of the Company since September 1995 and is a Vice President of PaineWebber, Inc. in their energy group. Prior to joining PaineWebber, Ms. Walters served as Vice President -- Corporate Finance and Planning of the Company from October 1993 through September 1995 and as Chief Financial Officer of the Company from September 1995 through November 1996. Prior to joining DeepTech, she served as a Vice President in the Natural Resources Group of Internationale Nederlanden Bank (ING Bank) from 1990 to 1993 financing independent oil and gas companies and as an Assistant Vice President in the Natural Resources Department at The Chase Manhattan Bank (formerly Manufacturers Hanover Trust Company) from 1986 to 1990 financing interstate and intrastate pipeline companies. Ms. Walters received a B.A. degree and a M.A. degree in Energy and Mineral Resources from the University of Texas at Austin.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four meetings during the fiscal year ended June 30, 1997. During the fiscal year ended June 30, 1997, each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which each such director served.

     The Incentive Plan Compensation Committee is responsible for administering the Equity Incentive Plan (the "Incentive Plan"). Pursuant to the Incentive Plan, the Board of Directors appoints two or more directors to the Incentive Plan Compensation Committee each of which is a disinterested person under Rule 16b-3 of the Exchange Act, and qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Incentive Plan Compensation Committee, which is comprised of Messrs. Clarke, Nath and Vincent, held two meetings during the fiscal year ended June 30, 1997.

     The Conflicts and Audit Committee provides two primary services. First, it advises the Board of Directors in matters regarding the system of internal controls and the annual independent audit, and reviews policies and practices of the Company, including changes in accounting practice and significant estimates made by management affecting the financial statements. Second, the Conflicts and Audit Committee, at the request of the Board of Directors, reviews specific matters as to which the Board of Directors believe there may be a conflict of interest to determine if the resolution of such potential conflict proposed by the Board of Directors is fair and reasonable to the Company. The Conflicts and Audit Committee also reviews other matters that the Board deems appropriate. Any such matters approved by a majority vote of the Conflicts and Audit Committee will be deemed conclusively to be fair and reasonable to the Company. The Conflicts and Audit Committee of the Board of Directors, comprised of Messrs. Niven, Powell and Vincent, met once during the fiscal year ended June 30, 1997.

     The Special Committee is responsible for certain matters at the request of the Board of Directors by resolution. The Special Committee is comprised of Messrs. Clarke, Nath, Niven, Powell and Vincent. The Special Committee did not meet during the year ended June 30, 1997.

     The Company's directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and from, and attendance at, meetings of the Board of Directors or committees thereof. The Company's Directors who are not officers or affiliates of the Company are paid an annual fee of $30,000 plus $2,000 per meeting attended. See "-- Non-Employee Director Stock Option Plan."

     Mr. Nath entered into a business consulting agreement with the Partnership immediately after the Partnership acquired working interests in certain offshore oil and gas leases from Tatham Offshore on June 30, 1995. Pursuant to this agreement, Mr. Nath agreed to provide the Partnership consulting services in exchange for a one time consulting fee of $150,000. The business consulting agreement had a one-year term commencing on the date of the agreement, July 1, 1995. Through June 30, 1996, Mr. Nath abstained from voting on matters that came before the Company's Board of Directors. Effective July 1, 1996, Mr. Nath and the Partnership entered into a similar agreement providing that Mr. Nath would devote 25% of his time to the Partnership for an annual fee of $75,000 which was paid in January 1997. This agreement expired on its terms and was not renewed. See "-- Certain Transactions -- Purchase and Sale Agreement."

EXECUTIVE COMPENSATION

  Summary Compensation Table

     Historically DeepTech has compensated Tatham Offshore's executive officers and they have not received compensation from Tatham Offshore for their services as such except for amounts that may be paid to them under the Incentive Plan (as defined). See "-- Incentive Plan." DeepTech has charged Tatham Offshore an annual management fee in exchange for operational, financial, accounting and administrative services which is intended to reimburse DeepTech for the estimated costs of the services provided to Tatham Offshore. DeepTech charged Tatham Offshore $3,279,000 and $2,096,000 under this management agreement for the year ended June 30, 1997 and the six months ended December 31, 1997, respectively.

     In the future, the named executive officers of the Company will be Thomas
P. Tatham as Chief Executive Officer, Dennis A. Kunetka as Chief Financial Officer and Secretary, Phil German as Vice President -- Senior Project Engineer, Harvey O. Fleisher as Senior Vice President -- Marine Services, Kenneth L. Hamilton as Vice President -- Treasurer and Assistant Secretary, and Dennis J. Lubojacky as Vice President -- Controller and Financial Planning. The Company is currently in the process of determining the compensation for Mr. Tatham for the fiscal year after the Merger ending June 30, 1999. The following table sets forth the planned compensation for the Company's other named executive officers.

                              PLANNED COMPENSATION

                                                            COMMON STOCK        RESTRICTED STOCK(1)
         NAME/PRINCIPAL POSITION            SALARY ($)       OPTIONS(1)     (SERIES A PREFERRED STOCK)
------------------------------------------  ----------      ------------    ---------------------------
Dennis A. Kunetka.........................   200,000          100,000                 50,000
  Chief Financial Officer and Secretary
Harvey O. Fleisher........................   180,000          100,000                 50,000
  Senior Vice President -- Marine Services
Phil German...............................   180,000          100,000                 50,000
  Vice President -- Senior Project
  Engineer -- North Atlantic Pipeline
Kenneth L. Hamilton.......................   150,000          100,000                 50,000
  Vice President -- Treasurer and
  Assistant Secretary
Dennis J. Lubojacky.......................   120,000          100,000                 30,000
  Vice President -- Controller and
  Financial Planning

---------------

(1) Vests one-third after each of the third, fourth and fifth years following granting.

     The following table sets forth the compensation DeepTech paid to Tatham Offshore's Chief Executive Officer and Tatham Offshore's five other most highly compensated executive officers for the year ended June 30, 1997 (collectively, the "Named Officers"). The compensation set forth in the table represents amounts paid to the Named Officers for their services rendered in all capacities to DeepTech and its subsidiaries for the fiscal years ended June 30, 1997, 1996 and 1995. Therefore, the amounts shown do not reflect amounts earned solely as compensation for services to Tatham Offshore. During the fiscal year ended June 30, 1997, each of Messrs. Tatham and Kunetka spent less than a majority of his performing services for Tatham Offshore. During the same period, Messrs. Gautreaux, Beeney, Gibbon and Lucas spent a majority of their time performing services for Tatham Offshore. As noted below, in addition to serving as executive officers of Tatham Offshore each of Messrs. Tatham and Kunetka also served as officers of DeepTech and one or more of its affiliates.

                        ANNUAL COMPENSATION BY DEEPTECH

                                                                                       LONG TERM
                                                                                      COMPENSATION
         NAME/PRINCIPAL                                               OTHER ANNUAL       AWARDS
          POSITION WITH            FISCAL    SALARY(1)    BONUS(1)    COMPENSATION      OPTIONS
         TATHAM OFFSHORE            YEAR        ($)         ($)           ($)             (#)
         ---------------           ------    ---------    --------    ------------    ------------
Thomas P. Tatham(2)                 1997     1,000,000(3)      --      1,400,000(3)          --(4)
  Chief Executive Officer           1996     2,731,750(5) 600,000(5)      39,178(6)     300,000(7)(10)
                                    1995       600,000    600,000(9)     107,714(9)     100,000(10)
Antoine Gautreaux, Jr(11)           1997       200,000         --             --         10,000(12)
  Chief Operating Officer           1996       162,500         --             --         75,000(10)
                                    1995        31,248         --             --          2,500(12)
Dennis A. Kunetka(13)               1997       140,000         --             --             --
  Senior Vice President-            1996       120,000         --             --         30,000(10)
  Corporate Finance &               1995       120,000     15,000             --             --
  Investor Relations
Kenneth E. Beeney(11)               1997       140,000         --             --         10,000(12)
  Vice President-                   1996       110,000         --             --         75,000(10)
  Chief Geophysicist                1995        90,000     50,000             --             --
Edward J. Gibbon, Jr.(11)           1997       125,000         --             --         10,000(12)
  Vice President-                   1996       106,660         --             --         50,000(10)
  Reservoir Engineering             1995       100,000     15,000             --             --
Jeffrey K. Lucas(11)                1997       100,000         --             --          7,000(12)
  Vice President-                   1996        95,000         --             --         50,000(10)
  Land Manager                      1995        95,000     50,000             --             --

---------------

 (1) Includes the aggregate market value of Common Stock and DeepTech common stock issued as a result of the exercise of options granted pursuant to the Deferred Compensation Arrangement (as defined) for salary and bonuses. The aggregate market value is calculated based on the last reported sales prices of the Common Stock and/or the DeepTech common stock on the dates of exercise of the options.

 (2) Mr. Tatham also serves as Chairman of the Board and Chief Executive Officer of DeepTech and Chairman of the Board of the Partnership. During the fiscal year ended June 30, 1997, Mr. Tatham spent less than a majority of his time performing services for Tatham Offshore.

 (3) Effective July 1, 1996, DeepTech's Compensation Committee established a compensation plan for Mr. Tatham for the years ended June 30, 1997 and 1998. Under the compensation plan, Mr. Tatham is to receive a base salary of $1,000,000 per annum plus $1,400,000 per annum to be credited against incentive bonuses as they are earned. The base salary and bonus are payable at the rate of $200,000 per month. DeepTech's Compensation Committee detailed certain performance goals for DeepTech and its subsidiaries and affiliates, including the Company, and Mr. Tatham, which would allow him to earn the incentive bonus payments over the two year period. The performance goals are structured to reward Mr. Tatham for enhancing shareholder value through increased earnings per share and the financing of key projects. During the nine months ended March 31, 1998, DeepTech paid Mr. Tatham a base salary of $750,000 and advanced him $1,050,000 in incentive bonuses. All advances not earned by Mr. Tatham prior to the closing of the Merger will be forgiven by DeepTech at the closing.

 (4) Excludes options to acquire 1,100,000 shares of DeepTech common stock that were granted to Mr. Tatham during the fiscal year ended June 30, 1997 related to matters other than for executive compensation and unrelated to the operations of DeepTech or Tatham Offshore.

 (5) Mr. Tatham's salary and bonus for the fiscal year ended June 30, 1996 were settled through the issuance of options pursuant to the Deferred Compensation Arrangement. Under the Deferred Compensation Arrangement, for each $1 of salary deferred, Mr. Tatham was entitled to apply $3 to the exercise price of options to acquire Common Stock or DeepTech common stock under the Incentive Plan or DeepTech's equity incentive plan, respectively. Through June 30, 1996, Mr. Tatham had exercised options to acquire 600,125 shares of DeepTech common stock in full settlement of his salary for the fiscal year ended June 30, 1996. In addition, Mr. Tatham was awarded a bonus during the fiscal year ended June 30, 1996 unrelated to Tatham Offshore's operations. This bonus was settled pursuant to the Deferred Compensation Arrangement in September 1995 when Mr. Tatham exercised options to purchase 150,000 shares of DeepTech common stock. The aggregate market value of the 750,125 shares of DeepTech common stock issued, calculated based on the last reported sales price on the dates of exercise, was $3,331,750.

 (6) Represents dues for club memberships.

 (7) Excludes options to acquire 1,666,666 shares of DeepTech common stock that were granted by DeepTech to Mr. Tatham during the fiscal year ended June 30, 1996 related to matters other than for executive compensation and unrelated to the operations of DeepTech or Tatham Offshore.

 (8) Mr. Tatham's bonus was earned during the fiscal year ended June 30, 1995, but was deferred under the Deferred Compensation Arrangement with DeepTech. In August 1995, Mr. Tatham exercised options to purchase 150,000 shares of DeepTech common stock in settlement of this bonus obligation. The market value of the 150,000 shares of DeepTech common stock issued, calculated based on the last reported sales price on the date of exercise, was $600,000.

 (9) Includes $85,400 to pay the initial membership fee at two country clubs.

(10) Options to acquire DeepTech common stock granted pursuant to DeepTech's equity incentive plan.

(11) Each of these executive officers spent the majority of his time performing services for Tatham Offshore during the fiscal year ended June 30, 1997.

(12) Represents options issued to purchase shares of Common Stock pursuant to Tatham Offshore's Incentive Plan.

(13) Mr. Kunetka also served as Senior Vice President -- Corporate Finance and Investor Relations for DeepTech and the Partnership. During the fiscal year ended June 30, 1997, Mr. Kunetka spent less than a majority of his time performing services for Tatham Offshore.

  SAR Grants Table

     The following table sets forth certain information detailing Stock Appreciation Rights ("SARs") grants made to the Named Officers under the Incentive Plan with respect to shares of Common Stock during the fiscal year ended June 30, 1997. Each SAR listed below was issued pursuant to the Incentive Plan.

                                                                                        POTENTIAL REALIZABLE
                             NUMBER OF SHARES                                             VALUE AT ASSUMED
                                OF TATHAM                                                  ANNUAL RATES OF
                                 OFFSHORE        PERCENT OF                                  STOCK PRICE
                               COMMON STOCK        TOTAL       EXERCISE                   APPRECIATION FOR
                                UNDERLYING      OPTIONS/SARS    OR BASE                      OPTION TERM
                               OPTIONS/SARS      GRANTED IN      PRICE     EXPIRATION   ---------------------
           NAME                  GRANTED        FISCAL YEAR    ($/SHARE)      DATE        5%($)      10%($)
           ----              ----------------   ------------   ---------   ----------   ---------   ---------
Kenneth E. Beeney..........       10,000           12.7%        $8.125      10/21/02     27,630      62,690
Antoine Gautreaux, Jr......       10,000           12.7%        $8.125      10/21/02     27,630      62,690
Edward J. Gibbon, Jr.......       10,000           12.7%        $8.125      10/21/02     27,630      62,690
Jeffrey K. Lucas...........        7,000           12.7%        $8.125      10/21/02     19,341      43,883

  Option Exercises and Year-End Value Tables

     The following table sets forth certain information regarding the outstanding options and warrants to purchase DeepTech common stock held by the Named Officers as of June 30, 1997:

                                                                                           VALUE OF UNEXERCISED
                               SHARES                        NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                             ACQUIRED ON      VALUE      OPTIONS AT FISCAL YEAR-END(#)     AT FISCAL YEAR-END($)
           NAME              EXERCISE(#)   REALIZED($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
           ----              -----------   -----------   -----------------------------   -------------------------
Thomas P. Tatham...........    722,917(1)      --(2)            2,568,749(4)/   --          $ 5,603,121/$    --
Antoine Gautreaux, Jr......         --         --              18,750   /56,250(3)          $   75,000/$225,000
Dennis A. Kunetka..........         --         --               7,500   /22,500(3)          $   30,000/$ 90,000
Kenneth E. Beeney..........         --         --              18,750   /56,250(3)          $   75,000/$225,000
Edward J. Gibbon, Jr.......         --         --              12,500   /37,500(3)          $   50,000/$150,000
Jeffrey K. Lucas...........         --         --              12,500   /37,500(3)          $   50,000/$150,000

---------------

(1) Options exercised to purchase DeepTech common stock were acquired by Mr. Tatham related to matters other than executive compensation and unrelated to the operations of DeepTech or Tatham Offshore.

(2) On May 21, 1997, Mr. Tatham exercised 447,917 warrants to purchase a like amount of shares of DeepTech common stock at $4.50 per share. In addition, Mr. Tatham exercised 275,000 warrants to purchase a like amount of shares of DeepTech common stock at $10.00 per share. On May 21, 1997, DeepTech common stock closed at $6.44 per share on The Nasdaq National Market.

(3) Represents unvested portion of options issued pursuant to DeepTech's equity incentive plan and which vest 25% annually beginning November 14, 1996.

(4) Currently, options for only 300,000 shares remain unexercised.

     The following table sets forth certain information regarding the outstanding options and warrants to purchase Common Stock held by the Named Officers at June 30, 1997.

                                                                                              VALUE OF UNEXERCISED
                           SHARES                              NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON                       OPTIONS AT FISCAL YEAR-END(#)       FISCAL YEAR-END($)
         NAME            EXERCISE(#)   VALUE REALIZED($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
         ----            -----------   -----------------   -----------------------------   --------------------------
Antoine Gautreaux,
  Jr...................      --               --                2,500(1)/10,000(2)                   --/--
Kenneth E. Beeney......      --               --                 --     /10,000(2)                   --/--
Edward J. Gibbon,
  Jr...................      --               --                 --     /10,000(2)                   --/--
Jeffrey K. Lucas.......      --               --                 --     / 7,000(2)                   --/--

---------------

(1) Fully vested options granted pursuant to the Incentive Plan.

(2) SARs granted pursuant to the Incentive Plan on October 21, 1996 which vest 1/3 each year beginning three years from the date of grant.

  Incentive Plan

     In 1995, Tatham Offshore adopted the Incentive Plan. Tatham Offshore effected the Incentive Plan to allow it to grant a variety of awards pursuant to the Incentive Plan including stock options, restricted stock, and stock value equivalent awards.

     Under the Incentive Plan, Tatham Offshore may grant to employees, consultants or agents of Tatham Offshore or any of its parents or subsidiaries one or more options (each, a "Stock Option") to purchase shares of Common Stock as hereinafter set forth. Stock Options granted under the Incentive Plan may be either incentive stock options ("Incentive Stock Options") under Section 422(b) of the Code or stock options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Pursuant to the Incentive Plan, Tatham Offshore may grant awards of Common Stock subject to restrictions on disposition ("Restricted Stock Grant") and such other requirements as the Incentive Plan Compensation Committee deems appropriate. Pursuant to the Incentive Plan, Tatham Offshore may also grant rights to receive an amount equal to the fair market value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the fair market value of Common Stock over a specified period of time ("SARs"). Stock Options, Restricted Stock Grants and SARs are referred to as "Awards."

     Except with respect to outstanding Awards, and unless sooner terminated by action of Tatham Offshore's Board of Directors, the Incentive Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Incentive Plan is 400,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

     The Board of Directors may terminate or suspend the Incentive Plan (or any portion thereof) at any time with respect to any shares for which Awards remain outstanding. The Board of Directors has the right to amend the Incentive Plan from time to time; and provided, further, that the Board of Directors may not, without stockholder approval, (i) materially increase the number of shares of Common Stock which may be issued under the Incentive Plan (other than in connection with adjustments permitted by the Incentive Plan), (ii) materially modify the requirements as to eligibility for participation in the Incentive Plan, (iii) materially increase the benefits accruing to participants under the Incentive Plan, or (iv) extend the termination date of the Incentive Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Incentive Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or (ii) the benefits provided under Section 422 of the Code.

     The Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, or the qualification requirements of Section 401 of the Code.

     The Incentive Plan is to be administered by the Incentive Plan Compensation Committee. Each member of the Incentive Plan Compensation Committee is a disinterested person under Rule 16b-3 of the Exchange Act and qualifies as an "outside director," as such term is used under Section 162(m) of the Code.

     Subject to the provisions of the Incentive Plan, the Incentive Plan Compensation Committee has sole authority to select the individuals who are to be granted Awards from among those persons who are eligible and to determine the restrictions, terms and conditions of each Award granted under the Incentive Plan (subject to the terms of the incentive plan). The Incentive Plan Compensation Committee is authorized to interpret the Incentive Plan and may, from time to time, adopt, amend, or rescind rules and regulations relating to the implementation, administration and maintenance of the Incentive Plan.

     A total of 181,500 Awards issued pursuant to the Incentive Plan are currently outstanding.

  Non-Employee Director Stock Option Plan

     In 1995, Tatham Offshore adopted the Tatham Offshore Non-Employee Director Stock Option Plan (the "Director Plan") to allow Tatham Offshore to attract the best available individuals to serve as outside directors of Tatham Offshore.

     All non-employee directors of Tatham Offshore are eligible to participate in the Director Plan. The Director Plan provides for (i) automatic one-time grants of Stock Options to Tatham Offshore's non-employee directors and (ii) the issuance and exercise of Stock Options in lieu of standard cash director compensation upon the election of non-employee directors. All Stock Options granted under the Director Plan are Non-Qualified Stock Options.

     Except with respect to outstanding Stock Options, and unless sooner terminated by action of the Board of Directors, the Director Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock for which Stock Options may be granted under the Director Plan is 100,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

     Under the Director Plan, grants of Stock Options to purchase 3,000 shares of Common stock were automatically made to all non-employee directors of Tatham Offshore provided that such non-employee directors had not already received stock options to purchase 3,000 shares of Common Stock in connection with their service as a director. In addition, after the effective date of the Director Plan, any newly elected non-employee director will automatically receive Stock Options to purchase 3,000 shares of Common Stock. The exercise price for the Stock Options to purchase 3,000 shares of Common Stock will be 100% of the fair market value of the Common Stock on the later to occur of (i) the effectiveness of the Director Plan, or (ii) the election of a participant as a director. The Stock Options issued pursuant to these provisions can be immediately exercisable and, unless terminated sooner in accordance with the Director Plan, expire on a date which is ten years after the date of grant of the option.

     In connection with their agreements to serve on the Board of Directors, each of Messrs. Niven and Powell were originally granted stock options to purchase 3,000 shares of Common Stock for $100.00 per share. Each of these stock options vested at the rate of 1,000 per year beginning June 30, 1995 and were subject to stockholder approval. During the year ended June 30, 1996, these stock options were canceled and Messrs. Niven and Powell were granted Stock Options to purchase 3,000 shares of Common Stock at $8.125 per share, pursuant to the Director Plan which included 1,000 Stock Options each, which vested immediately, and 1,000 Stock Options each, which vested annually on June 30, 1996 and 1997. In connection with his appointment to the Board, Mr. Vincent was issued Stock Options to purchase 3,000 shares of Common Stock at $8.125 per share pursuant to the Director Plan. These Stock Options vest at the rate of 1,000 per year beginning January 31, 1997.

     In connection with his election to the Board of Directors, Mr. Pollock was issued Stock Options to purchase 3,000 shares of Common Stock at $8.125 per share. In their new roles as non-employee directors on the Board of Directors, Mr. Donald S. Taylor and Ms. Walters were each issued Stock Options to purchase 3,000 shares of Common Stock at $8.125 per share. The Stock Options issued to Messrs. Pollock and Taylor and Ms. Walters vest at the rate of 1,000 per year beginning October 21, 1997. Because Mr. Taylor did not stand for re-election in November, 1997, options to purchase 2,000 shares of Common Stock granted to him were canceled.

     In January 1998, Tatham Offshore entered into an agreement with Mr. Hill regarding his service as a director of Tatham Offshore whereby Tatham Offshore issued Mr. Hill a fully vested option to purchase 15,000 shares of Common Stock for $3.00 per share.

     The Board of Directors may terminate or suspend the Director Plan (or any portion thereof) at any time with respect to any shares for which Stock Options remain outstanding. The Board of Directors has the right to amend the Director Plan from time to time; provided, however, that the Board of Directors may not, without stockholder approval, (i) materially increase the number of shares of Common Stock which may be issued under the Director Plan (other than in connection with adjustments permitted by the Director Plan), (ii) materially modify the requirements as to eligibility for participation in the Director Plan, (iii) materially increase the benefits accruing to participants under the Director Plan, or (iv) extend the termination date of the Director Plan. In addition, no amendment, suspension or termination may be adopted which would disqualify the Director Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or (ii) the benefits provided under Section 422 of the Code.

                              CERTAIN TRANSACTIONS

     Because DeepTech has historically managed Tatham Offshore and has owned a significant percentage of its Common Stock, there are numerous transactions required to be disclosed with respect to Tatham Offshore's historical relationship with DeepTech, DeepFlex and the Partnership. However, on a going forward basis, because of the transfers of assets contemplated by the Reorganization Transactions, there will be relatively few relationships between the Company and DeepTech and the Partnership. In addition, the Company will no longer be affiliated with either DeepTech or the Partnership. Accordingly, the description of related transactions under "-- Historical," although of significant importance in understanding the Company's historical business, is of little relevance in understanding the Company's prospective business and operations. You are, however, advised to read closely the transactions described under "-- Prospective" because they include a description of related transactions arising out of the Reorganization Transactions and the Company's related transactions on a going forward basis.

     It is the Company's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on the Company's experience in the industry and the terms of its transactions with unaffiliated parties, management believes that all of the transactions described below met that standard at the time such transactions were effected.

PROSPECTIVE

     In connection with the Reorganization Transactions, the Company has entered into several agreements with DeepTech, Mr. Tatham, the Partnership, and TBL. Included in these agreements are the Contribution and Distribution Agreement between the Company, DeepTech, DeepFlex and El Paso, the Standby Agreement between the Company, DeepTech, Mr. Tatham, TBL and El Paso, the Purchase Commitment Agreement between the Company and TBL, the Redemption Agreement between the Company and a subsidiary of the Partnership, and the Tax Sharing Agreement between the Company, DeepTech and DeepFlex. See "Business -- General Business -- Description of Reorganization Transactions."

HISTORICAL

  Management Agreement

     The Management Agreement between Tatham Offshore and DeepTech provides for an annual management fee which is intended to reimburse DeepTech for the estimated costs of its operational, financial, accounting and administrative services provided to Tatham Offshore. During the year ended June 30, 1997 and for the six months ended December 31, 1997, DeepTech charged Tatham Offshore $3,279,000 and $2,096,000, respectively, under the Management Agreement. As a result of the Reorganization Transactions, if the Redemption Agreement is consummated, the management fees due to DeepTech from Tatham Offshore will be reduced by 50% effective retroactively to January 1, 1998.

  Subordinated Notes Restructuring Option Agreement

     Until December 17, 1997, DeepTech held Tatham Offshore's Subordinated Notes with an aggregate principal amount of $60 million. On December 17, 1997, DeepTech converted all of the principal amount outstanding under the Subordinated Notes into 26,666,667 shares of Common Stock based on the market price at the time of exercise. As part of this Offering, DeepTech is granting to its stockholders Rights to purchase all of the Common Stock and Series A Preferred Stock it owns. Following the Offering, DeepTech will not own any shares of Common Stock or Series A Preferred Stock.

  Marketing Agreements

     Tatham Offshore and Offshore Marketing entered into purchase agreements whereby Offshore Marketing has agreed to purchase all of the gas, oil and condensate produced by Tatham Offshore from its properties on a month to month basis. During the year ended June 30, 1997, Tatham Offshore sold 99% of its production to Offshore Marketing. The agreement with Offshore Marketing provides Offshore Marketing fees equal to 2% of the sales value of crude oil and condensate and $0.015 per dekatherm of natural gas for selling Tatham Offshore's production. Tatham Offshore's sales to Offshore Marketing totaled $20.5 million for the year ended June 30, 1997. All such purchase agreements between Tatham Offshore and Offshore Marketing will terminate on or prior to the Closing.

  Convertible Exchangeable Preferred Stock

     As of July 1, 1996, DeepFlex owned 4,670,957 shares of Series A Preferred Stock and 5,329,043 warrants of Tatham Offshore. In December 1996, DeepFlex exercised 1,016,957 of its Tatham Offshore warrants to acquire an equal number of shares of Series C Preferred Stock at $1.00 per share. The remaining 4,312,086 warrants of Tatham Offshore held by DeepFlex were automatically converted into an equal number of shares of Tatham Offshore's Mandatory Redeemable Preferred Stock on January 1, 1997.

     In February 1998, DeepFlex exchanged its 1,016,957 shares of Series C Preferred Stock for 406,783 Exchange Warrants and immediately converted the Exchange Warrants into 406,783 shares of Common Stock at $6.53 per share for a total cost of $2,656,000. These shares are part of the shares included in this Rights Offering. Tatham Offshore used the proceeds to redeem all of the 4,991,377 shares of Mandatory Redeemable Preferred Stock outstanding at $0.50 per share as required under the terms of the Mandatory Redeemable Preferred Stock issue. DeepFlex received $2,156,000 as a result of this redemption by Tatham Offshore.

     In March 1998, DeepFlex transferred all of its shares of Series A Preferred Stock and Common Stock (discussed above) to DeepTech in satisfaction of $12,000,000 of the DeepFlex Debt.

  Purchase and Sale Agreement

     On June 30, 1995, the Partnership entered into a purchase and sale agreement with Tatham Offshore pursuant to which the Partnership acquired, subject to certain reversionary interests, a 75% working interest in Viosca Knoll Block 817, a 50% working interest in Garden Banks Block 72 and a 50% working interest in Garden Banks Block 117 (the "Subject Properties") from Tatham Offshore for $30 million.

     In connection with Reorganization Transactions, and more specifically the Redemption Agreement, Tatham Offshore will assign all of its right, title and interest in the purchase and sale agreement with the Partnership and the properties related to such agreement to the Partnership.

  Transportation, Processing and Platform Access Agreements

     Tatham Offshore entered into transportation, processing and platform access agreements with the Partnership pursuant to a Master Gas Dedication Agreement in which Tatham Offshore dedicated all production from its Garden Banks, Viosca Knoll, Ewing Bank and Ship Shoal leases as well as certain adjoining areas of mutual interest to the Partnership for transportation. In exchange, the Partnership agreed to install the pipeline facilities necessary to transport production from the areas and certain related facilities and to provide transportation services with respect to such production. These agreements are generally in effect for the productive life of the reserves. Tatham Offshore agreed to pay certain fees for transportation services and facilities access provided under the Master Gas Dedication Agreement. Pursuant to the terms of the purchase and sale agreement discussed above, the Partnership assumed all of Tatham Offshore's obligations under the Master Gas Dedication Agreement and certain ancillary agreements with respect to the Subject Properties. Tatham Offshore paid the Partnership $4,126,000 under these agreements during the year ended June 30, 1997.

     As part of the Reorganization Transactions, the Company will assign all of its right, title and interest in the Master Gas Dedication Agreement and related agreements to the Partnership.

  Dover Services Agreement

     Effective November 1, 1995, Dover Technology, Inc. ("Dover"), an affiliate of DeepTech, entered into a Technology Services Agreement with Tatham Offshore (the "Dover Services Agreement") which expired on

October 31, 1996. Under the Dover Services Agreement, Dover provided development and exploration services to Tatham Offshore, which services included, without limitation, 2-D and 3-D seismic interpretation, reserve quantification and evaluation, prospect generation, log analyses, mapping and technical presentations, and structural modeling utilizing CAEX technology with reasonable access to DeepTech's equipment. For the year ended June 30, 1997, charges for technical services by Dover to Tatham Offshore under the Dover Services Agreement totaled $160,000. Tatham Offshore's payable to Dover for these services in the amount of $1,734,000 at November 1, 1995 was converted into the affiliate note discussed below.

  Affiliate Note

     On November 1, 1995, Tatham Offshore converted $1,734,000 of its accounts payable to Dover into an unsecured promissory note payable to DeepTech. This note bore interest at 14.5% per annum, payable quarterly, and the principal was payable to DeepTech in six monthly installments which began on January 31, 1997. Interest expense related to the note totaled $202,000 for the year ended June 30, 1997. Tatham Offshore paid the note in full on June 30, 1997.

  Other

     In September 1995, Tatham Offshore reacquired an aggregate 25% working interest in Viosca Knoll Block 817 and an approximate 12.5% working interest in the remainder of the Viosca Knoll Blocks 772/773, 774, 818 and 861 (collectively, the "Viosca Knoll Properties") from two industry partners for a total of $16,000,000 in convertible production payments payable from 25% of the net cash flow from the Viosca Knoll Properties so acquired. Under the agreements related to the production payment, the unpaid portion of the production payments is convertible into Common Stock at any time until September 2000. Upon conversion, the holders of stock issued thereunder will be entitled to three demand and unlimited "piggyback" registration rights. Under certain circumstances, the industry partners may require DeepTech to purchase the convertible production payments for an amount equal to 50% of the unrecovered portion thereof. At February 28, 1998, the unpaid portion of the production payment obligation totaled approximately $11.4 million. In March 1998, Mr. Tatham acquired one-half of this convertible production payment.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth, as of March 17, 1998, the beneficial ownership of the outstanding Common Stock and Series A Preferred Stock by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding Common Stock or Series A Preferred Stock, or any combination thereof, of the Company, (ii) each director of the Company and (iii) all executive officers and directors of the Company as a group as of the date of this Prospectus.

                                        BENEFICIAL OWNERSHIP                                         BENEFICIAL OWNERSHIP
                                           COMMON STOCK/                   COMMON STOCK/                 COMMON STOCK/
                                  SERIES A PREFERRED STOCK BEFORE    SERIES A PREFERRED STOCK      SERIES A PREFERRED STOCK
                                     THIS OFFERING(1)(2)(3)(4)         SOLD IN THIS OFFERING     AFTER THIS OFFERING(1)(2)(4)
                                  --------------------------------   -------------------------   -----------------------------
        NAME AND ADDRESS              NUMBER            PERCENT        SHARES        PERCENT         SHARES          PERCENT
        ----------------          ---------------     ------------   -----------   -----------   ---------------   -----------
Kenneth E. Beeney...............           8,500                *        -/-           -/-                8,500             *
Phillip G. Clarke...............           6,379                *        -/-           -/-                6,379             *
Antoine Gautreaux, Jr...........           2,500(5)             *        -/-           -/-                2,500             *
E. Lynn Hill....................          15,000(6)             *        -/-           -/-               15,000             *
Edward L. Moses.................  95,558/255,100(7)        */1.4%        -/-           -/-       95,558/255,100        */1.4%
Clyde E. Nath...................           8,458(8)             *        -/-           -/-                8,458             *
James G. Niven..................           9,379(9)             *        -/-           -/-                9,379             *
Jonathon D. Pollock.............           1,000(10)            *        -/-           -/-                1,000             *
Thomas P. Tatham................        596,875/        2.0%/8.7%        -/-           -/-             596,875/     2.0%/8.7%
7500 Chase Tower                       1,537,600(11)                                                  1,537,600
Houston, Texas 77002
Roger Vincent...................           2,371(12)            *        -/-           -/-                2,371             *
Diana J. Walters................           3,500(13)            *        -/-           -/-                3,500             *
DeepTech International Inc......     28,073,450/      93.9%/26.5%    28,073,450/        93.9%/        -/-             -/-
7500 Chase Tower                       4,670,957(14)                   4,670,957         26.5%
Houston, Texas 77002
Elliott Associates, L.P.........      1,636,843/       5.2%/34.3%        -/-           -/-           1,636,843/    5.2%/34.3%
712 5th Avenue, 36th Floor             6,037,784(15)                                                  6,037,784
New York, New York 10019
Martley International, L.P......      1,636,843/       5.2%/34.3%        -/-           -/-           1,636,843/    5.2%/34.3%
1086 Teaneck Road                      6,037,784(15)                                                  6,037,784
Teaneck, New Jersey 07666
Westgate International, L.P.....      1,636,843/       5.2%/34.3%        -/-           -/-           1,636,843/    5.2%/34.3%
c/o Midland Bank Trust                 6,037,784(15)                                                  6,037,784
Corporation (Cayman) Limited
P.O. Box 1109, Mary Street
Grand Cayman, Cayman
Island, British West Indies
Executive officers and directors
as a group (15 persons).........        793,620/       2.6%/10.5%        -/-           -/-             793,620/    2.6%/10.5%
                                       1,854,000(16)                                                  1,854,000

---------------

  *  Less than 1%

 (1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of the date of this Registration Statement are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by other persons.

 (2) Shares of Series B Preferred Stock and Series C Preferred Stock held by each named person are assumed converted into shares Common Stock for the purpose of computing the number of shares of Common Stock beneficially owned by such person. Alternatively, each share of Series A Preferred Stock, Series B and C Preferred Stock may be exchanged for 0.4 exchange warrants which are each exercisable to purchase one share of Common Stock at $6.53 per share.

 (3) Excludes each named person's indirect ownership interest, if any, in the shares of the Company beneficially owned by DeepTech.

 (4) Excludes any shares of Common Stock that may be purchased by such individuals in this Offering.

 (5) Includes options to purchase 2,500 shares of Common Stock.

 (6) Includes options to purchase 15,000 shares of Common Stock.

 (7) Includes 69,158 shares assumed acquired as a result of conversion of 255,100 shares of Series A Preferred Stock into Common Stock.

 (8) Includes options to purchase 3,000 shares of Common Stock.

 (9) Includes options to purchase 3,000 shares of Common Stock.

(10) Mr. Pollock is Portfolio manager of Elliott Associates whose beneficial ownership of securities is shown elsewhere in this table. Includes options to purchase 1,000 shares of Common Stock.

(11) Includes 416,681 shares assumed acquired as a result of conversion of 1,537,600 shares of Series A Preferred Stock into Common Stock. Also includes 1,834 shares assumed acquired as a result of conversion of 21,000 shares of Series C Preferred Stock into Common Stock.

(12) Includes 271 shares assumed acquired as a result of conversion of 1,000 shares of Series A Preferred Stock into Common Stock. Also includes options to purchase 2,000 shares of Common Stock.

(13) Includes options to purchase 1,000 shares of Common Stock.

(14) Includes 1,266,296 shares of Common Stock assumed acquired as a result of the conversion of 4,670,957 shares of Series A Preferred Stock.

(15) The shares credited to Elliott Associates, a Delaware limited partnership, Westgate International, L.P., a Cayman Islands Limited Partnership ("Westgate") and Martley International, Inc., a Delaware corporation as beneficial ownership interest include (a) 1,406,408 shares beneficially owned by Elliott Associates ("Elliott Shares") and (b) 230,435 shares beneficially owned by Westgate ("Westgate Shares"). The Elliott Shares include 1,406,408 shares that Elliott Associates may acquire on conversion of 5,187,784 shares of Series A Preferred Stock into Common Stock.

(16) Includes (i) 502,619 shares of Common Stock assumed acquired upon conversion of 1,854,000 shares of Series A Preferred Stock, (ii) 1,834 shares of Common Stock assumed acquired upon conversion of 21,000 shares of Series C Preferred Stock and (iii) options to purchase 27,500 shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's present authorized capital consists of 360,000,000 shares of stock, comprised of 250,000,000 shares of Common Stock, par value of $0.01 per share, and 110,000,000 shares of Preferred Stock, par value of $0.01 per share.

COMMON STOCK

     Subject to the rights of holders of Preferred Stock of the Company then outstanding (including shares of Convertible Exchangeable Preferred Stock), holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors. In addition, super majority voting requirements apply in respect of certain stockholder actions. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in all assets of the Company available for distribution to the holders of Common Stock.

     Shares of Common Stock are not liable to further calls or assessments by the Company. Stockholders do not have preemptive rights to purchase any securities of the Company.

     As of March 17, 1998, there were 160 stockholders of record of Common Stock and 29,982,673 shares issued and outstanding.

     The Transfer Agent and Registrar for the Common Stock and Series A Preferred Stock is ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

     Pursuant to the Certificate of Incorporation of the Company, the Company's Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and to establish from time to time the number of shares to be included in each such series to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

     As of the date of this Prospectus, the Board of Directors has provided for the issuance of five series of Preferred Stock: Series B Senior Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Mandatory Redeemable Preferred Stock. The aggregate number of issued shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Mandatory Redeemable Preferred Stock may not exceed 25,120,948 at any given time. The Mandatory Redeemable Preferred Stock was retired in February 1998.

     Series B Senior Preferred Stock. The Series B Senior Preferred Stock has a liquidation preference of $1,000 per share and accrues quarterly dividends at an annual rate of 9% on the liquidation preference commencing on March 31, 1996. As of March 31, 1998, 7,500 shares of the Series B Senior Preferred Stock were issued and outstanding to the Partnership. All of the Series B Senior Preferred Stock will be retired as part of the Reorganization Transactions.

     Each outstanding share of Series B Senior Preferred Stock may be converted, at any time and from time to time, into such number of whole shares of Series A Preferred Stock as is equal to (i) the sum of $1,000 and any accrued and unpaid dividends thereon through the date of conversion divided by (ii) $0.9375 (the "Trading Reference Price"). The Trading Reference Price is subject to adjustment for certain events, including without limitation, a stock dividend of Series A Preferred Stock, a stock split, a reverse stock split, an issuance of rights, warrants or options, and a distribution of assets. To convert the Series B Senior Preferred Stock, the holder of such shares must deliver to the Company (i) certificate(s) representing the shares of Series B Senior Preferred Stock to be converted and
(ii) a written notice of election.

     Series A Preferred Stock. The Series A Preferred Stock accrues dividends quarterly which are payable commencing on September 30, 1996, at an annual rate of 12% on the liquidation preference of $1.50 per share. Such dividends are cumulative and payable in arrears.

     Upon liquidation, dissolution or winding up, the Series A Preferred Stock will rank (i) senior to the Series B Preferred Stock, the Series C Preferred Stock, the Common Stock and each other class of capital stock or series of Preferred Stock that may be issued that ranks junior to the Series A Preferred Stock with respect to liquidation, dissolution or winding up, (ii) on a parity with each other class of capital stock or series of Preferred Stock that may be issued that ranks on a parity with the Series A Preferred Stock with respect to liquidation, dissolution or winding up and (iii) junior to each other class of capital stock or series of Preferred Stock that may be issued that ranks senior to the Series A Preferred Stock with respect to liquidation, dissolution or winding up.

     Each outstanding share of Series A Preferred Stock may be converted, at any time and from time to time, into such number of whole shares of Common Stock as is equal to (i) the sum of $1.50 and any accrued and unpaid dividends thereon through the date of conversion divided by (ii) $6.53 (the "Trading Reference Price"). If the Company elects to redeem the Series A Preferred Stock, all such rights to convert shall terminate, however, at 5:00 p.m., New York City time, on the last business day before the redemption is to occur. The Trading Reference Price is subject to adjustment for certain events, including without limitation, a stock dividend of Common Stock, a stock split, a reverse stock split, an issuance of rights, warrants or options, and a distribution of assets. To convert the Series A Preferred Stock, the holder of such shares must deliver to the Company (i) certificate(s) representing the shares of Series A Preferred Stock to be converted and (ii) a written notice of election. Further, at any time until December 31, 1998, each share may be exchanged for 0.4 Exchange Warrants, each of which entitles the holder to purchase one share of Common Stock at $6.53 per share. The Exchange Warrants expire on July 1, 1999.

     As of March 31, 1998, 17,623,710 shares of Series A Preferred Stock were issued and outstanding and each share of Series A Preferred Stock had approximately $0.31 of accrued and unpaid dividends for a total of $5,551,469.

     Series B Preferred Stock. Series B Preferred Stock accrues dividends quarterly which are payable commencing on December 31, 1996, at an annual rate of 8% on the liquidation preference of $1.00 per share. Such dividends are cumulative and payable in arrears.

     Upon liquidation, dissolution or winding up, the Series B Preferred Stock will rank (i) senior to the Series C Preferred Stock, the Common Stock and to each other class of capital stock or series of Preferred Stock that may be issued that ranks junior to the Series B Preferred Stock with respect to liquidation, dissolution or winding up, (ii) on a parity with each other class of capital stock or series of Preferred Stock that may be issued that ranks on a parity with the Series B Preferred Stock with respect to liquidation, dissolution or winding up, and (iii) junior to the Series A Preferred Stock and to each other class of capital stock or series of Preferred Stock that may be issued that ranks senior to the Series B Preferred Stock with respect to liquidation, dissolution or winding up.

     Each outstanding share of Series B Preferred Stock may be converted, at any time and from time to time, into such number of whole shares of Common Stock as is equal to (i) the sum of $1.00 and any accrued and unpaid dividends thereon through the date of conversion divided by (ii) $6.53 (the "Trading Reference Price"). If the Company elects to redeem the Series B Preferred Stock, all such rights to convert shall terminate, however, at 5:00 p.m., New York City time, on the last business day before the redemption is to occur. The Trading Reference Price is subject to adjustment for certain events, including without limitation, a stock dividend of Common Stock, a stock split, a reverse stock split, an issuance of rights, warrants or options, and a distribution of assets. To convert the Series B Preferred Stock, the holder of such shares must deliver to the Company (i) certificate(s) representing the shares of Series B Preferred Stock to be converted and (ii) a written notice of election. Further, at any time until December 31, 1998, each share may be exchanged for 0.4 Exchange Warrants, each of which entitles the holder to purchase one share of Common Stock at $6.53 per share. The Exchange Warrants expire on July 1, 1999.

     As of March 31, 1998, 74,379 shares of Series B Preferred Stock were issued and outstanding and each share of Series B Preferred Stock had approximately $0.12 of accrued and unpaid dividends for a total of $8,925.

     Series C Preferred Stock. Series C Preferred Stock accrues dividends quarterly beginning January 1, 1997, at an annual rate of 4%, on the liquidation preference of $0.50 per share. Such dividends are cumulative and payable in arrears.

     Upon liquidation, dissolution or winding up, the Series C Preferred Stock will rank (i) senior to the Common Stock and other class of capital stock or series of Preferred Stock that may be issued that ranks junior to the Series C Preferred Stock with respect to liquidation, dissolution or winding up, (ii) on a parity with each other class of capital stock or series of Preferred Stock that may be issued that ranks on a parity with the Series C Preferred Stock with respect to liquidation, dissolution or winding up, and (iii) junior to the Series A Preferred Stock, the Series B Preferred Stock and each other class of capital stock or series of Preferred Stock that may be issued that ranks senior to the Series C Preferred Stock with respect to liquidation, dissolution or winding up.

     Each outstanding share of Series C Preferred Stock may be converted, at any time and from time to time, into such number of whole shares of Common Stock as is equal to (i) the sum of $0.50 and any accrued and unpaid dividends thereon through the date of conversion divided by (ii) $6.53 (the "Trading Reference Price"). If the Company elects to redeem the Series C Preferred Stock, all such rights to convert shall terminate, however, at 5:00 p.m., New York City time, on the last business day before the redemption is to occur. The Trading Reference Price is subject to adjustment for certain events, including without limitation, a stock dividend of Common Stock, a stock split, a reverse stock split, an issuance of rights, warrants or options, and a distribution of assets. To convert the Series C Preferred Stock, the holder of such shares must deliver to the Company (i) certificate(s) representing the shares of Series C Preferred Stock to be converted and (ii) a written notice of election. Further, at any time until December 31, 1998, each share may be exchanged for 0.4 Exchange Warrants, each of which entitles the holder to purchase one share of Common Stock at $6.53 per share. The Exchange Warrants expire on July 1, 1999.

     As of March 17, 1998, 321,205 shares of Series C Preferred Stock were issued and outstanding and each share of Series C Preferred Stock had approximately $0.03 of accrued and unpaid dividends for a total of $8,030.

RIGHTS

     DeepTech is granting the Rights on the date hereof to the holders of its Common Stock. The Rights, subject to minimum exercise requirements, are each exercisable for 1.12654 Underlying Common Shares and 0.18744 Underlying Preferred Shares at a Subscription Price of $3.25 for such Underlying Shares. Rights may be transferred, in whole or in part, by endorsing and delivering to the Rights Agent a Rights Certificate that has been properly endorsed for transfer, with instructions to reissue the Rights, in whole or in part, in the name of the transferee. The Rights Agent will reissue certificates for the transferred Rights to the transferee, and will reissue a certificate for the balance, if any, to the holder of the Rights, in each case to the extent it is able to do so prior to the expiration date of the Rights. This Offering will terminate and the Rights will expire at 5:00 p.m., New York City time, on the
Expiration Date, which is                , 1998. After the expiration date,
unexercised Rights will be null and void. For more information about the Rights and the Offering process, see "The Offering" and "Risk Factors -- Cancellation of Rights Offering."

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

     The Certificate of Incorporation (the "Certificate") and the Bylaws of the Company contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors believes that, as a general rule, such takeover proposals would not be in the best interest of the company and its stockholders. Set forth below is a description of such provisions in the Certificate and the Bylaws. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

     Pursuant to the Certificate, directors, other than those, if any, elected by the holders of Preferred Stock, can be removed from office by the affirmative vote of the holders of 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote thereon ("Voting Stock"). Vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders.

     Except as otherwise provided for with respect to the rights of the holders of Preferred Stock, the Certificate provides that the whole Board of Directors will consist of that number of directors determined from time to time by the Board of Directors.

     The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election to the Board of Directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general notice must be received by the Company not later than 10 days after the public announcement of the meeting date and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     The Company has elected not to be governed by Section 203 of the DGCL. The Certificate provides, however, that in addition to any other vote required by law, a "business combination" (which is defined in the Certificate to generally include (i) any merger or consolidation with or into, (ii) any sale or other transfer of assets aggregating $1.0 million or more to or (iii) other material corporate transactions with, a "related person" (which is defined in the Certificate to generally include any person, entity or group which beneficially owns 10% or more of the outstanding voting stock of the Company, provided, however, that Mr. Tatham and his respective heirs, successors, assigns and certain designees are deemed not to be a "related person")) shall require the affirmative vote of the holders of at least 75% or more of the combined voting power of the then outstanding shares of voting capital stock of the Company, voting together as a class; provided, however, if there are one or more "continuing directors" then in office, and such business combination has been approved by the Board of Directors (including the affirmative vote of at least a majority of the "continuing directors"), then such "business combination shall only require such vote, if any, as is required by law or by other provisions of the Certificate. A "continuing director" means generally, as to any related person, any member of the Board of Directors who (i) is not, and is not affiliated with, the related person and (ii) became a member of the Board of Directors prior to the time the related person became a related person or is a successor to a continuing director.

     The Certificate provides that, except as otherwise provided for with respect to the rights of the holders of Preferred Stock no action that is required or permitted to be taken by the Company's stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors and, if such action involves a business combination, such written consent shall have expressly been approved in advance by the affirmative vote of at least a majority of the continuing directors then in office.

     The Certificate further provides that the Board of Directors, by a majority vote, may adopt, alter, amend or repeal provisions of the Bylaws. However, stockholders may only adopt alter, amend or repeal provisions of the Bylaws by a vote of 66 2/3% outstanding Voting Stock. In addition, the Certificate provides that whenever any vote of Voting Stock is required by law to amend, alter, repeal or rescind ("Change") any provision thereof, then, in addition to any affirmative vote required by law, (i) the affirmative vote of 66 2/3% or more of the combined voting power of the then outstanding shares of Voting Stock is required to change certain provisions of the Certificate, including the provisions referred to above relating to vacancies on the Board of Directors, removal of directors, prohibiting stockholder action by written consent the calling of special meetings by stockholders and approval of amendments to the Company's Bylaws and (ii) if at that time there exists one or more related persons, such Change must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the Disinterested Shares (as defined in the Certificate).

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION

     The Certificate limits the liability of the directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Accordingly, pursuant to the DGCL, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any action from which the director derived an improper personal benefit. The Certificate also provides that if the DGCL is amended after the approval of the Certificate to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Company will be eliminated or limited tot he full extent permitted by the DGCL, as so amended.

     In addition, the Bylaws, in substance, require the Company to indemnify each person who is or was a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Delaware if he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership or other enterprise. The Company is also required to advance to such persons payments incurred in defending a proceeding to which indemnification might apply, provided the recipient provides and undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the bylaws specifically provide that the indemnification rights granted thereunder are non-exclusive.

     The Company has entered into indemnification agreements with certain of its directors providing for indemnification to the full extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights. The Company has officers' and directors' liability insurance in amounts that are reasonable under the circumstances.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock and Series A Preferred Stock by existing stockholders, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and the Series A Preferred Stock. Currently, the Company has 29,982,673 shares of Common Stock and 17,623,710 shares of Series A Preferred Stock outstanding, and of which are freely tradeable without restriction except for shares purchased by affiliates of the
Company. As of [               ], approximately [               ]shares of the
outstanding Common Stock and [               ] shares of Series A Preferred
Stock were "restricted securities" within the meaning of Rule 144 (the "Restricted Shares"). Such shares may be resold publicly only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Directors and officers of the Company held
approximately [     ]% of the Restricted Shares and directors of the Company
held vested options exercisable for approximately 29,000 shares of Common Stock as of March 17, 1998.

     In general under Rule 144, a person (or persons whose shares are aggregated) who beneficially owns Restricted Shares that have been held for a period of at least two years by a person other than an affiliate of the Company is entitled to sell within any three-month period, a number of shares that does not exceed the greater of: (i) one percent of the then outstanding shares of Common Stock, or (ii) an amount equal to the average weekly reported volume of trading in such shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company and who has beneficially owned Restricted Shares for at least two years by a person is entitled to sell such shares under Rule 144 without regard to these volume or other limitations. Restricted Shares properly sold in reliance on Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an affiliate of the Company.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material United States federal income tax consequences affecting holders of DeepTech common stock receiving Rights in this Offering and is not intended to be a complete discussion of all potential tax effects that might be relevant to this Offering. Such discussion deals only with a citizen or resident of the United States or a domestic corporation. This summary assumes that the Rights and DeepTech stock are held as a capital asset. It may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organization, financial institutions, securities dealers, broker-dealers, foreign persons, persons who hold DeepTech Stock as part of a conversion transaction, and persons who acquired DeepTech Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Moreover, the state, local, foreign, and states tax consequences to DeepTech stockholders are not discussed.

     This summary is based on laws, regulations, rulings, practices, and judicial decisions in effect at the date of this Registration Statement. However, legislative, judicial, or administrative changes or interpretations may be forthcoming that could after or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein to stockholders. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

DISTRIBUTION OF RIGHTS TO HOLDERS OF DEEPTECH SHARES

     The Rights, representing the right to acquire the Underlying Shares from DeepTech, can be considered as constituting "property" within the meaning of
Section 317(a) of the Code. Assuming the Rights are treated as property, the federal income tax consequences of a distribution of the Rights, as determined under the Code and the regulations thereunder, are as follows: (i) each noncorporate DeepTech stockholder will be deemed to have received a distribution from DeepTech, generally taxable as ordinary dividend income, in an amount equal to the fair market value (if any) of the Rights, as of the date of distribution, to the extent of the accumulated and current earnings and profits of DeepTech, (ii) each corporate DeepTech stockholder (other than foreign corporations and S corporations) will be deemed to have received a distribution from DeepTech (generally taxable as a dividend subject to the dividends received deduction for corporations (generally 70%, or 80% under certain circumstances)) in an amount equal to the fair market value (if any) of the Rights, as of the date of distribution to the extent of the accumulated and current earnings and profits of DeepTech; and (iii) the tax basis of the Rights in the hands of each holder (whether corporate or noncorporate) of DeepTech common stock will be equal to the fair market value (if any) of the Rights as of the date of distribution. To the extent the fair market value of the Rights (if any) exceeds the accumulated and current earnings and profits of DeepTech, such excess will be treated first as a return of basis to the stockholders, with respect to its DeepTech stock, to the extent thereof, (and, therefore, not taxable) and second as gain from the sale or exchange of such stockholder's DeepTech stock. A corporation that has held its shares of DeepTech common stock for less than two years may be subject to the extraordinary dividend rules of Section 1059 of the Code, which, if applicable, generally would reduce the corporation's basis in its DeepTech common stock by the amount of the dividends received deduction taken with respect to the distributed Rights and would result in gain recognition to the extent that the amount of such dividends received deduction exceeds such basis.

     Since the fair market value of the Rights will determine the amount of taxable income the DeepTech stockholder is deemed to receive, the determination of the fair market value of each Right as of the date of distribution is critical. Because of the predominantly factual nature of determining the fair market value, if any, of the Rights, DeepTech cannot predict the fair market value of the Rights.

EXERCISE OF RIGHTS

     Holders of Rights, whether corporate or noncorporate, will recognize neither gain nor loss upon their exercise. A holder of Rights who receives the Underlying Shares upon the exercise of the Rights will acquire a tax basis in such shares equal to the sum of the exercise price paid under this Offering and the fair market value (if any) of the Rights as of the date of distribution, which such tax basis will be allocated between the Common Stock and Series A Preferred Stock based on the relative fair market values of each. Upon the exercise of the Rights, a DeepTech stockholder's holding period in the Underlying Shares will begin on the date of such exercise.

TRANSFER OF RIGHTS

     The transferable nature of the Rights will permit a holder of Rights to sell its Rights prior to exercise. Pursuant to Section 1234 of the Code, a Rights holder who sells Rights prior to exercise will be entitled to treat the difference between the amount received for the Rights and the adjusted tax basis (if any) of the holder of Rights in the Rights as a short-term capital gain or capital loss, provided that Underlying Shares subject to the Rights would have been a capital asset in the hands of the holder if the Underlying Shares had been acquired by him. The gain or loss so recognized will be short-term since the Rights will have been held for less than 12 months.

NON-EXERCISE OF RIGHTS

     The income tax treatment applicable to holders of Rights who fail to exercise or transfer their Rights prior to the expiration date also is set forth in Section 1234 of the Code. Holders of Rights who allow their Rights to lapse are deemed under the Code to have sold their Rights on the date on which the Rights expire. Since upon such lapse the holder will have received no consideration, and since the Rights will have been held for less than 12 months, the Holder will sustain a short-term capital loss equal to the tax basis (if any) in the Rights on such lapse, provided that Underlying Shares subject to the Rights would have been a capital asset in the hands of the holder had he acquired such Underlying Shares.

CONVERSION OF SERIES A PREFERRED STOCK

     The conversion of the Series A Preferred Stock for Common Stock by a holder should be treated as a reorganization described under section 368(a) of the Code. Each holder of Series A Preferred Stock should recognize no gain or loss upon such conversion, except to the extent of any shares of Common Stock received in satisfaction of accrued but unpaid dividends on the Series A Preferred Stock.

     The amount of such accrued but unpaid dividends should be treated as a distribution with respect to such Series A Preferred Stock and, thus, taxable as a dividend to the extent of the current and accumulated earnings and profits of the Company. To the extent the amount of accrued but unpaid dividends exceeds the current and accumulated earnings and profits of the Company, such excess should be treated first as a return of tax basis with respect to the Series A Preferred Stock and second as gain from the sale or exchange of the holder's Series A Preferred Stock.

     A holder receiving cash in lieu of a fractional share of Common stock, if any, should be treated as having received such fractional share and then as having received such cash in redemption of such fractional share. Such a holder should generally recognize capital gain or loss on such deemed redemption equal to the difference between the amount of cash received and the holder's adjusted tax basis in the fractional share of Common Stock deemed received.

     Upon conversion, a holder of Series A Preferred Stock should acquire a tax basis in the Common Stock equal to its adjusted tax basis in its Series A Preferred Stock immediately prior to the conversion, plus the sum of (i) any amounts it is treated as having received as a dividend and (ii) any gain from the deemed redemption of a fractional share of Common Stock and less any cash received in lieu of a fractional share of Common Stock. The holding period of each share of Common Stock received upon the conversion should include the holding period of each holder's Series A Preferred Stock except for any shares received in satisfaction of accrued but unpaid dividends, which should have a holding period starting on the day of the conversion.

POTENTIAL TAXATION OF HOLDERS OF SERIES A PREFERRED STOCK

     Because the Company has never paid dividends on the Series A Preferred Stock, the Internal Revenue Service could assert that the holders of Series A Preferred Stock are required to report all accrued and unpaid dividends on such stock as taxable income. In such case, a holder of Series A Preferred Stock may have to report income for all dividends on shares of Series A Preferred Stock that accrue during the holding period of such stock, regardless of whether such holder ever receives cash dividends.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock and Series A Preferred Stock offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Tatham Offshore as of June 30, 1997 and 1996 and each of the three years in the period ending June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of DeepFlex as of June 30, 1997 and 1996 and for each of the two years in the period ending June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Information derived from the report of Ryder Scott, independent petroleum engineers, with respect to estimated oil and gas reserves of Tatham Offshore included in this Prospectus have been so included in reliance upon the authority of said firm as experts with respect to the matters contained in their report.

                                 DEFINED TERMS

     The following are abbreviations and words commonly used in the oil and gas industry and in this Prospectus.

     "bbl" or "barrel" means barrels, a standard measure of volume for oil, condensate and natural gas liquids, which equals 42 U.S. gallons.

     "development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "exploratory well" means a well drilled to find commercially productive hydrocarbons in an unproved area or to extend significantly a known oil or natural gas reservoir.

     "gross" oil and natural gas wells or gross acres are the total number of wells or acres, respectively, in which the Company has an interest, without regard to the size of that interest.

     "Mcf" means thousand cubic feet, a standard measure of volume for gas.

     "MMcf" means million cubic feet.

     "net" oil and natural gas wells or "net" acres or "net" production or reserves are the total gross number of wells or acres, respectively, in which the Company has an interest multiplied times the Company's working interest in such wells or acres.

     "working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PRO FORMA TATHAM OFFSHORE, INC. AND SUBSIDIARIES
  Unaudited Pro Forma Condensed Consolidated Financial
     Statements.............................................   F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of December 31, 1997................................   F-3
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the Six Months Ended December 31,
     1997...................................................   F-4
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the Year Ended June 30, 1997............   F-5
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................   F-6
HISTORICAL TATHAM OFFSHORE, INC. AND SUBSIDIARIES
  Consolidated Balance Sheet as of December 31, 1997
     (unaudited) and June 30, 1997..........................   F-9
  Unaudited Consolidated Statement of Operations for the Six
     Months Ended December 31, 1997 and 1996,
     respectively...........................................  F-10
  Unaudited Consolidated Statement of Cash Flows for the Six
     Months Ended December 31, 1997 and 1996................  F-11
  Consolidated Statement of Stockholders' Equity (Deficit)
     for the Six Months Ended December 31, 1997
     (unaudited)............................................  F-12
  Notes to Consolidated Financial Statements................  F-13
HISTORICAL TATHAM OFFSHORE, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-17
  Consolidated Balance Sheet as of June 30, 1997 and 1996...  F-18
  Consolidated Statement of Operations for the Years Ended
     June 30, 1997, 1996 and 1995...........................  F-19
  Consolidated Statement of Cash Flows for the Years Ended
     June 30, 1997, 1996 and 1995...........................  F-20
  Consolidated Statement of Stockholders' Equity for the
     Years Ended June 30, 1997, 1996 and 1995...............  F-21
  Notes to Consolidated Financial Statements................  F-22
HISTORICAL DEEPFLEX PRODUCTION SERVICES, INC. AND
  SUBSIDIARIES
  Report of Independent Accountants.........................  F-37
  Consolidated Balance as of December 31, 1997 (unaudited)
     and June 30, 1997 and 1996.............................  F-38
  Consolidated Statement of Operations for the Six Months
     Ended December 31, 1997 and 1996 (unaudited) and for
     the Years Ended June 30, 1997 and 1996.................  F-39
  Consolidated Statement of Cash Flows for the Six Months
     Ended December 31, 1997 and 1996 (unaudited) and for
     the Years Ended June 30, 1997 and 1996.................  F-40
  Consolidated Statements of Stockholder's Equity (Deficit)
     for the Years Ended June 30, 1996 and 1997 and for the
     Six Months Ended December 31, 1997 (unaudited).........  F-41
  Notes to Consolidated Financial Statements................  F-42

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated financial statements at and for the six months ended December 31, 1997 and for the year ended June 30, 1997 have been prepared based on the historical consolidated balance sheet and statement of operations of Tatham Offshore, Inc. and its subsidiaries ("Tatham Offshore"). The historical balance sheet and statement of operations were adjusted to give effect to the transactions identified below (the "Transactions"). The balance sheet was adjusted by giving effect to the Transactions as if they had occurred on December 31, 1997. The statements of operations for the six months ended December 31, 1997 and for the year ended June 30, 1997 were adjusted by giving effect to the Transactions as if they had occurred on July 1, 1997 and July 1, 1996, respectively.

     Tatham Offshore, 94%-owned by DeepTech International Inc. ("DeepTech") which is a diversified energy company, is currently engaged in exploration and production activities in the flextrend and deepwater areas of the Gulf of Mexico (the "Gulf") and is pursuing energy related opportunities in eastern Canada, including the development of offshore pipeline infrastructure. DeepFlex Production Services, Inc. ("DeepFlex"), a wholly-owned subsidiary of DeepTech, through its subsidiaries, focuses on the acquisition and deployment of semisubmersible drilling rigs for contract drilling services. DeepFlex owns and operates two semisubmersible drilling rigs, the FPS Bill Shoemaker and the FPS Laffit Pincay.

     The pro forma financial information gives effect to the following
Transactions:

          (1) The Boards of Directors of El Paso Natural Gas Company ("El Paso") and DeepTech and a majority of DeepTech stockholders have approved a definitive merger agreement (the "Merger"). Prior to and in connection with the Merger, the following events will occur. DeepFlex will convey to DeepTech all of its equity ownership in Tatham Offshore (including 406,783 shares of common stock and 4,670,957 shares of Series A 12% Convertible Exchangeable Preferred Stock ("Series A Preferred Stock")) as satisfaction of approximately $12 million of the amount DeepFlex owes to DeepTech under an intercompany line of credit. DeepTech will then offer all of the shares of Tatham Offshore common stock and Series A Preferred Stock held by DeepTech to the stockholders of DeepTech in a rights offering. Additionally, DeepTech will contribute to the capital of DeepFlex all of its remaining amounts due from DeepFlex under an intercompany line of credit, except for $8.0 million, prior to contributing all of the outstanding shares of capital stock of DeepFlex to Tatham Offshore. Further, DeepTech will exchange the remaining $8.0 million due from DeepFlex for Tatham Offshore's assignment to DeepTech of all of the outstanding shares of capital stock of Tatham Offshore Development, Inc. ("Tatham Development") which owns leases covering Ewing Bank Blocks 958, 959, 1002 and 1003 located in the Gulf.

          (2) Additionally, in connection with the Merger, Leviathan Gas Pipeline Partners, L.P. (the "Partnership"), effectively owned 23.2% by DeepTech and 27.3% by El Paso after the Merger, has agreed to exchange 7,500 shares of Tatham Offshore Series B 9% Senior Convertible Preferred Stock ("Senior Preferred Stock") currently held by the Partnership for 100% of Tatham Offshore's right, title and interest in and to its remaining oil and gas assets located in the Gulf. Tatham Offshore has agreed to pay an amount to the Partnership at closing equal to the net cash generated from these properties, if any, from January 1, 1998 through the closing date and the Partnership has agreed to assume all abandonment and restoration obligations associated with these assets.

     The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of Tatham Offshore's consolidated financial condition or results of operations that might have occurred had the Transactions been completed at the beginning of the period or as of the date specified, and do not purport to indicate Tatham Offshore's consolidated financial position or results of operations for any future period or at any future date. The unaudited pro forma condensed consolidated financial statements should be read in the context of the related historical consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                                          DEEPFLEX       PRO FORMA
                                          HISTORICAL    PRO FORMA(A)    ADJUSTMENTS      PRO FORMA
                                          ----------    ------------    -----------      ---------
Current assets:
  Cash and cash equivalents.............  $   2,919       $  1,304       $     --        $   4,223
  Accounts receivable...................        963          4,506             --            5,469
  Prepaid assets........................        116            151             --              267
                                          ---------       --------       --------        ---------
          Total current assets..........      3,998          5,961             --            9,959
                                          ---------       --------       --------        ---------
Property and equipment:
  Oil and gas properties, at cost.......     51,906             --        (22,079)(b)           --
  Semisubmersible drilling rigs.........         --        130,390        (29,827)(c)      130,390
                                          ---------       --------       --------        ---------
                                             51,906        130,390        (51,906)         130,390
  Less: Accumulated depreciation,
     depletion, amortization and
     impairment.........................     23,366          3,939        (23,366)(c)        3,939
                                          ---------       --------       --------        ---------
     Property and equipment, net........     28,540        126,451        (28,540)         126,451
                                          ---------       --------       --------        ---------
Deferred costs..........................      8,963             --             --            8,963
Debt issue costs, net...................         --          1,735             --            1,735
                                          ---------       --------       --------        ---------
          Total assets..................  $  41,501       $134,147       $(28,540)       $ 147,108
                                          =========       ========       ========        =========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities........................  $   2,584       $  1,213       $     --        $   3,797
  Notes payable.........................         --         68,876             --           68,876
  Note payable to DeepTech..............         --          8,000         (8,000)(b)           --
                                          ---------       --------       --------        ---------
          Total current liabilities.....      2,584         78,089         (8,000)          72,673
Other noncurrent liabilities............      7,150             --           (400)(b)           --
                                                                           (6,750)(c)
                                          ---------       --------       --------        ---------
          Total liabilities.............      9,734         78,089        (15,150)          72,673
                                          ---------       --------       --------        ---------
Minority interests in consolidated
  subsidiaries..........................         --            250             --              250
                                          ---------       --------       --------        ---------
Stockholders' equity:
  Preferred stock.......................        243             --             --(c)           243
  Common stock..........................        295             --             --              295
  Additional paid-in capital............    146,177         61,409        (14,421)(b)      193,454
                                                                              289(c)
  Accumulated deficit...................   (114,948)        (5,601)           742(b)      (119,807)
                                          ---------       --------       --------        ---------
                                             31,767         55,808        (13,390)          74,185
                                          ---------       --------       --------        ---------
          Total liabilities and
            stockholders' equity........  $  41,501       $134,147       $(28,540)       $ 147,108
                                          =========       ========       ========        =========

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                DEEPFLEX
                                                                   PRO       PRO FORMA
                                                   HISTORICAL   FORMA(A)    ADJUSTMENTS    PRO FORMA
                                                   ----------   ---------   -----------    ---------
Revenue:
  Drilling services..............................   $    --      $34,772      $    --       $34,772
  Oil and gas sales..............................     7,159           --       (7,159)(b)        --
                                                    -------      -------      -------       -------
                                                      7,159       34,772       (7,159)       34,772
                                                    -------      -------      -------       -------
Costs and expenses:
  Production, operating and exploration
     expenses....................................     3,124       17,409       (3,068)(b)    17,409
                                                                                  (56)(c)
  Depreciation, depletion and amortization.......     2,039        2,596       (2,039)(b)     2,596
  Management fee and general and administrative
     expenses....................................     2,964           70          (38)(b)     2,991
                                                                                   (5)(c)
                                                    -------      -------      -------       -------
                                                      8,127       20,075       (5,206)       22,996
                                                    -------      -------      -------       -------
Operating (loss) income..........................      (968)      14,697       (1,953)       11,776
Interest income..................................       178          210           --           388
Interest and other financing costs...............        --       (5,164)          --        (5,164)
Interest expense -- affiliates...................    (1,720)          --        1,720(d)         --
                                                    -------      -------      -------       -------
Net (loss) income................................    (2,510)       9,743         (233)        7,000(f)
Preferred stock dividends........................    (1,965)          --          338(e)     (1,627)
                                                    -------      -------      -------       -------
Net (loss) income available to common
  shareholders...................................   $(4,475)     $ 9,743      $   105       $ 5,373
                                                    =======      =======      =======       =======
Weighted average number of shares outstanding....     4,934                                   4,934
                                                    =======                                 =======
Basic net (loss) income per common share.........   $ (0.91)                                $  1.09
                                                    =======                                 =======
Diluted number of shares.........................     4,934                                   9,912
                                                    =======                                 =======
Diluted net (loss) income per common share.......   $ (0.91)                                $  0.54
                                                    =======                                 =======

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            DEEPFLEX        PRO FORMA
                                            HISTORICAL    PRO FORMA(G)     ADJUSTMENTS      PRO FORMA
                                            ----------    -------------    -----------      ---------
Revenue:
  Drilling services.......................   $     --        $19,057        $     --         $19,057
  Oil and gas sales.......................     20,723             --         (20,723)(b)          --
                                             --------        -------        --------         -------
                                               20,723         19,057         (20,723)         19,057
                                             --------        -------        --------         -------
Costs and expenses:
  Production, operating and exploration
     expenses.............................      9,007         10,840          (8,927)(b)      10,840
                                                                                 (80)(c)
  Depreciation, depletion and
     amortization.........................      5,364          1,723          (4,964)(b)       1,723
                                                                                (400)(c)
  Impairment, abandonment and other.......     41,674             --         (41,674)(b)          --
  Management fee and general and
     administrative expenses..............      4,846             49            (185)(b)       4,628
                                                                                 (82)(c)
                                             --------        -------        --------         -------
                                               60,891         12,612         (56,312)         17,191
                                             --------        -------        --------         -------
Operating (loss) income...................    (40,168)         6,445          35,589           1,866
Interest income...........................        571            915              --           1,486
Interest and other financing costs........         --           (702)             --            (702)
Interest expense -- affiliates............     (8,374)            --           8,374(d)           --
                                             --------        -------        --------         -------
Net (loss) income.........................    (47,971)         6,658          43,963           2,650(f)
Preferred stock dividends.................     (3,920)            --             675(e)       (3,245)
                                             --------        -------        --------         -------
Net (loss) income available to common
  shareholders............................   $(51,891)       $ 6,658        $ 44,638         $  (595)
                                             ========        =======        ========         =======
Weighted average number of shares
  outstanding.............................      2,665                                          2,665
                                             ========                                        =======
Basic and diluted net loss per common
  share...................................   $ (19.47)                                       $ (0.22)
                                             ========                                        =======

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated financial statements have been prepared to reflect the Transactions described on page F-2 and the application of the adjustments to the historical amounts as described below:

BALANCE SHEET

(a) To record the Transactions resulting in DeepTech's contribution of all of the outstanding shares of capital stock of DeepFlex to Tatham Offshore.

              DEEPFLEX PRODUCTION SERVICES, INC. AND SUBSIDIARIES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                         PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                          ----------    -----------    ---------
                                              ASSETS
   Current assets:
     Cash and cash equivalents..........................   $  1,304      $     --      $  1,304
     Accounts receivable................................      4,506            --         4,506
     Prepaid assets.....................................        151            --           151
                                                           --------      --------      --------
             Total current assets.......................      5,961            --         5,961
                                                           --------      --------      --------
   Property and equipment:
     Semisubmersible drilling rigs......................    130,390            --       130,390
     Less: Accumulated depreciation.....................      3,939            --         3,939
                                                           --------      --------      --------
     Property and equipment, net........................    126,451            --       126,451
                                                           --------      --------      --------
   Debt issue costs, net................................      1,735            --         1,735
                                                           --------      --------      --------
             Total assets...............................   $134,147      $     --      $134,147
                                                           ========      ========      ========
                          LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
   Accounts payable and accrued liabilities.............   $  1,213      $     --      $  1,213
   Notes payable........................................     68,876            --        68,876
   Note payable to DeepTech.............................     80,897       (11,490)(1)     8,000
                                                                          (61,407)(2)
                                                           --------      --------      --------
             Total liabilities..........................    150,986       (72,897)       78,089
                                                           --------      --------      --------
   Minority interest in consolidated subsidiaries.......        250            --           250
                                                           --------      --------      --------
   Stockholder's (deficit) equity:
     Common stock.......................................         --            --            --
     Additional paid in capital.........................          2        61,407(2)     61,409
     Accumulated deficit................................    (17,091)       11,490(1)     (5,601)
                                                           --------      --------      --------
                                                            (17,089)       72,897        55,808
                                                           --------      --------      --------
                                                           $134,147      $     --      $134,147
                                                           ========      ========      ========

     --------------------

     (1) To record the conveyance by DeepFlex of all of its equity ownership in Tatham Offshore (including 406,783 shares of common stock and 4,670,957 shares of Series A Preferred Stock) to DeepTech as satisfaction of approximately $12 million of the amount owed to DeepTech under an intercompany line of credit.

     (2) To record DeepTech's contribution to the capital of DeepFlex all of the remaining amounts due to DeepTech under an intercompany line of credit, except for $8,000,000. See note (b) below.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(b) To record DeepTech's exchange of the remaining $8,000,000 due from DeepFlex for Tatham Offshore's assignment to DeepTech of all of the outstanding shares of capital stock of Tatham Development.

   Tatham Offshore's investment in Tatham Development:
     Oil and gas properties....................................  $ 22,079,000
     Abandonment obligations...................................      (400,000)
     Accumulated deficit.......................................       742,000
                                                                 ------------
             Net investment....................................    22,421,000
   Forgiveness of amount due to DeepTech.......................    (8,000,000)
                                                                 ------------
   Reduction of paid-in capital................................  $ 14,421,000
                                                                 ============

(c) To record Tatham Offshore's redemption of the Senior Preferred Stock held by the Partnership in exchange for the assignment to the Partnership of Tatham Offshore's remaining oil and gas properties located in the Gulf.

   Tatham Offshore's assets and liabilities conveyed:
     Oil and gas properties....................................  $ 29,827,000
     Accumulated depreciation, depletion, amortization and
        impairment.............................................   (23,366,000)
     Other noncurrent liabilities..............................    (6,750,000)
                                                                 ------------
     Increase in paid-in capital...............................  $   (289,000)
                                                                 ============

STATEMENT OF OPERATIONS

(a) To adjust historical results of operations to reflect the drilling operations of DeepFlex, excluding management fees and interest expense charged by DeepTech on the intercompany line of credit as future charges are eliminated in connection with the Transactions, contributed by DeepTech to Tatham Offshore in connection with the Merger as if such events had occurred at the beginning of the period.

              DEEPFLEX PRODUCTION SERVICES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                            ----------    -----------    ---------
   Drilling services......................................   $34,772        $    --       $34,772
                                                             -------        -------       -------
   Costs and expenses:
     Operating expenses...................................    17,409             --        17,409
     Depreciation.........................................     2,596             --         2,596
     General and administrative expenses..................     1,521         (1,451)           70
                                                             -------        -------       -------
                                                              21,526         (1,451)       20,075
                                                             -------        -------       -------
   Operating income (loss)................................    13,246          1,451        14,697
   Interest income........................................       210             --           210
   Interest expense.......................................    (5,164)            --        (5,164)
   Interest expense -- affiliates.........................    (5,407)         5,407            --
                                                             -------        -------       -------
   Net income.............................................   $ 2,885        $ 6,858       $ 9,743(1)
                                                             =======        =======       =======

     --------------------

     (1) Due to net operating tax loss carryforwards and anticipated losses for federal income tax purposes, a pro forma provision for federal income taxes was not recorded.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(b) To reverse historical results of operations related to the assets and liabilities transferred to the Partnership as if such transfer had occurred at the beginning of the period.

(c) To reverse the historical results of operations related to the conveyance of Tatham Development to DeepTech as if such conveyance had occurred at the beginning of the period.

(d) To reverse Tatham Offshore's historical interest expense related to the conversion of $60 million notes payable to DeepTech into common equity on December 17, 1997.

(e) To reverse the preferred dividends related to the Senior Preferred Stock redeemed in conjunction with the conveyance to the Partnership of the remaining oil and gas assets located in the Gulf.

(f) Due to significant net operating tax loss carryforwards and anticipated losses for federal income tax purposes, a pro forma provision for federal income taxes was not recorded.

(g) To adjust results of operations to reflect the drilling operations of DeepFlex contributed by DeepTech to Tatham Offshore in connection with the Merger as if such events had occurred at the beginning of the period.

              DEEPFLEX PRODUCTION SERVICES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                          PRO FORMA
                                                           HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                           ----------    -----------    ---------
   Drilling services.....................................   $ 14,609       $ 4,448(1)    $19,057
                                                            --------       -------       -------
   Costs and expenses:
     Operating expenses..................................      8,201         2,639(1)     10,840
     Depreciation........................................      1,219           504(1)      1,723
     Losses of equity investee...........................      1,261        (1,261)(1)        --
     General and administrative expenses.................      2,336        (2,287)(2)        49
                                                            --------       -------       -------
                                                              13,017          (405)       12,612
                                                            --------       -------       -------
   Operating income (loss)...............................      1,592         4,853         6,445
   Loss on investment....................................    (10,688)       10,688(3)         --
   Interest income.......................................        902            13(1)        915
   Interest income -- affiliates.........................      1,199        (1,199)(1)        --
   Interest expense......................................     (2,214)        1,512(4)       (702)
   Interest expense -- affiliates........................     (7,577)        7,577(2)         --
                                                            --------       -------       -------
   Net (loss) income.....................................   $(16,786)      $23,444       $ 6,658(5)
                                                            ========       =======       =======

     --------------------

     (1) To reverse equity losses of DeepFlex Production Partners, L.P. ("DeepFlex Partners"), a 50%-owned equity investee of DeepFlex, and interest income from DeepFlex Partners and to record 100% of the drilling operations of DeepFlex Partners for the three-month period prior to DeepFlex acquiring 100% of the drilling rig assets of DeepFlex Partners.

     (2) Exclude management fees and interest expense charged by DeepTech as future charges are eliminated in connection with the Transactions.

     (3) Exclude non-recurring losses related to other investments.

     (4) To reverse interest expense related to other debt paid as of September 30, 1996.

     (5) Due to net operating tax loss carryforwards and anticipated losses for federal income tax purposes, a pro forma provision for federal income taxes was not recorded.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1997
                                                              ------------    ---------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $   2,919      $   7,887
  Accounts receivable from joint venture partners...........         189            201
  Receivable from affiliates................................         774          1,350
  Prepaid assets............................................         116             --
                                                               ---------      ---------
          Total current assets..............................       3,998          9,438
                                                               ---------      ---------
Oil and gas properties:
  Oil and gas properties, at cost, using successful efforts
     method.................................................      51,906         81,081
  Less -- accumulated depreciation, depletion, amortization
     and impairment.........................................      23,366         50,329
                                                               ---------      ---------
          Oil and gas properties, net.......................      28,540         30,752
                                                               ---------      ---------
Deferred costs..............................................       8,963          1,317
                                                               ---------      ---------
          Total assets......................................   $  41,501      $  41,507
                                                               =========      =========
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..................   $   2,386      $   1,385
  Accounts payable to affiliates............................         198            155
                                                               ---------      ---------
          Total current liabilities.........................       2,584          1,540
Long-term debt to affiliate.................................          --         60,000
Other noncurrent liabilities................................       7,150          7,663
                                                               ---------      ---------
                                                                   9,734         69,203
                                                               ---------      ---------
Stockholders' equity (deficit) (Note 3):
  Preferred stock, $0.01 par value, 110,000,000 shares
     authorized as of December 31, 1997 and June 30, 1997,
     24,335,255 shares and 24,343,931 shares issued and
     outstanding at December 31, 1997 and June 30, 1997,
     respectively...........................................         243            243
  Common stock, $0.01 par value, 250,000,000 shares
     authorized as of December 31, 1997 and June 30, 1997,
     29,464,532 shares and 2,735,573 shares issued and
     outstanding at December 31, 1997 and June 30, 1997,
     respectively...........................................         295            274
  Additional paid-in capital................................     146,177         84,225
  Accumulated deficit.......................................    (114,948)      (112,438)
                                                               ---------      ---------
                                                                  31,767        (27,696)
                                                               ---------      ---------
          Total liabilities and stockholders' equity
            (deficit).......................................   $  41,501      $  41,507
                                                               =========      =========

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  SIX MONTHS
                                                              ENDED DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Revenue:
  Oil and gas sales.........................................  $ 7,159    $10,302
                                                              -------    -------
Costs and expenses:
  Production and operating expenses.........................    3,099      3,427
  Exploration expenses......................................       25        328
  Depreciation, depletion and amortization..................    2,039      2,140
  Management fee............................................    2,095      1,551
  General and administrative expenses.......................      869        990
                                                              -------    -------
                                                                8,127      8,436
                                                              -------    -------
Operating (loss) income.....................................     (968)     1,866
Interest income.............................................      178        246
Interest expense -- affiliate...............................   (1,720)    (4,238)
                                                              -------    -------
Net loss....................................................   (2,510)    (2,126)
Preferred stock dividends...................................   (1,965)    (1,974)
                                                              -------    -------
Net loss available to common shareholders...................  $(4,475)   $(4,100)
                                                              =======    =======
Weighted average number of shares outstanding...............    4,934      2,622
                                                              =======    =======
Basic and diluted loss per common share (Note 4)............  $ (0.91)   $ (1.56)
                                                              =======    =======

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                                              ENDED DECEMBER 31,
                                                              -------------------
                                                               1997        1996
                                                              -------     -------
Cash flows from operating activities:
  Net loss..................................................  $(2,510)    $(2,126)
     Adjustments to reconcile net loss to net cash provided
      by (used in) operating activities:
     Depreciation, depletion and amortization...............    2,039       2,140
     Costs and expenses settled by issuance of common
      stock.................................................      263          --
     Noncash interest expense related to conversion of debt
      into common stock.....................................    1,709          --
     Other..................................................       --       1,103
     Changes in operating working capital:
       Decrease in accounts receivable from joint venture
        partners............................................       12         467
       Decrease (increase) in receivable from affiliates....      576      (1,504)
       (Increase) decrease in prepaid expenses..............     (116)         30
       Increase (decrease) in accounts payable and accrued
        liabilities.........................................    1,001      (1,777)
       Increase (decrease) in accounts payable to
        affiliates..........................................       43      (2,481)
                                                              -------     -------
          Net cash provided by (used in) operating
           activities.......................................    3,017      (4,148)
                                                              -------     -------
Cash flows from investing activities:
  Additions to oil and gas properties.......................     (339)     (2,812)
  Deferred costs............................................   (7,646)         --
                                                              -------     -------
          Net cash used in investing activities.............   (7,985)     (2,812)
                                                              -------     -------
Cash flows from financing activities:
  Proceeds from issuance of Series A Preferred Stock........       --      12,242
  Proceeds from issuance of Series B Preferred Stock........       --          74
  Proceeds from issuance of Series C Preferred Stock........       --       1,018
                                                              -------     -------
          Net cash provided by financing activities.........       --      13,334
                                                              -------     -------
Net (decrease) increase in cash and cash equivalents........   (4,968)      6,374
Cash and cash equivalents at beginning of year..............    7,887       4,764
                                                              -------     -------
Cash and cash equivalents at end of period..................  $ 2,919     $11,138
                                                              =======     =======

Supplemental disclosures to the statement of cash flows -- see Note 6.

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                           PREFERRED STOCK          COMMON STOCK
                                        ---------------------   ---------------------   ADDITIONAL
                                        NUMBER OF               NUMBER OF                PAID-IN     ACCUMULATED
                                         SHARES     PAR VALUE    SHARES     PAR VALUE    CAPITAL       DEFICIT      TOTAL
                                        ---------   ---------   ---------   ---------   ----------   -----------   --------
Balance, June 30, 1997................   24,344       $243        27,356      $ 274      $ 84,225     $(112,438)   $(27,696)
Reverse stock split (unaudited).......       --         --       (24,620)      (246)          246            --          --
Conversion of debt into common stock
  (unaudited).........................       --         --        26,667        266        61,443            --      61,709
Issuance of common stock
  (unaudited).........................       --         --            60          1           263            --         264
Conversion of Series A Preferred Stock
  into common stock (unaudited).......       (9)        --             2         --            --            --          --
Net loss for the six months ended
  December 31, 1997 (unaudited).......       --         --            --         --            --        (2,510)     (2,510)
                                         ------       ----       -------      -----      --------     ---------    --------
Balance, December 31, 1997
  (unaudited).........................   24,335       $243        29,465      $ 295      $146,177     $(114,948)   $ 31,767
                                         ======       ====       =======      =====      ========     =========    ========

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION:

     Tatham Offshore, Inc. ("Tatham Offshore"), a Delaware corporation, is an independent energy company engaged in the development, exploration and production of oil and gas reserves located primarily offshore the United States in the Gulf of Mexico (the "Gulf"). In addition, Tatham Offshore is currently pursuing energy related opportunities in eastern Canada, including the development of offshore pipeline infrastructure. Tatham Offshore is an approximately 94%-owned subsidiary of DeepTech International Inc. ("DeepTech"), a diversified energy company, which, through its affiliates, is engaged in offshore contract drilling services and the acquisition, development, production, processing, gathering, transportation and marketing of, and the exploration for, oil and gas located offshore in the Gulf and offshore eastern Canada.

     Tatham Offshore Canada Limited, a wholly-owned subsidiary of Tatham Offshore, pursues certain opportunities offshore eastern Canada and is the Canadian representative of North Atlantic Pipeline Partners, L.P. ("North Atlantic"). North Atlantic is the sponsor of a proposal to construct a natural gas pipeline offshore Newfoundland and Nova Scotia to the eastern seaboard of the United States. Through December 31, 1997, Tatham Offshore Canada Limited has incurred approximately $9.0 million in pre-development costs associated with the North Atlantic project. Such costs include engineering, survey, legal, regulatory and other costs associated with the project.

     In 1996, Tatham Offshore formed a wholly-owned subsidiary, Tatham Offshore Development, Inc. ("Tatham Offshore Development"), a Delaware corporation, to hold certain of Tatham Offshore's oil and gas leases.

     The accompanying consolidated financial statements include the accounts of Tatham Offshore and those 50% or more owned subsidiaries controlled by Tatham Offshore (collectively referred to as the "Company").

     The accompanying consolidated financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, the statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations for the period covered by such statements. These interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997. All number of shares of Tatham Offshore common stock and per share disclosures have been restated to reflect a ten-for-one common share reverse stock split approved by the Board of Directors of Tatham Offshore on November 13, 1997 for the shareholders of record as of the close of business on November 24, 1997. See Note 5.

NOTE 2 -- RELATED PARTY TRANSACTIONS:

MANAGEMENT AGREEMENT

     The management agreement between Tatham Offshore and DeepTech provides for an annual management fee which is intended to reimburse DeepTech for the estimated costs of its operational, financial, accounting and administrative services provided to the Company. Effective July 1, 1997, the management agreement was amended to provide for an annual management fee of 26% of DeepTech's overhead expenses. During the six months ended December 31, 1997, DeepTech charged Tatham Offshore $2.1 million under this agreement.

NOTES PAYABLE TO DEEPTECH

     As of June 30, 1997, Tatham Offshore had $60.0 million aggregate principal amount of Subordinated Convertible Promissory Notes (the "Subordinated Notes") outstanding, all of which were held by DeepTech. Interest expense related to the Subordinated Notes totaled $1.7 million from July 1, 1997 through September 18, 1997, the date on which the DeepTech Board of Directors approved the Restructuring Agreement discussed below.

     In September 1997, DeepTech and Tatham Offshore entered into an option agreement to restructure the Subordinated Notes (the "Restructuring Agreement"). Under the Restructuring Agreement, DeepTech agreed to forgive the next two scheduled interest payments under the Subordinated Notes. In exchange,

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

DeepTech received three restructuring options from Tatham Offshore and agreed to restructure the Subordinated Notes by consummating one of the following transactions: (i) to convert all of the principal amount outstanding under the Subordinated Notes into shares of Tatham Offshore common stock at the market price at the time the option is exercised; (ii) to purchase shares of 6% Senior Preferred Stock of Tatham Offshore with a liquidation value of $60 million, the proceeds from which would be used to prepay the Tatham Offshore Subordinated Notes; or (iii) to purchase all of the outstanding capital stock of Tatham Offshore Development for $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes. DeepTech was required to select one of the above restructuring transactions on or before December 31, 1997.

     On December 17, 1997, DeepTech's Board of Directors elected to exercise the common stock option under the Restructuring Agreement. Under this option, DeepTech converted the Subordinated Notes into 26,666,667 shares of Tatham Offshore common stock at a conversion rate of $2.25 per share, the average closing price of Tatham Offshore common stock for the ten trading days immediately preceding the exercise of the option. As a result of the conversion of the Subordinated Notes, Tatham Offshore eliminated all of its outstanding debt.

NOTE 3 -- STOCKHOLDERS' EQUITY:

     The following table summarizes Tatham Offshore's outstanding equity as of December 31, 1997:

                                                                                           CONVERSION/
                                    SHARES        LIQUIDATION      DIVIDEND   DIVIDENDS     EXCHANGE
             EQUITY               OUTSTANDING      PREFERENCE        RATE     IN ARREARS    FEATURES
             ------               -----------     -----------      --------   ----------   -----------
Senior Preferred Stock(a).......       7,500    $1,000 per share       9%     $1,293,750           (e)
Series A Preferred Stock(b).....  17,923,837    $ 1.50 per share      12%     $4,839,436           (f)(g)
Series B Preferred Stock........      74,379    $ 1.00 per share       8%     $    7,438           (f)(g)
Series C Preferred Stock(c).....   1,338,162    $ 0.50 per share       4%     $   26,763           (f)(g)
Mandatory Redeemable Preferred
  Stock(d)......................   4,991,377    $ 0.50 per share       --     $       --           (g)(h)
Common Stock (Note 5)...........  29,464,532                  --       --     $       --         --

---------------

(a) Each share of the Senior Preferred Stock is senior to all other classes of Tatham Offshore preferred and common stock in the case of liquidation, dissolution or winding up of Tatham Offshore. Leviathan Gas Pipeline Partners, L.P. (the "Partnership"), an affiliate of the Company, holds all outstanding shares. See Note 7.

(b) DeepFlex Production Services, Inc. ("DeepFlex Services"), a wholly-owned subsidiary of DeepTech, holds 4,670,957 shares of the outstanding Series A Preferred Stock.

(c) DeepFlex Services holds 1,016,957 shares of the outstanding Series C Preferred Stock. (See discussion below.)

(d) DeepFlex Services holds 4,312,086 shares of the outstanding Mandatory Redeemable Preferred Stock. (See discussion below.)

(e) The Partnership has made an irrevocable offer to the Company to sell all or any portion of the Senior Preferred Stock to the Company or its designee at a price equal to $1,000 per share, plus interest thereon at 9% per annum less the sum of any dividends paid thereon. In the event the Company does not purchase the Senior Preferred Stock on or before September 30, 1998, then, for a period of 90 days thereafter, the Senior Preferred Stock shall be convertible into Series A Preferred Stock. The conversion ratio shall be equal to (i) the liquidation preference amount plus accumulated unpaid dividends divided by (ii) the arithmetic average of the closing prices for the 20 trading days following October 1, 1998 of the Series A Preferred Stock. See Note 7.

(f) At any time until December 31, 1998, each share may be exchanged for 0.4 Exchange Warrants. Each full Exchange Warrant entitles the holder thereof to purchase one share of Tatham Offshore common stock at $6.53 per share. The Exchange Warrants expire on July 1, 1999. Alternatively, at any time, the holder of any shares may convert the liquidation value and accrued and unpaid dividends into shares of Tatham Offshore common stock at $6.53 per share. Through December 31, 1997, a total of 793,193 shares of Series A Preferred Stock had been converted into 187,833 shares of Tatham Offshore common stock.

(g) Redeemable at the option of Tatham Offshore on or after July 1, 1997. (See discussion below.)

(h) Tatham Offshore is required to redeem the shares at a redemption price of $0.50 per share if the Company redeems any shares of Series A, B or C Preferred Stock. Tatham Offshore is also required to redeem the shares at a redemption price of $0.50 per share from net proceeds from the sale of Tatham Offshore common stock pursuant to the exercise of Exchange Warrants, subject to certain conditions.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

     In February 1998, DeepFlex Services exchanged its 1,016,957 shares of Tatham Offshore Series C Preferred Stock for 406,783 Exchange Warrants and immediately converted the Exchange Warrants into 406,783 shares of common stock at $6.53 per share for a total of $2.7 million in proceeds to Tatham Offshore. Tatham Offshore used $2.5 million of proceeds to redeem all of the 4,991,377 shares of Mandatory Redeemable Preferred Stock outstanding at $0.50 per share as required under the terms of the Mandatory Redeemable Preferred Stock issue.

NOTE 4 -- EARNINGS PER SHARE:

     During the three months ended December 31, 1997, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 establishes new guidelines for computing earnings per share ("EPS") and requires dual presentation of basic and diluted EPS for entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects potential dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period increased by the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. All prior period EPS data has been restated to conform with the provisions of SFAS No. 128.

     The Company excluded from its computation of diluted EPS the effect of antidilutive securities related to its outstanding convertible exchangeable preferred stocks discussed in Note 3 and its convertible production payment related to 25% of the net operating cash flow from Viosca Knoll Block 817.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES:

THE NASDAQ NATIONAL MARKET

     On October 7, 1997, Tatham Offshore received notification from The Nasdaq Stock Market, Inc. ("Nasdaq") that because the Company had reported losses from operations and/or net losses in three of the past four fiscal years and had a net tangible asset value of less than $4.0 million as of June 30, 1997, Tatham Offshore no longer met the listing requirements for continued inclusion on The Nasdaq National Market. On October 20, 1997, Tatham Offshore responded to Nasdaq's notification by detailing the pro forma effect of each of the three options under the Restructuring Agreement with DeepTech. Under each option, the Company's pro forma net tangible asset value was in excess of $4.0 million as of December 31, 1997, the date on which DeepTech was required to exercise one of the three options. On January 14, 1998, Nasdaq granted Tatham Offshore an exception to the net tangible assets requirement as a result of DeepTech's election under the Restructuring Agreement thus allowing Tatham Offshore to remain listed on The Nasdaq National Market.

     On October 22, 1997, Tatham Offshore received a notification from Nasdaq that because Tatham Offshore failed to maintain a closing bid price greater than or equal to $1.00 per share of its common stock for the last ten consecutive trade dates, Tatham Offshore no longer met the listing requirements for continued inclusion on The Nasdaq National Market. On November 13, 1997, the shareholders of Tatham Offshore approved the Board of Directors to effect a reverse stock split of up to ten-for-one. On November 13, 1997, the Board of Directors of Tatham Offshore approved a ten-for-one reverse stock split of Tatham Offshore's common stock for the shareholders of record at the close of business on November 24, 1997 which allowed the bid price of Tatham Offshore's common stock to be in excess of the Nasdaq minimum price requirement.

     The Nasdaq listing criteria also requires a company listed on The Nasdaq National Market to have a minimum dollar value associated with the public float of its listed stock. The current public float requirement is $1.0 million, however, on February 23, 1998, the Nasdaq minimum public float requirement will increase to $5.0 million. Based upon recent closing prices of Tatham Offshore's common stock, Tatham Offshore believes that the dollar value of its public float is approximately $4.5 million to $5.5 million. If Tatham Offshore's public float does not exceed $5.0 million on February 23, 1998, Tatham Offshore will have until May 26, 1998 to meet the minimum public float requirement. In the event Tatham Offshore is unable to comply with the new public float requirement by May 26, 1998, Tatham Offshore's common stock will immediately be delisted from The Nasdaq National Market. In the event that The Nasdaq National Market delists Tatham Offshore's

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES
common stock, the holders thereof could suffer a decrease in marketability of their shares and the liquidity of their investment in Tatham Offshore's common stock and its preferred stocks which are convertible into common stock, which may have a material adverse effect on the market value of Tatham Offshore's common stock. Tatham Offshore is currently reviewing options which, if implemented, could allow it to continue to meet the Nasdaq minimum public float requirement.

OTHER

     In the ordinary course of business, the Company is subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or operations of the Company. Various legal actions have arisen in the ordinary course of business. Management believes that the outcome of such proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The Company anticipates substantial future capital expenditures associated with the full development of its oil and gas properties and the North Atlantic pipeline project. Realization of the full potential of the Company's properties and the North Atlantic pipeline project is dependent upon the ability to obtain sufficient additional capital or project financing.

NOTE 6 -- SUPPLEMENTAL DISCLOSURES TO THE STATEMENT OF CASH FLOWS:

CASH PAID, NET OF AMOUNTS CAPITALIZED

                                                             SIX MONTHS ENDED
                                                               DECEMBER 31,
                                                             ----------------
                                                             1997       1996
                                                             ----      ------
                                                              (IN THOUSANDS)
Interest...................................................   $9       $4,238
Taxes......................................................   $--      $   --

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

                                                              SIX MONTHS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1997      1996
                                                              --------    -----
                                                               (IN THOUSANDS)
Conversion of long-term debt to common stock................  $60,000     $ --
Conversion of preferred stock to common stock...............  $    13     $799
Assignment of oil and gas properties and abandonment
  obligations...............................................  $ 1,200     $ --

NOTE 7 -- SUBSEQUENT EVENTS:

     In March 1998, Tatham Offshore eliminated its 9% Senior Convertible Preferred Stock issued to the Partnership and replaced this stock with Series B 9% Senior Convertible Preferred Stock ("Series B Senior Preferred Stock"). The Partnership, at any time, may convert the 7,500 shares of Series B Senior Preferred Stock into shares of Series A Preferred Stock (Note 3) using a conversion ratio equal to (i) the liquidation preference amount plus accumulated and unpaid dividends divided by (ii) the closing price of the Series A Preferred Stock on February 27, 1998. In connection with the transaction discussed below, the Series B Senior Preferred Stock and all related unpaid dividends will be redeemed in full.

     In March 1998, Tatham Offshore agreed to relinquish its reversionary rights related to certain oil and gas properties and the Partnership agreed to exchange 7,500 shares of Series B Senior Preferred Stock, discussed above for 100% of Tatham Offshore's right, title and interest in and to Viosca Knoll Blocks 772, 773, 774, 817, 818 and 861, West Delta Block 35, Ewing Bank Blocks 871, 914, 915
and 916 and the platform located on Ship Shoal Block 331. At the closing, which is expected to be in July 1998, Tatham Offshore will pay to/ receive from the Partnership an amount equal to the net cash generated from/required by such properties from January 1, 1998 through the closing date. In addition, the Partnership agreed to assume all abandonment and restoration obligations associated with the platform and leases.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Tatham Offshore, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Tatham Offshore, Inc. and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Houston, Texas
September 19, 1997 except as to the
  reverse stock split described in Notes 2 and 5, which is as of November 13, 1997 and except as to the restatement of earnings per share information described in Note 2, which is as of March 18, 1998.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                    JUNE 30,
                                                              ---------------------
                                                                1997         1996
                                                              ---------    --------
Current assets:
  Cash and cash equivalents.................................  $   7,887    $  4,764
  Stock subscriptions receivable............................         --      12,242
  Accounts receivable from joint venture partners...........        201         719
  Receivable from affiliates................................      1,350         968
  Prepaid expenses..........................................         --       1,943
                                                              ---------    --------
          Total current assets..............................      9,438      20,636
                                                              ---------    --------
Oil and gas properties:
  Oil and gas properties, at cost, using successful efforts
     method.................................................     81,081      78,158
  Less -- accumulated depreciation, depletion, amortization
     and impairment.........................................     50,329      13,258
                                                              ---------    --------
          Oil and gas properties, net.......................     30,752      64,900
                                                              ---------    --------
Deferred costs and prepaid expenses.........................      1,317      11,594
                                                              ---------    --------
          Total assets......................................  $  41,507    $ 97,130
                                                              =========    ========

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..................  $   1,385    $  4,654
  Accounts payable to affiliates............................        155       3,101
  Notes payable to affiliate................................         --       1,734
                                                              ---------    --------
          Total current liabilities.........................      1,540       9,489
Long-term debt to affiliate.................................     60,000      60,000
Other noncurrent liabilities................................      7,663       8,779
                                                              ---------    --------
                                                                 69,203      78,268
                                                              ---------    --------
Commitments and contingencies (Note 8)
Stockholders' equity (deficit) (Note 5):
  Preferred stock, $0.01 par value, 110,000,000 shares
     authorized as of June 30, 1997 and 1996, respectively,
     24,343,931 and 18,724,530 shares issued and outstanding
     at June 30, 1997 and 1996, respectively................        243         187
  Common stock, $0.01 par value, 250,000,000 shares
     authorized as of June 30, 1997 and 1996, respectively,
     2,735,573 and 2,550,032 shares issued and outstanding
     as of June 30, 1997 and 1996, respectively.............         27         255
  Warrants outstanding to purchase shares of Convertible
     Exchangeable Preferred Stock...........................         --       2,883
  Additional paid-in capital................................     84,472      80,004
  Accumulated deficit.......................................   (112,438)    (64,467)
                                                              ---------    --------
                                                                (27,696)     18,862
                                                              ---------    --------
          Total liabilities and stockholders' equity
            (deficit).......................................  $  41,507    $ 97,130
                                                              =========    ========

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED JUNE 30,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Revenue:
  Oil and gas sales to affiliates..........................  $ 20,543    $ 15,904    $  7,800
  Oil and gas sales........................................       180         166         254
                                                             --------    --------    --------
                                                               20,723      16,070       8,054
                                                             --------    --------    --------
Costs and expenses:
  Production and operating expenses........................     8,465      13,203      13,745
  Exploration expenses.....................................       542         637      11,459
  Depreciation, depletion and amortization.................     5,364       1,758       1,210
  Impairment, abandonment and other........................    41,674       8,000          --
  Management fee and general and administrative expenses
     allocated from affiliate..............................     3,279       4,436       4,967
  General and administrative expenses......................     1,567       1,839       2,145
                                                             --------    --------    --------
                                                               60,891      29,873      33,526
                                                             --------    --------    --------
Operating loss.............................................   (40,168)    (13,803)    (25,472)
Interest income............................................       571         113         836
Gain on sale of oil and gas properties.....................        --      22,641       1,496
Interest and other financing costs.........................        --        (255)     (4,566)
Interest expense -- affiliates.............................    (8,374)     (7,906)     (7,065)
                                                             --------    --------    --------
Net (loss) income..........................................   (47,971)        790     (34,771)
Preferred stock dividends..................................    (3,920)       (281)         --
                                                             --------    --------    --------
Net (loss) income available to common stockholders.........  $(51,891)   $    509    $(34,771)
                                                             ========    ========    ========
Weighted average number of shares outstanding..............     2,665       2,509       2,500
                                                             ========    ========    ========
Basic net (loss) income per common share (Note 2)..........  $ (19.47)   $   0.20    $ (13.91)
                                                             ========    ========    ========
Diluted net (loss) income per common share (Note 2)........  $ (19.47)   $   0.09    $ (13.91)
                                                             ========    ========    ========

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED JUNE 30,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Cash flows from operating activities:
  Net (loss) income........................................  $(47,971)   $    790    $(34,771)
  Adjustments to reconcile net (loss) income to net cash
     used in operating activities:
     Depreciation, depletion and amortization..............     5,364       1,758       1,210
     Impairment, abandonment and other.....................    41,674       8,000          --
     Amortization of debt issue costs......................        --          --       2,810
     Gain on sale of oil and gas properties................        --     (22,641)     (1,496)
     Other.................................................     2,377       1,889          --
     Changes in operating working capital:
       Decrease (increase) in accounts receivable from
          joint venture partners...........................       518       2,743      (2,837)
       (Increase) decrease in receivable from affiliates...      (382)        303        (773)
       Decrease (increase) in prepaid expenses.............        29         175         (81)
       (Decrease) increase in accounts payable and accrued
          liabilities......................................    (3,221)     (7,809)     15,697
       (Decrease) increase in accounts payable to
          affiliates.......................................    (2,946)      7,208      (4,092)
                                                             --------    --------    --------
          Net cash used in operating activities............    (4,558)     (7,584)    (24,333)
                                                             --------    --------    --------
Cash flows from investing activities:
  Additions to oil and gas properties......................    (2,923)     (9,143)    (25,686)
  Deferred costs...........................................    (1,317)         --          --
  Proceeds from deferred income related to the Assigned
     Properties............................................        --      15,000      15,000
  Proceeds from the sale of oil and gas properties.........        --          --       1,619
                                                             --------    --------    --------
          Net cash (used in) provided by investing
            activities.....................................    (4,240)      5,857      (9,067)
                                                             --------    --------    --------
Cash flows from financing activities:
  Repayment of notes payable...............................        --     (10,468)    (11,428)
  Proceeds from notes payable to affiliate.................        --       8,000          --
  Repayment of notes payable to affiliate..................    (1,734)     (8,000)         --
  Proceeds of offering of Warrants, net of underwriting
     fees, commissions and offering costs..................        --      11,291          --
  Proceeds from issuance of Series A Preferred Stock.......    12,242       1,804          --
  Proceeds from issuance of Series B Preferred Stock.......        74          --          --
  Proceeds from issuance of Series C Preferred Stock.......     1,339          --          --
  Debt issue costs.........................................        --          --        (183)
                                                             --------    --------    --------
          Net cash provided by (used in) financing
            activities.....................................    11,921       2,627     (11,611)
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......     3,123         900     (45,011)
Cash and cash equivalents at beginning of year.............     4,764       3,864      48,875
                                                             --------    --------    --------
Cash and cash equivalents at end of year...................  $  7,887    $  4,764    $  3,864
                                                             ========    ========    ========

Supplemental disclosures to the statement of cash flows -- see Note 9.

    The accompanying notes are in integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                        WARRANTS
                                                                      OUTSTANDING
                            PREFERRED STOCK      COMMON STOCK      TO PURCHASE SHARES
                           -----------------   -----------------     OF CONVERTIBLE     ADDITIONAL
                           NUMBER OF    PAR    NUMBER OF    PAR       EXCHANGEABLE       PAID-IN     ACCUMULATED
                            SHARES     VALUE    SHARES     VALUE    PREFERRED STOCK      CAPITAL       DEFICIT      TOTAL
                           ---------   -----   ---------   -----   ------------------   ----------   -----------   --------
Balance, June 30, 1994...       --     $ --      25,000    $ 250        $    --          $44,987      $ (30,486)   $ 14,751
Net loss for the year
  ended June 30, 1995....       --       --          --       --             --               --        (34,771)    (34,771)
                            ------     ----     -------    -----        -------          -------      ---------    --------
Balance, June 30, 1995...       --       --      25,000      250             --           44,987        (65,257)    (20,020)
Offering of Warrants,
  net....................       --       --          --       --         11,291               --             --      11,291
Issuance of Senior
  Preferred Stock........        8       --          --       --             --            7,500             --       7,500
Issuance of Series A
  Preferred Stock........   18,717      187          --       --         (8,408)          26,939             --      18,718
Issuance of common
  stock..................       --       --         500        5             --              578             --         583
Net income for the year
  ended June 30, 1996....       --       --          --       --             --               --            790         790
                            ------     ----     -------    -----        -------          -------      ---------    --------
Balance, June 30, 1996...   18,725      187      25,500      255          2,883           80,004        (64,467)     18,862
Issuance of Series B
  Preferred Stock........       74        1          --       --            (34)             107             --          74
Issuance of Series C
  Preferred Stock........    1,338       13          --       --           (602)           1,928             --       1,339
Conversion of Warrants
  into Mandatory
  Redeemable Preferred
  Stock..................    4,991       50          --       --         (2,247)           2,197             --          --
Conversion of Series A
  Preferred Stock into
  Common Stock...........     (784)      (8)      1,856       19             --              (11)            --          --
Net loss for the year
  ended June 30, 1997....       --       --          --       --             --               --        (47,971)    (47,971)
Reverse stock split (Note
  5).....................       --       --     (24,620)    (247)            --              247             --          --
                            ------     ----     -------    -----        -------          -------      ---------    --------
Balance, June 30, 1997...   24,344     $243       2,736    $  27        $    --          $84,472      $(112,438)   $(27,696)
                            ======     ====     =======    =====        =======          =======      =========    ========

    The accompanying notes are an integral part of this financial statement.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION:

     Tatham Offshore, Inc. ("Tatham Offshore"), a Delaware corporation, is an independent energy company engaged in the development, exploration and production of oil and gas reserves located primarily offshore the United States in the Gulf of Mexico (the "Gulf") and in the development of offshore pipeline infrastructure offshore eastern Canada. The Company is an approximately 36.6%-owned subsidiary of DeepTech International Inc. ("DeepTech"), a diversified energy company, which, through its affiliates, is engaged in offshore contract drilling services and the acquisition, development, production, processing, transportation and marketing of, and the exploration for, oil and gas located offshore in the Gulf and offshore eastern Canada.

     In March 1997, the Company formed a wholly-owned subsidiary, Tatham Offshore Canada Limited, to pursue certain opportunities offshore eastern Canada and to be the Canadian representative of North Atlantic Pipeline Partners, L.P. ("North Atlantic"). North Atlantic is the sponsor of a proposal to construct a substantial natural gas pipeline offshore Newfoundland, Nova Scotia to the eastern seaboard of the United States. In April 1996, the Company formed a wholly-owned subsidiary, Tatham Offshore Development, Inc. ("Tatham Offshore Development"), a Delaware corporation, to hold certain of Tatham Offshore's oil and gas leases.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Tatham Offshore and those 50% or more owned subsidiaries controlled by Tatham Offshore (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. All number of shares of Tatham Offshore common stock and per share disclosures have been restated to reflect a ten-for-one common share reverse stock split approved by the Board of Directors of Tatham Offshore on November 13, 1997 for the shareholders of record as of the close of business on November 24, 1997. See
Note 5.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

DEBT ISSUE COSTS

     Debt issue costs are capitalized and amortized over the expected life of the related indebtedness. Any unamortized debt issue costs are expensed at the time the related indebtedness is repaid or otherwise terminated.

OIL AND GAS PROPERTIES

     The Company accounts for its oil and gas exploration and production activities using the successful efforts method of accounting. Under this method, costs of successful exploratory wells, development wells and acquisitions of mineral leasehold interests are capitalized. Production, exploratory dry hole and other exploration costs, including geological and geophysical costs and delay rentals, are expensed as incurred. Unproved properties are assessed periodically and any impairment in value is recognized currently as impairment, abandonment and other expense. Upon discovery of proved reserves, the costs of unproved properties are transferred to proved properties.

     Depreciation, depletion and amortization of the capitalized costs of producing oil and gas properties, consisting principally of tangible and intangible costs incurred in developing a property and costs of productive leasehold interests, are computed on the unit-of-production method. Unit-of-production rates are based on annual estimates of remaining proved developed reserves or proved reserves, as appropriate, for each property. Estimated dismantlement, restoration and abandonment costs and estimated residual salvage values are taken into account in determining depreciation provisions. Other noncurrent liabilities at June 30, 1997 and 1996 include $7,663,000 and $811,000, respectively, of accrued dismantlement, restoration and abandonment costs.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

     The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective July 1, 1996. SFAS No. 121 requires recognition of impairment losses on long-lived assets (including proved properties, wells, equipment and related facilities) if the carrying amount of such assets, grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows from other assets, exceeds the estimated undiscounted future cash flows of such assets. Measurement of any impairment loss is based on the fair value of the assets. Prior to the adoption of SFAS No. 121, the Company recorded impairments to the extent that the net book value of oil and gas properties, on an overall basis, exceeded the estimated undiscounted future net revenue of proved oil and gas reserves, net of income taxes. Implementation of SFAS No. 121 did not have a material effect on the Company's financial position or results of operations. See Note 3.

     Repair and maintenance costs are charged to expense as incurred; additions, improvements and replacements are capitalized.

DEFERRED COSTS

     The Company capitalizes costs related to advisory, legal and other direct project costs of pending transactions as deferred costs. At June 30, 1997, the Company had capitalized $1,317,000 of pre-development costs related to its sponsorship of North Atlantic's proposal to construct a pipeline offshore eastern Canada as discussed in Note 1.

REVENUE RECOGNITION

     Revenue from oil and gas sales is recognized upon delivery in the period of production.

INCOME TAXES

     The Company utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

EARNINGS PER SHARE

     During the three months ended December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share". SFAS No. 128 establishes new guidelines for computing earnings per share ("EPS") and requires dual presentation of basic and diluted EPS for entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects potential dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period increased by the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. All prior period EPS data has been restated to conform with the provisions of SFAS No. 128.

     The Company excluded from its computation of diluted EPS the effect of antidilutive securities related to its outstanding convertible exchangeable preferred stocks discussed in Note 5 and its convertible production payment related to Viosca Knoll Block 817 discussed in Note 3.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

     Basic net loss per share equals diluted net loss per share for the years ended June 30, 1997 and 1995. The following is a reconciliation of the numerators and the denominators of the basic and diluted per share computations for the year ended June 30, 1996.

                                                                              PER SHARE
                                                      INCOME      SHARES       AMOUNT
                                                     --------    ---------    ---------
BASIC EPS
  Net income.......................................  $509,000    2,508,824      $0.20
                                                                                =====
EFFECT OF DILUTIVE SECURITIES
  Conversion of preferred stock and related accrued
     dividends.....................................   281,000    6,169,449
                                                     --------    ---------
DILUTED EPS
  Net income.......................................  $790,000    8,678,273      $0.09
                                                     ========    =========      =====

ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, including those related to oil and gas reserves and potential environmental liabilities, that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Management believes that its estimates are reasonable.

OTHER

     The fair values of the financial instruments included in the Company's assets and liabilities approximate their carrying values.

     The Company adopted SFAS No. 123, "Accounting for Stock Based Compensation", effective July 1, 1996. While SFAS No. 123 encourages entities to adopt the fair value method of accounting for their stock-based compensation plans, the Company has elected to continue to utilize the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The adoption of SFAS No. 123 did not have a material adverse effect on the Company's financial position or results of operations at adoption and during the years ended June 30, 1997 and 1996.

     Certain amounts in prior years have been reclassified to conform to the current year's presentation.

NOTE 3 -- OIL AND GAS PROPERTIES:

CAPITALIZED COSTS

                                                                    JUNE 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Proved properties...........................................  $  6,050    $  6,050
Unproved properties.........................................     1,539       1,539
Wells, equipment and related facilities.....................    73,492      70,569
                                                              --------    --------
          Total capitalized costs...........................    81,081      78,158
Accumulated depreciation, depletion amortization and
  impairment................................................   (50,329)    (13,258)
                                                              --------    --------
          Net capitalized costs.............................  $ 30,752    $ 64,900
                                                              ========    ========

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

COSTS INCURRED IN OIL AND GAS ACQUISITION, EXPLORATION AND DEVELOPMENT
ACTIVITIES

                                                           YEAR ENDED JUNE 30,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Acquisition of proved properties...................  $     --    $  2,373    $     --
Exploration........................................       542         637      11,459
Development........................................     2,923       8,799      20,559
                                                     --------    --------    --------
          Total costs incurred.....................  $  3,465    $ 11,809    $ 32,018
                                                     ========    ========    ========

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

                                                           YEAR ENDED JUNE 30,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Oil and gas sales..................................  $ 20,723    $ 16,070    $  8,054
Production and operating expenses..................    (8,465)    (13,203)    (13,745)
Exploration expenses...............................      (542)       (637)    (11,459)
Depreciation, depletion and amortization...........    (5,364)     (1,758)     (1,210)
Impairment, abandonment and other..................   (41,674)     (8,000)         --
                                                     --------    --------    --------
Results of operations from oil and gas producing
  activities (excluding corporate overhead,
  interest costs and income tax benefits)..........  $(35,322)   $ (7,528)   $(18,360)
                                                     ========    ========    ========

SALE OF PROPERTIES TO FLEXTREND DEVELOPMENT COMPANY, L.L.C.

     On June 30, 1995, Flextrend Development Company, L.L.C. ("Flextrend Development"), a subsidiary of Leviathan Gas Pipeline Partners, L.P. (the "Partnership"), which is an effective 23.2% owned affiliate of DeepTech, entered into a purchase and sale agreement (the "Purchase and Sale Agreement") with Tatham Offshore. Pursuant to the Purchase and Sale Agreement, Flextrend Development acquired, subject to certain reversionary interests, a 75% working interest in Viosca Knoll Block 817, a 50% working interest in Garden Banks Block 72 and a 50% working interest in Garden Banks Block 117 (the "Assigned Properties") from Tatham Offshore for $30,000,000. The Company received $15,000,000 at closing and an additional $15,000,000 on August 15, 1995. Flextrend Development is entitled to retain all of the revenue attributable to the Assigned Properties until it has received net revenue equal to the Payout Amount (as defined below), whereupon the Company is entitled to receive a reassignment of the Assigned Properties, subject to reduction and conditions as discussed below. Prior to December 10, 1996, "Payout Amount" was defined as an amount equal to all costs incurred by Flextrend Development with respect to the Assigned Properties (including the $30,000,000 acquisition cost paid to the Company) plus interest thereon at a rate of 15% per annum. Effective February 1, 1996, the Partnership entered into an agreement with Tatham Offshore regarding the restructuring of certain transportation agreements that increased the amount recoverable from the Payout Amount by $7,500,000 plus interest (see "Impairment, Abandonment and Other" discussion below). During the year ended June 30, 1996, the Company waived its options to prepay the then-existing Payout Amount and receive a reassignment of its working interests and recognized $22,641,000 as a gain on the sale of oil and gas properties.

     Effective December 10, 1996, Flextrend Development exercised its option to permanently retain 50% of the acquired working interest in the Assigned Properties in exchange for forgiving 50% of the then-existing Payout Amount exclusive of the $7,500,000 plus interest added to the Payout Amount in connection with the restructuring of certain transportation agreements discussed above. Flextrend Development remains obligated to fund any further development costs attributable to Tatham Offshore's portion of the working interests, with such costs to be added to the Payout Amount. Flextrend Development's election to retain 50% of the acquired working interest in the Assigned Properties reduced the Payout Amount from $94,020,000 to $50,760,000. Subsequent to December 10, 1996, only 50% of the development and operating costs attributable to the Assigned Properties are added to the Payout Amount and 50% of the net revenue from the Assigned Properties reduce the Payout Amount. As of June 30, 1997, the Payout Amount totaled $45,918,000. See "Impairment, Abandonment and Other" discussion below.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

VIOSCA KNOLL BLOCK 817

     In September 1995, the Company reacquired an aggregate 25% working interest in Viosca Knoll Block 817 and an approximate 12.5% working interest in the remainder of Viosca Knoll Blocks 772/773, 774, 818 and 861 (collectively, the "Viosca Knoll Properties") from two industry partners for a total of $16,000,000 in convertible production payments payable from 25% of the net cash flow from the Viosca Knoll Properties so acquired. The estimated net present value of the convertible production payments payable of $2,000,000 was recorded as oil and gas properties on the date of acquisition. The unpaid portion of the production payments is convertible into Tatham Offshore common stock at any time during the first five years at $8.00 per share. Under certain circumstances, the industry partners may require DeepTech to purchase the convertible production payments for an amount equal to 50% of the unrecovered portion thereof. At June 30, 1997, the unpaid portion of the production payment obligation totaled $12,535,000. For the year ended June 30, 1997, production and operating expenses include $1,465,000 of production payments made during the year.

     During the year ended June 30, 1995, the Company recognized a $1,500,000 gain related to the farmout of 25% of its working interest in its Viosca Knoll Properties to third parties.

TRANSPORTATION AND PROCESSING AGREEMENTS

     General. In December 1993, Tatham Offshore entered into a master gas dedication arrangement with the Partnership (the "Master Dedication Agreement"). Under the Master Dedication Agreement, Tatham Offshore dedicated all production from its Garden Banks, Viosca Knoll, Ewing Bank and Ship Shoal leases as well as certain adjoining areas of mutual interest to the Partnership for transportation. In exchange, the Partnership agreed to install the pipeline facilities necessary to transport production from the areas and certain related facilities and to provide transportation services with respect to such production. Tatham Offshore agreed to pay certain fees for transportation services and facilities access provided under the Master Dedication Agreement. Pursuant to the terms of the Purchase and Sale Agreement, Flextrend Development assumed all of Tatham Offshore's obligations under the Master Dedication Agreement and certain ancillary agreements with respect to the Assigned Properties.

     Ewing Bank Gathering System. Pursuant to a gathering agreement (the "Ewing Bank Agreement") among Tatham Offshore, DeepTech, and a subsidiary of the Partnership, Tatham Offshore dedicated all natural gas and crude oil produced from eight of its Ewing Bank leases for gathering and redelivery by the Partnership and was obligated to pay a demand rate as well as a commodity charge equal to 4% of the market price of production actually transported. Tatham Offshore's Ewing Bank 914 #2 well commenced production in August 1993. Production and operating expenses on the accompanying consolidated statement of operations included demand and commodity fees of $1,493,000, $5,090,000 and $6,906,000 for the years ended June 30, 1997, 1996 and 1995, respectively, related to the Ewing Bank Agreement. In March 1996, the Partnership settled all remaining unpaid demand charge obligations under this agreement in exchange for certain consideration as discussed below.

     Ship Shoal. Tatham Offshore and the Partnership also entered into a gathering and processing agreement (the "Ship Shoal Agreement") pursuant to which the Partnership constructed a gathering line from Tatham Offshore's Ship Shoal Block 331 lease to interconnect with a third-party pipeline at the Partnership's processing facilities located on its Ship Shoal Block 332 platform. Pursuant to the terms of the Ship Shoal Agreement, and in consideration for constructing the interconnect, refurbishing the platform and providing access to the processing facilities, Tatham Offshore was required to pay the Partnership demand charges and has dedicated all production from its Ship Shoal 331 lease and eight additional surrounding leases for gathering and processing by the Partnership for additional commodity fees. Production and operating expenses on the accompanying consolidated statement of operations include demand and commodity fees of $638,000, $997,000 and $1,408,000 for the years ended June 30, 1997, 1996 and 1995, respectively, related to the Ship Shoal Agreement. In March 1996, the Partnership settled all remaining unpaid demand charge obligations under this agreement in exchange for certain consideration as discussed below.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

     Transportation Agreements Settled. Effective February 1, 1996, Tatham Offshore entered into an agreement with the Partnership to prepay its remaining demand charge obligations under the Ewing Bank and Ship Shoal Agreements. Under the agreement, Tatham Offshore's demand charge obligations relative to the Ewing Bank Gathering System and the pipeline facilities constructed by the Partnership for its Ship Shoal property have been prepaid in full. In exchange, Tatham Offshore (i) issued to the Partnership 7,500 shares of Senior Preferred Stock (as defined in Note 5) with a liquidation preference of $1,000 per share, (ii) added the sum of $7,500,000 to the Payout Amount under the Purchase and Sale Agreement with Flextrend Development and (iii) granted to the Partnership certain rights to use and acquire the Ship Shoal Block 331 platform. The Partnership has the right to utilize the Ship Shoal Block 331 platform and related facilities at a rental rate of $1.00 per annum for such period as the platform is owned by Tatham Offshore and located on the Ship Shoal Block 331, provided such use does not interfere with lease operations or other activities of Tatham Offshore. In addition, the Partnership has a right of first refusal relative to a sale of the platform. The agreement with the Partnership resulted in a reduction in demand charge payments of $4,100,000 and $7,800,000 for the years ended June 30, 1996 and 1997, respectively. Tatham Offshore remains obligated to pay the commodity charges under these agreements. At June 30, 1996, the total present value of the unamortized demand charge obligations of $13,507,000 was reflected as prepaid expenses and the $7,500,000 addition to the Payout Amount, including accrued interest of $469,000, was classified as a production payment and included in other noncurrent liabilities in the accompanying consolidated balance sheet. See "Impairment, Abandonment and Other" discussion below.

IMPAIRMENT, ABANDONMENT AND OTHER

     In May 1997, the Company shut-in the Ewing Bank 914 #2 well as a result of a downhole mechanical problem. Although Tatham Offshore is evaluating potential workover and recompletion alternatives for this well, the Company, at June 30, 1997, reserved its remaining investment in the Ewing Bank 914 #2 well and certain adjacent leases and accrued additional costs associated with the abandonment of this well and the Ewing Bank 915 #4 well.

     Problems resulting from the completion of three wellbores at Ship Shoal Block 331 have resulted in only a minimal amount of production from the property and the Company has decided not to pursue further recompletion operations at this time. As a result of the Company's decision, at June 30, 1997, the Company reserved its investment in its Ship Shoal Block 331 and accrued costs associated with the abandonment of the platform and wells.

     In addition, the Company has determined that given the current estimates of commodity prices and proved reserves, the possibility that the designated revenue from the Assigned Properties will be sufficient to satisfy the Payout Amount is remote. Unless the Payout Amount is reduced to zero, the Partnership will retain 100% of the revenue from its working interest in the Assigned Properties.

     In summary, impairment, abandonment and other on the accompanying consolidated statement of operations includes the following items related to the Ewing Bank and Ship Shoal properties discussed above.

                                                              YEAR ENDED JUNE 30,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
                                                                (IN THOUSANDS)
Reserve investments in oil and gas properties...............  $32,389     $8,000
Accrue abandonment costs....................................    6,622         --
Expense prepaid demand charges, net.........................    2,663         --
                                                              -------     ------
                                                              $41,674     $8,000
                                                              =======     ======

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

NOTE 4 -- INDEBTEDNESS:

LONG-TERM DEBT -- AFFILIATES

     As of June 30, 1997, the Company had $60,000,000 aggregate principal amount of Subordinated Convertible Promissory Notes (the "Subordinated Notes") outstanding. The Subordinated Notes bore interest at a rate of 11 3/4% per annum, payable quarterly. Effective July 1, 1997, the interest rate increased to 13% per annum. Interest expense related to this borrowing totaled $7,040,000, $7,060,000 and $7,050,000 for the years ended June 30, 1997, 1996 and 1995, respectively. Under the terms of the Subordinated Notes, the principal amount of the notes was payable in seven equal annual installments of approximately $8,571,000 commencing August 1, 1999. See Note 10.

OTHER

     Interest expense related to third party debt totaled $256,000 and $665,000 for the years ended June 30, 1996 and 1995, respectively. Amortization of debt issue costs of $2,810,000 is included as interest expense in the accompanying statement of operations for the year ended June 30, 1995.

NOTE 5 -- STOCKHOLDERS' EQUITY:

     The following table summarizes the Company's outstanding equity:

                               SHARES OUTSTANDING AT                                  DIVIDENDS IN ARREARS
                                     JUNE 30,                                               JUNE 30,          CONVERSION/
                              -----------------------     LIQUIDATION      DIVIDEND   ---------------------    EXCHANGE
           EQUITY                1997         1996         PREFERENCE        RATE        1997        1996      FEATURES
           ------             ----------   ----------     -----------      --------   ----------   --------   -----------
Senior Preferred Stock(a)...       7,500        7,500   $1,000 per share       9%     $  956,000   $281,000       (e)
Series A Preferred
  Stock(b)..................  17,932,513   18,717,030   $ 1.50 per share      12%      3,228,000         --     (f)(g)
Series B Preferred Stock....      74,379           --   $ 1.00 per share       8%          4,000         --     (f)(g)
Series C Preferred
  Stock(c)..................   1,338,162           --   $ 0.50 per share       4%         13,000         --     (f)(g)
Mandatory Redeemable
  Preferred Stock(d)........   4,991,377           --   $ 0.50 per share      --              --         --     (g)(h)
Warrants....................          --    6,403,918                N/A      --              --         --       (i)
Common Stock................   2,735,573    2,550,032                N/A      --              --         --       --

---------------

(a) Each share of the Senior Preferred Stock is senior to all other classes of Tatham Offshore preferred and common stock in the case of liquidation, dissolution or winding up of Tatham Offshore. The Partnership holds all outstanding shares. See Note 3.

(b) DeepFlex Production Services, Inc. ("DeepFlex Services"), an affiliate of the Company, holds 4,670,957 shares of the outstanding Series A Preferred Stock.

(c) DeepFlex Services holds 1,016,957 shares of the outstanding Series C Preferred Stock.

(d) DeepFlex Services holds 4,312,086 shares of the outstanding Mandatory Redeemable Preferred Stock.

(e) The Partnership has made an irrevocable offer to Tatham Offshore to sell all or any portion of the Senior Preferred Stock to Tatham Offshore or its designee at a price equal to $1,000 per share, plus interest thereon at 9% per annum less the sum of any dividends paid thereon. In the event Tatham Offshore does not purchase the Senior Preferred Stock on or before September 30, 1998, then for a period of 90 days thereafter it shall be convertible into Series A Preferred Stock. The conversion ratio shall be equal to (i) the liquidation preference amount plus accumulated unpaid dividends divided by (ii) the arithmetic average of closing prices for the 20 trading days following October 1, 1998 of the Series A Preferred Stock.

(f) At any time until December 31, 1998, each share may be exchanged for 0.4 Exchange Warrants, each of which entitles the holder thereof to purchase one share of Tatham Offshore common stock at $6.53 per share. The Exchange Warrants expire on July 1, 1999. Alternatively, at any time, the holder of any shares may convert the liquidation value and accrued and unpaid dividends into shares of Tatham Offshore common stock at $6.53 per share. Through June 30, 1997, a total of 784,517 shares of Series A Preferred Stock had been converted into 185,541 shares of Tatham Offshore common stock.

(g)  On or after July 1, 1997, redeemable at the option of the Company.

(h) The Company is required to redeem at a redemption price of $0.50 per share if the Company redeems any shares of Series A, B or C Preferred Stock. The Company is also required to redeem at a redemption price of $0.50 per share from net proceeds from the sale of common stock pursuant to the exercise of Exchange Warrants, subject to certain conditions.

(i) On January 1, 1997, all outstanding Warrants were automatically converted, without any action on the part of the holders thereof, into an equal number of shares of Mandatory Redeemable Preferred Stock.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

COMMON STOCK

     Effective February 1996, an amendment to the Company's Restated Certificate of Incorporation increased the number of authorized shares of the Company's common stock, $0.01 par value per share, from 100,000,000 shares to 250,000,000 shares and the number of shares of preferred stock, $0.01 par value per share, from 10,000,000 shares to 110,000,000 shares. This increase in authorized capital was necessary in order for the Company to effect the rights offering, as discussed below.

     During the year ended June 30, 1996, the Company issued 24,518 shares of common stock to certain management personnel of DeepTech in connection with DeepTech's deferred compensation arrangement discussed in Note 6.

     On October 22, 1997, Tatham Offshore received a notification from Nasdaq that because Tatham Offshore failed to maintain a closing bid price greater than or equal to $1.00 per share of its common stock for the last ten consecutive trade dates, Tatham Offshore no longer met the listing requirements for continued inclusion on The Nasdaq National Market. On November 13, 1997, the shareholders of Tatham Offshore approved the Board of Directors to effect a reverse stock split of up to ten-for-one. On November 13, 1997, the Board of Directors of Tatham Offshore approved a ten-for-one reverse stock split of Tatham Offshore's common stock for the shareholders of record at the close of business on November 24, 1997 which allowed the bid price of Tatham Offshore's common stock to be in excess of the Nasdaq minimum price requirement.

PREFERRED STOCK

     The Company filed a registration statement (the "Offering") with the Securities and Exchange Commission (the "Commission") which was declared effective on December 26, 1995, relating to the granting to all holders of Tatham Offshore's common stock, on the record date, December 26, 1995, rights (the "Rights") to purchase up to 25,120,948 warrants (the "Warrants"). Each Right entitled the holder to subscribe to purchase one Warrant at the purchase price of $.50 per Warrant. In February 1996, the Company issued 25,120,948 Warrants and received $12,560,000 in gross proceeds ($11,291,000 in net proceeds) pursuant to the exercise of Rights. A total of 20,129,571 Warrants were exercised to purchase 18,717,030 shares, 74,379 shares and 1,338,162 shares of Series A, B and C Preferred Stock, respectively, at $1.00 per share which generated an additional $15,459,000 in proceeds to the Company. The remaining 4,991,377 Warrants outstanding on January 1, 1997 were automatically converted into an equal number of shares of Mandatory Redeemable Preferred Stock.

STOCK COMPENSATION PLANS

     On August 28, 1995, the Company filed a registration statement on Form S-8 with the Commission for the registration of 400,000 shares of common stock authorized for issuance upon exercise of options under the Company's Equity Incentive Plan (the "Incentive Plan") and 100,000 shares of common stock authorized for issuance upon exercise of options under the Company's Non-Employee Director Stock Option Plan (the "Director Option Plan" and collectively with the Incentive Plan, the "Option Plans"). The Incentive Plan, as amended, provides the Company the ability to issue a variety of awards pursuant to the plan including stock options, restricted stock, stock appreciation rights and stock value equivalent awards. In June 1996, the Company issued 25,514 shares of common stock to outside directors pursuant to the exercise of options granted under the Director Option Plan in settlement of directors' fees and meeting attendance fees for the year ended June 30, 1996. During the years ended June 30, 1997 and 1996, Tatham Offshore issued 9,000 options and 13,000 options, respectively, pursuant to the Director Option Plan. Options outstanding under the Option Plans at June 30, 1997 totaled 24,500 of which 9,500 options were exercisable. In addition, Tatham Offshore issued 79,000 stock appreciation rights pursuant to the Incentive Plan during the year ended June 30, 1997.

NOTE 6 -- RELATED PARTY TRANSACTIONS:

DEEPTECH

     The management agreement between the Company and DeepTech provides for an annual management fee which is intended to reimburse DeepTech for the estimated costs of its operational, financial, accounting and administrative services provided to the Company. Effective July 1, 1993, the management agreement between the Company and DeepTech provided for an annual management fee equal to 40% of DeepTech's overhead. Effective November 1, 1995 and July 1, 1996, the Company amended its management agreement

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES
with DeepTech to provide for an annual management fee of 27.4% and 24%, respectively, of DeepTech's overhead. During the years ended June 30, 1997, 1996 and 1995, DeepTech charged Tatham Offshore $3,279,000, $4,436,000 and $4,967,000, respectively, under the management agreement. On June 30, 1996, DeepFlex Services exercised 4,670,957 of its 10,000,000 Warrants to purchase an equal number of shares of Series A Preferred Stock at $1.00 per share by offsetting the then outstanding payable to DeepTech for costs allocated under the management agreement by $4,670,957.

     On November 1, 1995, the Company converted $1,734,000 of its accounts payable to an affiliate into an unsecured promissory note payable to DeepTech (the "Affiliate Note"). The Affiliate Note bore interest at 14.5% per annum, payable quarterly, and the principal was payable to DeepTech in six monthly installments which began on January 31, 1997. Interest expense related to the Affiliate Note totaled $202,000 and $170,000 for the years ended June 30, 1997 and 1996, respectively.

     In October 1995, DeepFlex Services entered into a bridge loan agreement (the "Bridge Loan") with Tatham Offshore whereby DeepFlex Services agreed to make $12,500,000 of interim bridge financing available to fund a portion of the Company's working capital and capital requirements. Tatham Offshore borrowed a total of $8,000,000 under the Bridge Loan which accrued interest at a rate of 15% per annum. Interest expense related to borrowings under the Bridge Loan totaled $210,000 for the year ended June 30, 1996. On January 31, 1996, DeepFlex Services subscribed for the purchase of 10,000,000 Warrants, pursuant to the exercise of Rights which had been assigned from DeepTech, at a cost of $5,000,000, which was paid through the forgiveness of $5,000,000 of principal and interest due under the Bridge Loan. In February 1996, Tatham Offshore used Offering proceeds to repay in full the remaining principal and accrued interest outstanding under the Bridge Loan.

     Effective July 1, 1995, DeepTech established three deferred compensation arrangements: (i) a mandatory arrangement for DeepTech's Chief Executive Officer (the "DeepTech CEO"), (ii) a mandatory arrangement for certain senior executives of DeepTech and (iii) an optional arrangement for all other employees of DeepTech. Pursuant to the terms of each arrangement, participants deferred all or a portion of their cash salary until no later than July 1, 1996. During each month in the deferral period, each participant was entitled to receive options to purchase a number of shares of either DeepTech or Tatham Offshore or Preference Units of the Partnership equal to a percentage (ranging from 100% to 300% of their cash salary) divided by the lesser of the closing price on June 30, 1995 (DeepTech -- $4.00, Tatham Offshore -- $3.50 and the
Partnership -- $11.875) or the average closing price for the applicable month. Options were exercisable only by cancellation of the participant's cash salary. Each participant earned credits equal to a multiple, based on the option elected, of their deferred cash salary. Any participant except the DeepTech CEO could have received all or a portion of their salary in cash if they did not elect to exercise any options. To the extent that the Company issued its common stock pursuant to the exercise of options granted under these arrangements, it received an offsetting credit against its management fees payable to DeepTech. In November 1995, DeepTech terminated the deferred compensation arrangement for all but three employees of DeepTech. In November 1995 and June 1996, the Company issued 120,948 shares and 124,234 shares, respectively, of its common stock in connection with the mandatory arrangement for certain senior executives of DeepTech and received a $360,000 credit against its management fees payable to DeepTech.

OTHER

     The Partnership charged Tatham Offshore $1,995,000 and $1,722,000 for the years ended June 30, 1997 and 1996, respectively, for commodity and platform access fees associated with the Viosca Knoll 817 lease in accordance with certain agreements between the parties. Commodity charges are based on the volume of oil and gas transported or processed.

     During the years ended June 30, 1997, 1996 and 1995, the Company sold 99%, 99% and 97%, respectively, of its production to Offshore Gas Marketing, Inc. ("Offshore Marketing"), an 80%-owned subsidiary of DeepTech. Through October 1995, the sales prices were based upon contractually agreed-upon posted prices. In November 1995, Tatham Offshore renegotiated its agreement with Offshore Marketing to provide Offshore Marketing fees equal to 2% of the sales value of crude oil and condensate and $0.015 per dekatherm of natural gas for selling the Company's production.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

     Dover Technology, Inc. ("Dover"), a 50%-owned subsidiary of DeepTech, charged Tatham Offshore $160,000, $601,000 and $747,000 for the years ended June 30, 1997, 1996 and 1995, respectively, for services related to the acquisition, development, exploration or evaluation of oil and gas properties. Tatham Offshore's payable to Dover for these services in the amount of $1,734,000 at November 1, 1995 was converted into the Affiliate Note.

     During the year ended June 30, 1996, the Company forgave a $90,000 advance to an officer of DeepTech who is also a stockholder of the Company in exchange for consulting fees rendered by the officer/stockholder to Tatham Offshore.

NOTE 7 -- INCOME TAXES:

     The Company's deferred income tax liabilities (assets) at June 30, 1997 and 1996 consist of net operating loss ("NOL") carryforwards and the tax effect of timing differences between financial and tax reporting related to the recognition of certain amounts as follows:

                                                                    JUNE 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Oil and gas properties......................................  $    702    $  1,142
                                                              --------    --------
          Gross deferred liability..........................       702       1,142
                                                              --------    --------
NOL carryforwards...........................................   (38,315)    (22,445)
                                                              --------    --------
          Gross deferred asset..............................   (38,315)    (22,445)
                                                              --------    --------
Net deferred tax asset......................................   (37,613)    (21,303)
Valuation allowances........................................    37,613      21,303
                                                              --------    --------
                                                              $     --    $     --
                                                              ========    ========

     Because of the Company's cumulative losses, valuation allowances of $37,613,000 and $21,303,000 at June 30, 1997 and 1996, respectively, were provided against the net deferred tax assets. At June 30, 1997, the Company had approximately $112,691,000 of regular tax NOL carryforwards and approximately $111,280,000 of alternative minimum tax NOL carryforwards. These losses begin to expire in the year 2005. Substantial changes in a company's ownership can result in an annual limitation on the utilization of federal income tax NOL carryforwards.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES:

DRILLING ARRANGEMENT

     In September 1996, the Company entered into a drilling arrangement (the "Drilling Arrangement") with Sedco Forex Division of Schlumberger Technology Corporation ("Sedco Forex") to provide the Company with the use of a semisubmersible drilling rig capable of drilling in water depths of up to 1,500 feet. The Drilling Arrangement will become effective upon the mobilization of the rig to the Company's initial drilling location. Once effective, the Drilling Arrangement will last for 90 days or, if sooner, the date on which the Company completes its initial drilling operations and the rig is mobilized to another location. After the initial well, the Company may, at its option, extend the Drilling Arrangement through three successive one-well options or two successive one-year terms.

     Under the terms of the Drilling Arrangement, the Company has committed to pay Sedco Forex a drilling rate of $70,000 per day for the initial well. As security for its obligations under the Drilling Arrangement, the Company will be required to post an irrevocable letter of credit or cash collateral of $6.3 million, which amount is equal to the aggregate operating dayrate for the initial contract well. If the Company elects to extend the Drilling Arrangement, the dayrate for the three well extension option would be $75,000 per day. If the Company elects to extend the Drilling Arrangement under the one-year options, the dayrate for the initial year would be $75,000 per day. The dayrate for the second year under this option would be based on prevailing market rates. Under either of the extension options, the Company and Sedco Forex must agree-upon

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES
additional security for the extension period. During the term of the Drilling Arrangement, the Company has the right to subcontract the rig to other operators and receive the difference between the subcontract rate and the above agreed upon rates, if any, subject to a fee of 10% of the difference payable to Sedco Forex. In order to obtain the dayrates outlined above, the Company must exercise its option to drill the initial well by the later of (i) 180 days after June 30, 1997 or (ii) 30 days after the completion of a well that Sedco Forex has committed to drill for a third party. If the Company initiates the Drilling Arrangement after the end of the option period, all drilling dayrates will be at prevailing market rates. The Company has agreed to fund the capital requirements necessary to upgrade and modify a drilling rig to drill in water depths of 1,500 feet if it wishes to utilize the rig in water depths greater than its current water depth rating. Tatham Offshore estimates that the capital costs required for the upgrade would total approximately $19.0 million.

     The Company has a second option under the Drilling Arrangement to utilize a rig offshore eastern Canada for the drilling of one well, at the existing contract rate, following the completion of drilling activity for a third party.

OTHER

     In the ordinary course of business, the Company is subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or operations of the Company. Various legal actions have arisen in the ordinary course of business. Management believes that the outcome of such proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The Company anticipates substantial future capital expenditures associated with the full development of its oil and gas properties. Realization of the full potential of the Company's properties is dependent upon the ability to obtain sufficient additional capital or project financing.

NOTE 9 -- SUPPLEMENTAL DISCLOSURES TO THE STATEMENT OF CASH FLOWS:

                                                              YEAR ENDED JUNE 30,
                                                           --------------------------
                                                            1997      1996      1995
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Cash paid for interest, net of amounts capitalized.......  $7,249    $7,693    $8,548

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

                                                            YEAR ENDED JUNE 30,
                                                       ------------------------------
                                                        1997       1996        1995
                                                       ------    --------    --------
                                                               (IN THOUSANDS)
Additions to oil and gas properties..................  $   --    $ (2,000)   $     --
Issuance of notes payable............................      --          --      12,813
Increase (reduction) in accounts payable and accrued
  liabilities........................................      --       2,000     (12,813)
Deferred income related to oil and gas properties
  held for sale......................................      --          --      15,000
Receivable from affiliate............................      --          --     (15,000)
Stock subscriptions receivable.......................      --     (12,242)         --
Issuance of Series A Preferred Stock.................      --      16,913          --
Payable to affiliate.................................      --      (4,671)         --

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

NOTE 10 -- SUBSEQUENT EVENTS:

     In September 1997, DeepTech and Tatham Offshore entered into an option agreement to restructure the Subordinated Notes (the "Restructuring Option Agreement"). Under the Restructuring Option Agreement, DeepTech has agreed to forgive the next two scheduled interest payments under the Subordinated Notes, a total of $3,900,000. In exchange, DeepTech received several options from Tatham Offshore and has agreed to restructure the Subordinated Notes by consummating one of the following transactions: (i) to convert all of the principal amount outstanding under the Subordinated Notes into shares of Tatham Offshore common stock at the market price at the time the option is exercised; (ii) to purchase shares of 6% Senior Preferred Stock of Tatham Offshore with a liquidation value of $60 million, the proceeds from which would be used to prepay the Tatham Offshore Subordinated Notes; or (iii) to purchase all of the outstanding capital stock of Tatham Offshore Development for $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes. DeepTech is required to select one of the above restructuring transactions on or before December 31, 1997.

     Tatham Offshore Development holds the leasehold interests in Ewing Bank Blocks 958, 959, 1002 and 1003, the Sunday Silence Project. Under the Restructuring Option Agreement, Tatham Offshore has the right to pursue the sale, farmout or other disposition of the Sunday Silence Project during the option period. In the event that Tatham Offshore enters into a sales agreement for 100% of Tatham Offshore Development or the Sunday Silence Project prior to the expiration of the option period, DeepTech has the further option to receive 50% of the cash proceeds from such transaction as a prepayment of the Subordinated Notes. If DeepTech elects this option, DeepTech has agreed to convert the remaining principal amount of the Subordinated Notes into common stock of Tatham Offshore at the market price. For purposes of determining the market price of Tatham Offshore's common stock under this agreement, the parties have agreed that the market price shall be the average of the closing prices for the ten trading days immediately preceding the exercise of the option. DeepTech's option to acquire Tatham Offshore Development also includes all of Tatham Offshore's interest in the Drilling Arrangement with Sedco Forex for the use of a semisubmersible drilling rig in the Gulf. Tatham Offshore has agreed not to sell less than 100% of its interest in Tatham Offshore Development pending the exercise by DeepTech of one of its options.

NOTE 11 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED):

OIL AND GAS RESERVES

     The following table represents the Company's net interest in estimated quantities of developed and undeveloped reserves of crude oil, condensate and natural gas and changes in such quantities at fiscal year end 1997, 1996 and 1995. Estimates of the Company's reserves at June 30, 1997, 1996 and 1995 have been made by the independent engineering consulting firm, Ryder Scott Company Petroleum Engineers. Net proved reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserve volumes that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserve volumes that are expected to be recovered from new wells on undrilled acreage or from existing wells where a significant expenditure is required for recompletion.

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

     Estimates of reserve quantities are based on sound geological and engineering principles, but, by their very nature, are still estimates that are subject to substantial upward or downward revision as additional information regarding producing fields and technology becomes available.

                                                              OIL/CONDENSATE    NATURAL GAS
                                                                (BARRELS)          (MCF)
                                                              --------------    -----------
                                                                     (IN THOUSANDS)
Proved reserves -- June 30, 1994............................      13,351           99,300
  Revisions of previous estimates...........................           3           (7,146)
  Extensions, discoveries and other additions...............       1,767            1,117
  Production................................................        (333)          (1,505)
  Sales of reserves in place................................      (2,733)         (50,156)
                                                                 -------          -------
Proved reserves -- June 30, 1995............................      12,055           41,610
  Revisions of previous estimates...........................        (168)          (3,902)
  Purchase of reserves in place.............................          --           17,160
  Extensions, discoveries and other additions...............         398            8,427
  Production................................................        (418)          (1,035)
                                                                 -------          -------
Proved reserves -- June 30, 1996............................      11,867           62,260
  Revisions of previous estimates...........................     (11,608)         (43,328)
  Purchase of reserves in place.............................          --               --
  Extensions, discoveries and other additions...............          36              540
  Production................................................        (170)          (7,180)
                                                                 -------          -------
Proved reserves -- June 30, 1997............................         125           12,292
                                                                 =======          =======
Proved developed reserves -- June 30, 1995..................       3,661           13,930
                                                                 =======          =======
Proved developed reserves -- June 30, 1996..................       3,388           35,274
                                                                 =======          =======
Proved developed reserves -- June 30, 1997..................         125           12,292
                                                                 =======          =======

     In general, estimates of economically recoverable oil and natural gas reserves and of the future net revenue therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices, future operating costs and future plugging and abandonment costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom, prepared by different engineers or by the same engineers at different sites, may vary substantially. The meaningfulness of such estimates is highly dependent upon the assumptions upon which they are based.

     Furthermore, Tatham Offshore's wells have only been producing for a short period of time and, accordingly, estimates of future production are based on this limited history. Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than upon actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves. A significant portion of Tatham Offshore's reserves is based upon volumetric calculations.

FUTURE NET CASH FLOWS

     The standardized measure of discounted future net cash flows relating to the Company's proved oil and gas reserves is calculated and presented in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities." Accordingly, future cash inflows were determined by applying year-end oil and gas prices to the Company's estimated share of future production from proved oil and gas reserves. The average prices utilized in the calculation of the standardized measure of discounted future net cash flows at June 30, 1997 were $17.20 per barrel of oil and $2.39 per MCF of gas. Future production and development costs were computed by applying year-end costs to future years. Future income taxes were derived by applying year-end statutory tax rates to the estimated net future cash flows taking into consideration the Company's NOL

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES
carryforwards. A prescribed 10% discount factor was applied to the future net cash flows.

     In the Company's opinion, this standardized measure is not a representative measure of fair market value, and the standardized measure presented for the Company's proved oil and gas reserves is not representative of the reserve value. The standardized measure is intended only to assist financial statement users in making comparisons between companies.

                                                                 JUNE 30,
                                                      -------------------------------
                                                       1997        1996        1995
                                                      -------    --------    --------
                                                              (IN THOUSANDS)
Future cash inflows.................................  $31,512    $383,130    $275,415
Future production costs.............................   16,750     128,195     100,638
Future development costs............................    2,096      89,024      88,801
Future income tax expenses..........................       --      14,882          --
                                                      -------    --------    --------
Future net cash flows...............................   12,666     151,029      85,976
Annual discount at 10% rate.........................    1,623      47,346      37,993
                                                      -------    --------    --------
Standardized measure of discounted future net cash
  flows.............................................  $11,043    $103,683    $ 47,983
                                                      =======    ========    ========

                                                                 JUNE 30, 1997
                                                      -----------------------------------
                                                       PROVED        PROVED
                                                      DEVELOPED    UNDEVELOPED     TOTAL
                                                      ---------    -----------    -------
                                                                (IN THOUSANDS)
Undiscounted estimated future net cash flows from
  proved reserves before income taxes...............   $12,666       $   --       $12,666
                                                       =======       ======       =======
Present value of future net cash flows from proved
  reserves before income taxes, discounted at 10%...   $11,043       $   --       $11,043
                                                       =======       ======       =======

                     TATHAM OFFSHORE, INC. AND SUBSIDIARIES

     The following are the principal sources of change in the standardized measure (in thousands):

                                                               1997        1996        1995
                                                             --------    --------    --------
Beginning of year..........................................  $103,683    $ 47,983    $107,665
  Sales and transfers of oil and gas produced, net of
     production costs......................................   (13,771)     (8,678)     (3,156)
  Net changes in prices and production costs...............   (52,887)     38,730     (32,805)
  Extensions, discoveries and improved recovery, less
     related costs.........................................       627       3,746       1,227
  Changes in estimated future development costs............    70,198       5,764     (10,909)
  Previously estimated development costs incurred during
     the year..............................................     2,976       1,987      13,000
  Revisions of previous quantity estimates.................   (78,596)     (3,198)     (6,917)
  Purchase of reserves in place............................        --      18,200          --
  Sales of reserves in place...............................        --          --     (25,298)
  Net change in income taxes...............................     5,330      (5,330)     18,410
  Accretion of discount....................................    10,901       4,798      12,607
  Changes in production rates, timing and other............   (37,418)       (319)    (25,841)
                                                             --------    --------    --------
End of year(1).............................................  $ 11,043    $103,683    $ 47,983
                                                             ========    ========    ========

---------------

(1) The standardized measure calculations at June 30, 1995 exclude the Company's obligations to pay demand charges to an affiliate relative to its Ewing Bank and Ship Shoal properties. These demand charges were prepaid in full during the year ended June 30, 1996. See Note 3.

To the Board of Directors and Stockholders of DeepFlex Production Services, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of stockholder's equity (deficit) present fairly, in all material respects, the financial position of DeepFlex Production Services, Inc. and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 6, the RIGCO Credit Facility expires September 30, 1998. The Company is currently in negotiation with the lenders to refinance this credit facility.

     As described in Note 1, the Company, a subsidiary of DeepTech International Inc., and its affiliates have significant transactions with DeepTech International Inc. and its affiliates. Accordingly, the financial statements should be read in conjunction with the consolidated financial statements of DeepTech International Inc.

PRICE WATERHOUSE LLP

Houston, Texas
March 18, 1998

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                 JUNE 30,
                                                            DECEMBER 31,    -------------------
                                                                1997          1997       1996
                                                            ------------    --------    -------
                                                            (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................    $  1,304      $     49    $ 5,492
  Account receivable......................................       4,506           413          2
  Prepaid expenses........................................         151           563         --
  Notes receivable from affiliate.........................          --            --      8,241
                                                              --------      --------    -------
          Total current assets............................       5,961         1,025     13,735
                                                              --------      --------    -------
Semisubmersible drilling rigs.............................     130,390       126,287        151
Less: Accumulated depreciation............................       3,939         1,219         --
                                                              --------      --------    -------
          Semisubmersible drilling rigs, net..............     126,451       125,068        151
                                                              --------      --------    -------
Construction fund collateral account......................          --           554         --
Note receivable from affiliate............................          --            --     40,490
Equity investments........................................          --            --     11,939
Debt issue costs, net.....................................       1,735         2,861        485
                                                              --------      --------    -------
          Total assets....................................    $134,147      $129,508    $66,800
                                                              ========      ========    =======

                        LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable and accrued liabilities................    $  1,213      $  5,936    $   643
  Current portion of notes payable........................      68,876         7,893     14,310
  Note payable to DeepTech................................      80,897        67,046     38,105
                                                              --------      --------    -------
          Total current liabilities.......................     150,986        80,875     53,058
Notes payable.............................................          --        68,357      5,931
Long-term debt............................................          --            --     11,000
                                                              --------      --------    -------
          Total liabilities...............................     150,986       149,232     69,989
                                                              --------      --------    -------
Minority interests in consolidated subsidiaries...........         250           250         --
                                                              --------      --------    -------
Commitments and contingencies (Note 10)
Stockholder's equity (deficit):
  Common stock, $.001 par value, 1,000 shares authorized,
     1 share issued and outstanding.......................          --            --         --
  Additional paid-in capital..............................           2             2          1
  Accumulated deficit.....................................     (17,091)      (19,976)    (3,190)
                                                              --------      --------    -------
                                                               (17,089)      (19,974)    (3,189)
                                                              --------      --------    -------
          Total liabilities and stockholder's equity
            (deficit).....................................    $134,147      $129,508    $66,800
                                                              ========      ========    =======

    The accompanying notes are an integral part of this financial statement.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                         SIX MONTHS
                                                     ENDED DECEMBER 31,        YEAR ENDED JUNE 30,
                                                  -------------------------    -------------------
                                                     1997          1996          1997       1996
                                                  -----------   -----------    --------    -------
                                                  (UNAUDITED)   (UNAUDITED)
Revenue
  Drilling services.............................    $34,772       $ 4,588      $ 14,609    $    --
  Equity in earnings............................         --           483            --      1,310
                                                    -------       -------      --------    -------
                                                     34,772         5,071        14,609      1,310
                                                    -------       -------      --------    -------
Costs and expenses:
  Operating expenses............................     17,409         2,520         8,201         --
  Depreciation..................................      2,596           402         1,219         --
  Losses of equity investee.....................         --            --         1,261         --
  Management fee................................      1,451           996         2,287      1,761
  General and administrative expenses...........         70           (13)           49        712
                                                    -------       -------      --------    -------
                                                     21,526         3,905        13,017      2,473
                                                    -------       -------      --------    -------
Operating income (loss).........................     13,246         1,166         1,592     (1,163)
Gain on sale of drilling rig....................         --            --            --        562
Loss on investment..............................         --            --       (10,688)        --
Interest income.................................        210           265           902        223
Interest income -- affiliates...................         --         1,195         1,199      6,510
Interest expense................................     (5,164)       (2,214)       (2,214)    (2,547)
Interest expense -- affiliates..................     (5,407)       (3,137)       (7,577)    (5,826)
                                                    -------       -------      --------    -------
Net income (loss)...............................    $ 2,885       $(2,725)     $(16,786)   $(2,241)
                                                    =======       =======      ========    =======

    The accompanying notes are an integral part of this financial statement.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   SIX MONTHS ENDED
                                                                     DECEMBER 31,           YEAR ENDED JUNE 30,
                                                              --------------------------    --------------------
                                                                 1997           1996          1997        1996
                                                              -----------    -----------    --------    --------
                                                              (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................    $ 2,885       $ (2,725)     $(16,786)   $ (2,241)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Amortization of debt issue costs........................      1,150            989         2,046         243
    Depreciation............................................      2,596            402         1,219          --
    Equity in earnings......................................         --           (483)           --      (1,310)
    Losses of equity investee...............................         --             --         1,261          --
    Gain in sale of drilling rig............................         --             --            --        (562)
    Loss on investment......................................         --             --        10,688          --
    Noncash interest income.................................         --         (1,195)       (1,195)     (5,790)
    Noncash interest expense................................      5,388          3,137         7,577       5,826
    Noncash management fees.................................      1,451          1,041         2,337       1,761
    Noncash general and administrative expense..............         --             --            --         600
    Other noncash items.....................................         --             --            --        (531)
    Changes in operating working capital:
      (Increase) decrease in accounts receivable............     (4,093)          (655)         (355)        220
      Decrease (increase) in prepaid expenses...............        412             --          (563)         --
      (Decrease) increase in accounts payable and accrued
        liabilities.........................................     (4,723)           170         5,293         160
                                                                -------       --------      --------    --------
        Net cash provided by (used in) operating
          activities........................................      5,066            681        11,522      (1,624)
                                                                -------       --------      --------    --------
Cash flows from investing activities:
  Additions to semisubmersible drilling rigs................     (3,978)       (26,327)      (62,622)       (151)
  Investment in equity investees............................         --         (1,017)       (1,017)     (1,010)
  Proceeds from sale of common stock (Note 3)...............         --             --            --      14,708
  Advances to affiliates....................................         --             --            --     (23,886)
  Repayment of advance from affiliates......................         --          1,751         1,751       6,566
                                                                -------       --------      --------    --------
        Net cash used in investing activities...............     (3,978)       (25,593)      (61,888)     (3,773)
                                                                -------       --------      --------    --------
Cash flows from financing activities:
  Decrease (increase) in restricted cash....................        554        (12,054)         (554)         --
  Proceeds from issuance of notes payable...................         --         65,992        77,992      20,241
  Proceeds from note payable to DeepTech....................      7,012          1,749        12,916       4,845
  Repayment of notes payable................................     (7,374)       (30,500)      (31,000)     (2,927)
  Repayment of notes payable to affiliates..................         --             --            --      (3,415)
  Repayment of note payable to DeepTech.....................         --         (1,582)      (10,260)     (7,127)
  Debt issue costs..........................................        (25)        (3,634)       (4,171)       (728)
                                                                -------       --------      --------    --------
        Net cash provided by financing activities...........        167         19,971        44,923      10,889
                                                                -------       --------      --------    --------
Net increase (decrease) in cash and cash equivalents........      1,255         (4,941)       (5,443)      5,492
Cash and cash equivalents at beginning of period............         49          5,492         5,492          --
                                                                -------       --------      --------    --------
Cash and cash equivalents at end of period..................    $ 1,304       $    551      $     49    $  5,492
                                                                =======       ========      ========    ========

Supplemental disclosures to the statement of cash flows -- see Note 9.

    The accompanying notes are an integral part of this financial statement.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                COMMON STOCK
                                              -----------------   ADDITIONAL
                                               NUMBER      PAR     PAID-IN     ACCUMULATED
                                              OF SHARES   VALUE    CAPITAL       DEFICIT      TOTAL
                                              ---------   -----   ----------   -----------   --------
Balance, June 30, 1995......................      1        $--       $ 1        $   (949)    $   (948)
Net loss for the year ended June 30, 1996...     --         --        --          (2,241)      (2,241)
                                                 --        ---       ---        --------     --------
Balance, June 30, 1996......................      1         --         1          (3,190)      (3,189)
Additional paid in capital from DeepTech
  International Inc.........................     --         --         1              --            1
Net loss for the year ended June 30, 1997...     --         --        --         (16,786)     (16,786)
                                                 --        ---       ---        --------     --------
Balance, June 30, 1997......................      1         --         2         (19,976)     (19,974)
Net income for the six months ended December
  31, 1997 (unaudited)......................     --         --        --           2,885        2,885
                                                 --        ---       ---        --------     --------
Balance, December 31, 1997 (unaudited)......      1        $--       $ 2        $(17,091)    $(17,089)
                                                 ==        ===       ===        ========     ========

    The accompanying notes are an integral part of this financial statement.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION:

     DeepFlex Production Services, Inc. ("DeepFlex"), a Delaware corporation and wholly-owned subsidiary of DeepTech International Inc. ("DeepTech"), was formed on January 19, 1995 and through its subsidiaries and equity interests, focuses on the acquisition and deployment of semisubmersible drilling rigs for contract drilling. DeepTech is a diversified energy company engaged, through its operating subsidiaries, in offshore contract drilling services and the acquisition, development, production, processing, transportation and marketing of, and the exploration for, oil and gas located offshore the United States in the Gulf of Mexico and offshore eastern Canada.

     In March 1995, DeepFlex entered into a partnership agreement with an affiliate of Coflexip Stena Offshore Inc. ("Coflexip") to form DeepFlex Production Partners, L.P. ("DeepFlex Partners"). DeepFlex Partners, effectively owned 50% by DeepFlex and 50% by Coflexip, operated the FPS Laffit Pincay, a second generation semisubmersible drilling rig, through September 30, 1996.

     In December 1995, DeepFlex entered into an agreement with Highwood Partners, L.P. ("Highwood Partners") to form Deepwater Drillers, L.L.C. ("Deepwater Drillers") to exercise an option assigned from an indirect subsidiary of DeepTech to acquire the FPS Bill Shoemaker, a second generation semisubmersible drilling rig. At inception, Deepwater Drillers was owned 50% by a wholly-owned subsidiary of DeepFlex and 50% by Highwood Partners. On June 30, 1996, FPS V, Inc. ("FPS V"), a wholly-owned subsidiary of DeepTech, acquired Highwood Partners' 50% interest. DeepTech subsequently contributed its investment in FPS V to DeepFlex.

     On September 30, 1996, Deepwater Drillers was merged with and into RIGCO North America, L.L.C. ("RIGCO"), a wholly-owned indirect subsidiary of DeepFlex. RIGCO also acquired the FPS Laffit Pincay from DeepFlex Partners in exchange for payment-in-kind indebtedness ("PIK Notes") (See Notes 3, 4, 5 and 6).

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of DeepFlex and its wholly-owned subsidiaries (collectively referred to as the "Company"). The Company uses the equity method to account for its investment in entities in which the Company owns 50% or less.

     The financial data for the six months ended December 31, 1997 and 1996 is unaudited; however, this data has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. This interim data reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations for such interim periods.

     All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

SEMISUBMERSIBLE DRILLING RIGS

     The cost of the semisubmersible drilling rigs is capitalized and depreciated using the straight-line method over the drilling rigs' estimated useful lives of 25 years.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Impairment losses on long-lived assets (including the semisubmersible drilling rigs) are recognized if the carrying amount of such assets, grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows from other assets, exceeds the estimated undiscounted future cash flows of such assets. Measurement of any impairment loss is based on the fair value of the assets.

CAPITALIZATION OF INTEREST

     Interest and other financing costs are capitalized in connection with construction projects as part of the cost of the asset and amortized over the related asset's estimated useful life.

DEBT ISSUE COSTS

     Debt issue costs are capitalized and amortized over the life of the related indebtedness.

REVENUE RECOGNITION

     Revenue from services is recognized in the period rendered. All of the Company's operating revenues are generated from contract drilling services related to the use of its two semisubmersible drilling rigs.

INCOME TAXES

     The Company's results are included with its parent, DeepTech, in a consolidated federal income tax return. DeepTech and its subsidiaries which are part of the consolidated tax group, including the Company, are parties to intercompany tax sharing agreements which describe the method of determining the intercompany charge for income taxes. Under its tax sharing agreement, the Company is to calculate a provision for income taxes equal to that which would be calculated if the Company filed a separate income tax return. Tax loss and other tax benefit carryforwards are similarly calculated for the Company on a separate return basis. Federal income taxes currently payable are remitted to DeepTech and state income taxes are remitted to the applicable state taxing authorities.

ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Management believes that its estimates are reasonable.

OTHER

     The fair values of the financial instruments included in the Company's assets and liabilities approximate their carrying values.

     During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 129, "Disclosure of Information About Capital Structure". This statement, which establishes standards for disclosing information about an entity's capital structure previously not required by nonpublic entities, is effective for fiscal years beginning after December 15, 1997 and will not affect the Company.

NOTE 3 -- SEMISUBMERSIBLE DRILLING RIGS:

     Additions to semisubmersible drilling rigs during the year ended June 30, 1997 related to the acquisition of the FPS Laffit Pincay from DeepFlex Partners for the assumption of all of the then outstanding PIK Notes of $40,056,000 and the acquisition, refurbishment and upgrade of the FPS Bill Shoemaker. During the years ended June 30, 1997 and 1996, the Company capitalized $7,140,000 and $1,021,000, respectively, of interest costs related to the refurbishment and upgrade of the semisubmersible drilling rigs.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Both the FPS Laffit Pincay and the FPS Bill Shoemaker are currently operated under management and charter agreements with Sedco Forex Division ("Sedco Forex") of Schlumberger Technology Corporation. Sedco Forex is responsible for all aspects of operating and marketing of the drilling rigs, subject to agreed budgets and certain authorizations for new contracts. The agreements with Sedco Forex provide them with a management fee and the recoupment of their actual operating costs. During July 1997, Sedco Forex completed the refurbishment and upgrade on the FPS Bill Shoemaker and mobilized the rig to offshore eastern Canada where it conducted drilling operations.

     In November 1994, the Company acquired a semisubmersible drilling rig, the FPS Eddie Delahoussaye, for $11,000,000 (Note 6). Effective March 31, 1995, the Company transferred the FPS Eddie Delahoussaye to DeepFlex Partners for the issuance of PIK Notes in the amount of $14,763,000 which was the Company's cost of acquisition and capital additions since November 1994.

     In September 1995, the Company sold the FPS Eddie Delahoussaye (on behalf of DeepFlex Partners) to Reading & Bates (U.K.) Limited for $18,000,000 which was comprised of (i) $3,000,000, (ii) 1,232,057 shares of Reading & Bates Corporation ("Reading & Bates") common stock and (iii) the forgiveness of $292,000 of trade receivables due Reading & Bates from a wholly-owned subsidiary of DeepTech. DeepFlex Partners transferred the net sales proceeds (including the Reading & Bates common stock) to the Company as repayment of a portion of the PIK Notes issued by DeepFlex Partners. The Reading & Bates common stock was subsequently sold for $14,708,000.

NOTE 4 -- NOTES RECEIVABLE FROM AFFILIATES:

BRIDGE LOAN

     In October 1995, DeepFlex entered into a bridge loan agreement (the "Bridge Loan") with Tatham Offshore, Inc. ("Tatham Offshore"), a subsidiary of DeepTech, whereby DeepFlex agreed to make $12,500,000 of interim bridge financing available to fund a portion of Tatham Offshore's working capital and capital requirements. DeepFlex advanced Tatham Offshore $8,000,000 under the Bridge Loan. All indebtedness outstanding under the Bridge Loan accrued interest at a rate of 15% per annum. Interest income related to outstanding advances under the Bridge Loan totaled $210,000 for the year ended June 30, 1996. The terms of the Bridge Loan required Tatham Offshore to undertake an equity offering or to implement another refinancing or asset disposition sufficient to repay the outstanding indebtedness under the Bridge Loan. On January 31, 1996, DeepFlex subscribed for the purchase of 10,000,000 Tatham Offshore warrants, pursuant to the exercise of Rights which had been assigned from DeepTech, at a cost of $5,000,000, which was paid through the forgiveness of $5,000,000 of principal and interest due under the Bridge Loan. In February 1996, Tatham Offshore used offering proceeds to repay the remaining principal and accrued interest outstanding under the Bridge Loan.

PROMISSORY NOTES

     In December 1995, a wholly-owned subsidiary of DeepFlex and Highwood Partners formed Deepwater Drillers to acquire the FPS Bill Shoemaker for $14,500,000 pursuant to the exercise of an option assigned from the Company (Notes 1 and 6). As of June 30, 1996, the Company advanced $8,241,000 to Deepwater Drillers from proceeds from the Highwood Notes (Note 6) in exchange for promissory notes ("Promissory Notes"). The Promissory Notes bore interest at 12% per annum, payable quarterly, were due on March 31, 1997 and were secured by a mortgage on the FPS Bill Shoemaker. Interest income related to the Promissory Notes totaled $510,000 for the year ended June 30, 1996. In connection with the contribution by DeepTech of its investment in FPS V to DeepFlex, the merger of Deepwater Drillers with and into RIGCO and the repayment of the Highwood Notes (Note 6), the Promissory Notes were settled.

PIK NOTES

     As of June 30, 1996, DeepFlex Partners owed DeepFlex $40,490,000 aggregate principal amount of PIK Notes which comprises the long term note receivable from affiliate on the accompanying consolidated balance sheet. The PIK Notes from DeepFlex Partners bore interest at 12% per annum, payable quarterly, and were due on March 31, 2002.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest was paid under certain circumstances by the issuance of additional PIK Notes. The PIK Notes were subordinate to all indebtedness incurred by DeepFlex Partners and were secured by a first mortgage on the FPS Laffit Pincay. On September 30, 1996, RIGCO acquired the FPS Laffit Pincay from DeepFlex Partners for the assumption of the then outstanding PIK Notes payable to DeepFlex of $40,056,000. Interest income related to the PIK Notes totaled $1,195,000 and $5,790,000 for the years ended June 30, 1997 and 1996, respectively.

NOTE 5 -- EQUITY INVESTMENTS:

     At June 30, 1997, the Company owned 26% of Tatham Offshore's Series A 12% Convertible Exchangeable Preferred Stock ("Series A Preferred Stock"), 76% of Tatham Offshore's Series C 4% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") and 86% of Tatham Offshore's Mandatory Redeemable Preferred Stock. See Note 11. In June 1997, the Company reserved its investment in Tatham Offshore's Series A, Series C and Mandatory Redeemable Preferred Stocks which is included in loss on investments on the accompanying consolidated statement of operations. The Company's investment in Tatham Offshore, DeepFlex Partners and Deepwater Drillers totaled $9,671,000, $1,258,000 and $1,010,000, respectively, at June 30, 1996.

     The summarized financial information for the Company's significant investments in unconsolidated subsidiaries which are accounted for using the equity method is as follows:

                            SUMMARIZED BALANCE SHEET

                                                 DEEPWATER DRILLERS     DEEPFLEX PARTNERS
                                                 -------------------   -------------------
                                                 JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                                 1997(A)      1996     1997(B)      1996
                                                 --------   --------   --------   --------
Current assets.................................  $    --    $    --    $    --    $   659
Noncurrent assets..............................       --     19,554         --     42,403
Current liabilities............................       --     17,528         --         57
Noncurrent liabilities.........................       --         --         --     40,490

---------------

(a)  On September 30, 1996, Deepwater Drillers was merged with and into RIGCO.

(b) Effective September 30, 1996, RIGCO acquired the FPS Laffit Pincay for the assumption of all PIK Notes then outstanding of $40,056,000. Accordingly, at June 30, 1997, the FPS Laffit Pincay is included in property and equipment on the Company's consolidated balance sheet.

                    SUMMARIZED HISTORICAL OPERATING RESULTS
                                 (IN THOUSANDS)

                                                               DEEPFLEX PARTNERS
                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                              1997(A)       1996
                                                              --------    --------
Operating revenue...........................................  $ 4,448     $ 4,668
Other income................................................      179       5,130
Operating expenses..........................................   (2,805)     (3,927)
Depreciation................................................     (504)       (760)
Impairment, abandonment and other...........................   (2,645)         --
Other expenses..............................................   (1,195)     (2,491)
                                                              -------     -------
Net (loss) income...........................................   (2,522)      2,620
Ownership percentage........................................       50%         50%
                                                              -------     -------
Equity in (losses) earnings.................................  $(1,261)    $ 1,310
                                                              =======     =======

---------------

(a) Effective September 30, 1996, RIGCO acquire the FPS Laffit Pincay from DeepFlex Partners. Accordingly, activity related to the operations of the FPS Laffit Pincay for the period from October 1, 1996 through June 30, 1997 is included in the Company's consolidated statement of operations.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- INDEBTEDNESS:

     Outstanding indebtedness is comprised of the following:

                                                     JUNE 30, 1997         JUNE 30, 1996
                                                  -------------------   -------------------
                                                  CURRENT   LONG-TERM   CURRENT   LONG-TERM
                                                  -------   ---------   -------   ---------
Highwood Notes..................................  $    --    $    --    $ 8,241    $    --
Term Loan.......................................       --         --      6,069      5,931
RIGCO Credit Facility...........................    7,893     68,357         --         --
Wilrig AS promissory notes......................       --         --         --     11,000
Note payable to parent..........................   67,046         --     38,105         --

HIGHWOOD NOTES

     Prior to June 30, 1996, DeepFlex issued promissory notes to Highwood Partners (the "Highwood Notes") for an aggregate principal amount of $8,241,000 which funds were advanced to Deepwater Drillers in exchange for Promissory Notes (Note 4). The Company retired the Highwood Notes in connection with obtaining the RIGCO Credit Facility discussed below. The Highwood Notes were secured by a mortgage on the FPS Bill Shoemaker, the Promissory Notes issued to the Company by Deepwater Drillers and a portion of the PIK Notes, bore interest at 12% per annum, payable quarterly and were due March 31, 1997. Interest expense for the years ended June 30, 1997 and 1996 totaled $23,000 and $510,000, respectively.

TERM LOAN

     In February 1996, DeepFlex entered into a term loan agreement to borrow $12 million (the "Term Loan") from a syndicate of commercial lenders. The Term Loan bore interest at 12% per annum, payable monthly, was due on July 15, 1997 and was secured by substantially all tangible and intangible assets owned by DeepFlex. In addition, the lenders required an assignment by DeepFlex of the first preferred ship mortgage on the FPS Laffit Pincay. In connection with the Term Loan, DeepTech issued to the lenders warrants to purchase an aggregate of up to 2,666,667 shares of DeepTech common stock at $4.50 per share. One of the lenders, Citibank, N.A., required that Mr. Thomas P. Tatham (the Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of DeepTech) guarantee $6,000,000 of the Term Loan. In exchange for Mr. Tatham agreeing to guarantee a portion of the Term Loan, Mr. Tatham received from Citibank, N.A. warrants to purchase 333,333 shares of DeepTech common stock, twenty-five percent of the loan fees payable by DeepFlex to Citibank, N.A. and a quarterly fee equal to 50 basis points per annum for the period the guaranty was outstanding. Proceeds from the Term Loan were utilized to repay $3,492,000 of the Short-Term Notes, discussed below, for expenses incurred in connection with the Term Loan and for working capital and general corporate requirements. The Company retired the Term Loan in connection with obtaining the RIGCO Credit Facility discussed below. Interest expense and amortization of debt issue costs related to the Term Loan for the years ended June 30, 1997 and 1996 totaled $850,000 and $783,000, respectively.

RIGCO CREDIT FACILITY

     On September 30, 1996, RIGCO entered into a $65 million senior secured credit facility with a syndicate of lenders (the "RIGCO Credit Facility"). Proceeds from the RIGCO Credit Facility were used to acquire the FPS Bill Shoemaker, to fund significant upgrades to the FPS Bill Shoemaker, and to retire the Highwood Notes and the Term Loan. In April 1997, the RIGCO Credit Facility was amended to provide for an additional $12,000,000 to fund the remaining refurbishments and upgrades to the FPS Bill Shoemaker. The RIGCO Credit Facility was amended in July 1997 to revise certain covenants. The RIGCO Credit Facility
(i) matures on September 30, 1998, (ii) bears interest at the prime rate plus 3% per annum (11.5% at June 30, 1997), payable quarterly, (iii) is secured by all tangible and intangible assets of RIGCO including the two semisubmersible drilling rigs, (iv) requires a quarterly principal payment of excess cash flow as defined in the credit agreement with a minimum principal amortization of $250,000 per quarter beginning on December 31, 1996 and (v) is subject to customary conditions and covenants, including the maintenance of a

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

minimum level of working capital. As of June 30, 1997, amounts outstanding under the RIGCO Credit Facility totaled $76,250,000. Debt issue costs related to the RIGCO Credit Facility of $4,400,000 were capitalized and are being amortized over the two-year life of the credit facility. Interest incurred and amortization of debt issue costs related to the RIGCO Credit Facility totaled $7,282,000 for the year ended June 30, 1997. The construction fund collateral account on the accompanying consolidated balance sheet represents remaining funds available from the RIGCO Credit Facility which were restricted for use related to the refurbishment and upgrade of the FPS Bill Shoemaker. In connection with providing the RIGCO Credit Facility, lending syndicate members were issued warrants to purchase an aggregate of 5% of RIGCO's outstanding equity.

     As required by the RIGCO Credit Facility, RIGCO purchased an interest rate cap from a financial institution which established a maximum rate of 11.74% per annum on $36.5 million of outstanding principal for the remaining term of the credit facility.

     The Company is currently in negotiation with the lenders to refinance this credit facility.

WILRIG AS PROMISSORY NOTES

     In November 1994, the Company acquired from Wilrig AS ("Wilrig") a semisubmersible drilling rig, the FPS Eddie Delahoussaye (Note 3). In connection with this acquisition, the Company obtained an option to acquire the FPS Bill Shoemaker (Note 1) from Wilrig. As consideration, DeepTech and the Company issued to Wilrig (i) promissory notes in the aggregate principal amount of $11,000,000 (the "Wilrig Notes") due December 1997 and (ii) warrants which granted Wilrig the right to exchange the principal and interest outstanding under the promissory notes for common stock of DeepTech at the rate of $10.00 per share up to a maximum of 1,100,000 shares (the "Wilrig Warrants"). Interest expense related to this debt was payable quarterly at 10% per annum and totaled $617,000 and $1,100,000 for the years ended June 30, 1997 and 1996, respectively. DeepFlex transferred the FPS Eddie Delahoussaye to DeepFlex Partners in exchange for PIK notes in March 1995. On January 23, 1997, DeepTech assumed the Wilrig Notes from the Company by increasing the note payable to DeepTech discussed below and agreed to assign the Wilrig Warrants to Mr. Tatham.

NOTE PAYABLE TO DEEPTECH

     Advances made to the Company by DeepTech are evidenced by an unsecured line of credit, are due on demand and, if no demand is made, on November 14, 2000 and bear interest at 14.5% per annum. Interest expense related to outstanding advances totaled $7,577,000 and $5,826,000 for the years ended June 30, 1997 and 1996, respectively. See Note 9. DeepTech may, at its sole discretion, make additional advances at the request of the Company. See Note 11.

NOTES PAYABLE TO AFFILIATES

     In January 1996, the Company issued $3,415,000 in unsecured notes payable (the "Short-Term Notes") bearing interest at 18% per annum and due on February 15, 1996 to affiliates of DeepTech in settlement of interest which was due on January 1, 1996 that was related to DeepTech's affiliate indebtedness. DeepFlex paid the Short-Term Notes in February 1996 as discussed above. Interest expense related to this debt totaled $77,000 for the year ended June 30, 1996.

NOTE 7 -- RELATED PARTY TRANSACTIONS:

     DeepTech has entered into management agreements with each of its subsidiaries, including DeepFlex, pursuant to which each affiliate is charged an annual management fee in exchange for operational, financial, accounting and administrative services. The management fee is intended to reimburse DeepTech for the estimated costs of services provided to each affiliate. Effective July 1, 1995, November 1, 1995 and July 1, 1996, the management agreement was amended to provide for an annual management fee of 7.5%, 18.8% and 18%, respectively, of DeepTech's unreimbursed overhead. For the years ended June 30, 1997 and 1996, DeepFlex incurred $2,458,000 and $2,078,000, respectively, under this management agreement of which

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

DeepFlex charged $171,000 and $317,000, respectively, to DeepFlex Partners pursuant to a management agreement between DeepFlex and DeepFlex Partners whereby DeepFlex provided operational, financial, accounting and administrative services to DeepFlex Partners. Management fees charged to DeepFlex by DeepTech for the years ended June 30, 1997 and 1996 are included in the note payable to DeepTech (Note 6) as DeepFlex did not make cash payments of management fees to DeepTech during such periods. See Notes 9 and 11.

     On June 30, 1996, DeepFlex exercised 4,670,957 Tatham Offshore warrants to purchase an equal number of shares of Tatham Offshore Series A Preferred Stock for $1.00 per share by increasing its note payable to DeepTech by $4,670,957. DeepTech, in turn, offset its then outstanding receivable from Tatham Offshore for costs allocated under its management agreement by $4,670,957.

     In February 1996, the FPS Laffit Pincay began providing contract drilling services to Leviathan Gas Pipeline Partners, L.P. ("Leviathan"), an affiliate of DeepTech, which included the drilling and completion of the Garden Banks Block 117 #2 well in the Gulf of Mexico. As a result of RIGCO acquiring the FPS Laffit Pincay in September 1996, RIGCO assumed this drilling contract. For the year ended June 30, 1997, the Company's operating revenue included $10,779,000 related to these services provided to Leviathan. For the period from February 1996 through September 30, 1996, DeepFlex Partners reported operating revenue of $9,116,000 related to these services.

     In connection with the sale of the FPS Eddie Delahoussaye (Note 3), Mr. Tatham was awarded a $200,000 bonus which he deferred under the DeepTech deferred compensation arrangement. The DeepTech deferred compensation arrangement required Mr. Tatham to defer all of his cash salary and entitled him to receive options to purchase a number of shares of either DeepTech or Tatham Offshore or preference units of Leviathan equal to 300% of his cash salary divided by the lesser of the closing price on June 30, 1995 (DeepTech -- $4.00, Tatham Offshore -- $35.00 and Leviathan -- $11.875) or the average closing price for the applicable month. On September 25, 1995, Mr. Tatham exercised his options under DeepTech's deferred compensation arrangement and received 150,000 shares of DeepTech common stock at an option price of $4.00 per share. This $600,000 bonus is included in general and administrative expenses for the year ended June 30, 1996 on the accompanying consolidated statement of operations.

     In connection with the issuance of the Highwood Notes (Note 6), DeepTech granted Highwood Partners warrants to acquire 472,973 shares of DeepTech common stock at $5.00 per share until December 5, 1997. Highwood Partners assigned such warrants to Westgate International, L.P. ("Westgate") who exercised all of these warrants on September 30, 1996 to acquire 472,973 shares of DeepTech common stock. In June 1997, DeepTech registered the shares of common stock acquired by Westgate pursuant to the warrant agreement. As of June 30, 1997, Westgate, Elliott Associates, L.P. and Martley International, Inc., which are entities under common control with Highwood Partners, owned a total of 472,973 shares of DeepTech common stock and 6,037,784 shares of Tatham Offshore Series A Preferred Stock. See Notes 4 and 6.

     In June 1997, RIGCO factored $1,300,000 of its accounts receivable to DeepTech in order to fund certain obligations. RIGCO agreed to pay DeepTech 1% per month of the outstanding accounts receivable balance until collected by DeepTech. DeepTech collected all of the factored accounts receivable subsequent to June 30, 1997.

     In December 1996, DeepFlex exercised 1,016,957 Tatham Offshore warrants to acquire shares of Tatham Offshore's Series C Preferred Stock at $1.00 per share. The remaining 4,312,086 Tatham Offshore warrants held by DeepFlex were automatically converted into 4,312,086 shares of Tatham Offshore's Mandatory Redeemable Preferred Stock on January 1, 1997. See Notes 5 and 11.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- INCOME TAXES:

     The Company has been and will be included in the consolidated federal income tax returns filed by DeepTech. DeepFlex and DeepTech have entered into a tax sharing agreement providing for the manner of determining payments with respect to federal income tax liabilities (Note 2).

     There were no intercompany charges for federal income taxes for the period ended June 30, 1997 and 1996.

     No amounts were currently due for federal income taxes at June 30, 1997 or 1996.

     The Company's deferred income tax liabilities (assets) at June 30, 1997 and 1996 consist of net operating loss ("NOL") carryforwards and the tax effect of timing differences between financial and tax reporting related to the recognition of certain amounts as follows:

                                                                   JUNE 30
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Depreciable/amortizable assets..............................  $(4,772)   $  (134)
  Gross deferred liability..................................   (4,772)      (134)
                                                              -------    -------
Investment in Tatham Offshore...............................    3,923         --
NOL carryforwards...........................................    7,640      1,218
                                                              -------    -------
  Gross deferred asset......................................   11,563      1,218
                                                              -------    -------
Net deferred tax asset......................................    6,791      1,084
Valuation allowances........................................   (6,791)    (1,084)
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======

     Because of the Company's cumulative losses, valuation allowances of $6,791,000 and $1,084,000 at June 30, 1997 and 1996, respectively, were provided against the net deferred tax assets. Although substantial changes in a company's ownership can result in an annual limitation on the utilization of federal income tax NOL carryforwards, it is not anticipated that this restriction will significantly affect the utilization of the Company's NOL carryforwards under its intercompany tax sharing agreement with DeepTech.

NOTE 9 -- SUPPLEMENTAL DISCLOSURES TO THE STATEMENT OF CASH FLOWS:

CASH PAID, NET OF AMOUNTS CAPITALIZED, DURING EACH OF THE PERIODS PRESENTED

                                                                YEAR ENDED
                                                                 JUNE 30,
                                                              --------------
                                                              1997     1996
                                                              ----    ------
                                                              (IN THOUSANDS)
Interest....................................................  $445    $4,618
Taxes.......................................................  $ --    $   --

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Additions to property and equipment (Note 3)................  $(40,000)   $     --
Acquisition of accounts receivable (Note 3).................       (56)         --
Assumption of PIK Notes (Note 3)............................    40,056          --
Warrants issued in connection with the RIGCO Credit Facility
  (Note 6)..................................................       250          --
Investment in Tatham Offshore (Note 4)......................        --      (5,000)
Reduction of note receivable from Tatham Offshore (Note
  4)........................................................        --       5,000
Issuance of notes payable (Note 6)..........................        --       3,415
Decrease in note payable to DeepTech (Note 6)...............        --      (3,415)
Investment in Series A Preferred Stock (Note 7).............        --      (4,671)
Increase in note payable to DeepTech (Note 7)...............    11,000       4,671
Conveyance of note payable (Note 6).........................   (11,000)         --
Increase in note payable to DeepTech related to interest
  expense (Note 6)..........................................     7,577       5,826
Increase in note payable to DeepTech related to management
  fees (Note 7).............................................     2,458       2,078
Increase in note payable to DeepTech related to bonus
  awarded to Mr. Tatham (Note 7)............................        --         600
Increase in PIK Note from DeepFlex Partners related to
  interest income (Note 4)..................................    (1,195)     (5,790)
Increase in PIK Note from DeepFlex Partners related to
  management fees (Note 7)..................................      (122)       (317)
Increase in PIK Note from DeepFlex Partners related to
  settlement of certain acquisition costs...................        --        (531)
Sale of semisubmersible drilling rigs (Note 3)..............        --      14,763
Increase in PIK Note from DeepFlex Partners (Note 3)........        --     (14,763)
Repayment of PIK Note from DeepFlex Partners (Note 3).......        --      14,708

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

     In the ordinary course of business, the Company is subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or the results of operations of the Company.

NOTE 11 -- SUBSEQUENT EVENTS:

     In February 1998, DeepFlex exchanged its 1,016,957 shares of Tatham Offshore Series C Preferred Stock for 406,783 Tatham Offshore exchange warrants and immediately converted these exchange warrants into 406,783 shares of Tatham Offshore common stock at $6.53 per share for a total cost of $2,656,000. Tatham Offshore used the proceeds to redeem all of the 4,991,377 shares of Mandatory Redeemable Preferred Stock outstanding at $0.50 per share as required under the terms of the Mandatory Redeemable Preferred Stock issue. DeepFlex received $2,156,000 as a result of this redemption by Tatham Offshore.

     In March 1998, DeepFlex transferred all of its shares of Tatham Offshore Series A Preferred Stock (Notes 5 and 7) and common stock (discussed above) to DeepTech in satisfaction of $12,000,000 under its unsecured line of credit with DeepTech.

                       DEEPFLEX PRODUCTION SERVICES, INC.
                                AND SUBSIDIARIES
                 (A SUBSIDIARY OF DEEPTECH INTERNATIONAL INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On March 2, 1998, DeepTech announced that its Board of Directors and a majority of its stockholders had approved entering into a definitive merger agreement with El Paso Natural Gas Company (the "Merger"), expected to close in June or July 1998. Prior to the Merger, shares of Tatham Offshore common stock and Series A Preferred Stock currently held by DeepTech will be offered to the stockholders of DeepTech in a rights offering. In connection with the Merger, DeepTech will contribute to the capital of DeepFlex all of its remaining amounts due from DeepFlex under an intercompany line of credit, except for $8,000,000, prior to contributing all of the outstanding shares of capital stock of DeepFlex to Tatham Offshore. Upon completion of this transaction, the Company will be a wholly-owned subsidiary of Tatham Offshore. Further, DeepTech will exchange the remaining $8,000,000 due from DeepFlex under an intercompany line of credit for Tatham Offshore's assignment to DeepTech of all of the outstanding shares of capital stock of Tatham Offshore Development, Inc. which owns leases covering Ewing Bank Blocks 958, 959, 1002 and 1003 located in the Gulf of Mexico.

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................    12
The Offering..........................    19
Use of Proceeds.......................    22
Price Range of Securities and Dividend
  Policy..............................    23
Capitalization........................    24
Selected Pro Forma and Historical
  Consolidated Financial Data.........    25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    26
Business..............................    33
Management............................    48
Certain Transactions..................    58
Principal and Selling Stockholders....    61
Description of Capital Stock..........    63
Shares Eligible for Future Sale.......    67
Federal Income Tax Consequences.......    68
Legal Matters.........................    69
Experts...............................    69
Defined Terms.........................    70
Financial Statements..................   F-1

================================================================================

================================================================================

                             TATHAM OFFSHORE, INC.

                               28,073,450 SHARES

                                  COMMON STOCK

                                4,670,957 SHARES

                            SERIES A 12% CONVERTIBLE


                          EXCHANGEABLE PREFERRED STOCK

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                                            , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. DeepTech International Inc. ("DeepTech"), as a selling security holder is responsible for the first $1.0 million of expenses of issuance and distribution in proportion and any remaining expenses are for the Company's account. Each amount, except for the SEC fees, is estimated.

SEC registration fees.......................................  $23,714.75
The Nasdaq National Market application and listing fees.....  $
Transfer agents' and registrar's fees and expenses..........  $
Printing and engraving expenses.............................  $
Legal fees and expenses.....................................  $
Accounting fees and expenses................................  $
Blue sky fees and expenses..................................  $
Miscellaneous...............................................  $
                                                              ----------
          Total.............................................  $
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. The Registrant's Certificate of Incorporation (the "Certificate") and Bylaws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an office or director of the Registrant or is a person who is or was severing at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the Delaware General Corporation Law as it existed at the time the indemnification provisions of the Registrant's Certificate and Bylaws were adopted or as may be thereafter amended. The Certification and Bylaws expressly provide that they are not the exclusive methods of indemnification.

     Section 8.6 of the Bylaws also provides that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Registrant or of another entity against any expense, liability, or loss, regardless of whether the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for its or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) far any transaction from which the director derived an improper personal benefit.
Article IX of the Registrant's Certificate of Incorporation contains such a provision.

     Furthermore, the Company has entered into individual indemnification agreements with each director of the Company that contractually obligate the Company to provide to the directors indemnification for liabilities they may incur in the performance of their duties and insurance or self-insurance in lieu thereof.

     Moreover, the Contribution and Distribution Agreement among the Company, DeepTech, DeepFlex Production Services, Inc., and El Paso Natural Gas Company provides for the indemnification by the Company of DeepTech, certain of its officers and any controlling person against any liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following information relates to sales and other issuances by the Company within the past three fiscal years of the Company securities, the sales or issuances of which were not registered pursuant to the Securities Act of 1933 (the "Securities Act").

     In September 1995, the Company issued two industry partners convertible production payments as consideration for the acquisition of a 25% working interest in Viosca Knoll Block 817 and an approximate 12.5% working interest in the remainder of the Viosca Knoll Block 817 Unit. Under the agreements related to the production payment, the unpaid portion of the production payments is convertible into Common Stock at any time until September 2000. Such transaction was completed without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act.

     In February 1996, the Company issued 7,500 shares of its 9% Senior Convertible Preferred Stock to Leviathan Gas Pipeline Partners, L.P. (the "Partnership") as partial consideration for the satisfaction of certain demand charge obligations. Such transaction was completed without registration under the Securities Act in reliance on the exemptions provided by Section 4(2) of the Securities Act.

     In December 1997, the Company issued 26,666,667 shares of its Common Stock to DeepTech in satisfaction of the outstanding aggregate principal of $60 million under the Subordinated Convertible Promissory Notes, all of which were held by DeepTech, at a rate of $2.25 per share. The transaction was completed without registration under the Securities Act in reliance on the exemption provided by Section 3(a)(9) of the Securities Act.

     In February 1998, the Company issued 7,500 shares of its Series B 9% Senior Convertible Preferred Stock to the Partnership in exchange for the 7,500 shares of the Company's 9% Senior Convertible Preferred Stock held by the Partnership. The transaction was completed without registration under the Securities Act in reliance on the exemptions provided by Section 3(a)(9) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

           3.1           -- Restated Certificate of Incorporation of the Registrant
                            (filed as Exhibit 2.1 to the Registrant's Annual Report
                            on Form 10-K for the fiscal year ended June 30, 1994,
                            Commission File No. 0-22892, and incorporated herein by
                            reference).
           3.2+          -- Certificate of Amendment of the Certificate of
                            Incorporation of the Registrant
           3.3           -- Bylaws of the Registrant (filed as Exhibit 3.2 in the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended June 30, 1994, Commission File No. 0-22892,
                            and incorporated herein by reference).
           4.1           -- Form of Certificate of Designations Establishing the
                            Series A Convertible Exchangeable Preferred Stock (filed
                            as Exhibit 4.1 to Registration Statement S-1,
                            Registration No. 33-99388, and incorporated herein by
                            reference).
           4.2           -- Form of Certificate of Designations Establishing the
                            Series B Convertible Exchangeable Preferred Stock (filed
                            as Exhibit 4.2 to Registration Statement S-1,
                            Registration No. 33-99388, and incorporated herein by
                            reference).

           4.3           -- Form of Certificate of Designations Establishing the
                            Series C Convertible Exchangeable Preferred Stock (filed
                            as Exhibit 4.3 to Registration Statement S-1,
                            Registration No. 33-99388, and incorporated herein by
                            reference).
           4.4           -- Certificate of Designation Establishing the Mandatory
                            Redeemable Preferred Stock (filed as Exhibit 4.4 to the
                            Tatham Offshore, Inc. Quarterly Report on Form 10-Q for
                            the quarter ended December 31, 1995, Commission File No.
                            0-22892 and incorporated herein by reference).
           4.5+          -- Certificate of Designation Establishing the Series B
                            Senior Convertible Preferred Stock.
           4.6           -- Warrant Agreement relating to the warrants entitling the holder thereof to purchase shares of Convertible
                            Exchangeable Preferred Stock (filed as Exhibit 4.5 to the
                            Tatham Offshore, Inc. Quarterly Report on Form 10-Q for
                            the quarter ended December 31, 1995, Commission File No.
                            0-22892 and incorporated herein by reference).
           4.7           -- Exchange Warrant Agreement relating to the warrants
                            entitling the holder thereof to purchase shares of Tatham
                            Offshore's Common Stock (filed as Exhibit 4.6 to the
                            Tatham Offshore, Inc. Quarterly Report on Form 10-Q for
                            the quarter ended December 31, 1995, Commission File No.
                            0-22892 and incorporated herein by reference).
           5.1+          -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          10.1           -- Registration Rights Agreement dated March 21, 1994,
                            between Tatham Offshore and First Interstate Bank of
                            Texas, N.A., as Trustee (filed as Exhibit 10.17 to
                            DeepTech's Registration Statement on Form S-1, File No.
                            33-76999, and incorporated herein by reference).
          10.2           -- Amended and Restated Management Agreement, effective as of July 1, 1992, between DeepTech and Tatham Offshore
                            (filed as Exhibit 10.1 to Amendment No. 4 to Tatham
                            Offshore's Registration Statement on Form S-1, File No.
                            33-70120, and incorporated herein by reference).
          10.3           -- First Amendment to the Amended and Restated Management
                            Agreement, dated as of January 1, 1995, between DeepTech
                            and Tatham Offshore (filed as Exhibit 10.71 to DeepTech's
                            Registration Statement on Form S-1, File No. 33-88688,
                            and incorporated herein by reference).
          10.4           -- Letter Agreement dated March 22, 1995 between Tatham
                            Offshore and Ewing Bank Gathering Company, L.L.C.
                            amending the Gathering Agreement dated July 1, 1992
                            (filed as Exhibit 10.44 to DeepTech's Annual Report on
                            Form 10-K for the fiscal year ended June 30, 1995,
                            Commission File No. 0-23934 and incorporated herein by
                            reference).
          10.5           -- Gas Purchase Agreement dated July 26, 1993 between
                            Offshore Marketing and Tatham Offshore (filed as Exhibit
                            10.17 to Tatham Offshore's Registration Statement on Form
                            S-1, File No. 33-70120, and incorporated herein by
                            reference).
          10.6           -- Condensate Purchase Agreement dated July 26, 1993 between
                            Offshore Marketing and Tatham Offshore (filed as Exhibit
                            10.18 to Tatham Offshore's Registration Statement on Form
                            S-1, File No. 33-70120, and incorporated herein by
                            reference).
          10.7           -- Farmout Agreement, dated October 1, 1994, between Tatham
                            Offshore, F-W Oil Interests, Inc., O.P.I. International,
                            Inc., and J. Ray McDermott Properties, Inc. (filed as
                            Exhibit 10.48 to DeepTech's Annual Report on Form 10-K
                            for the fiscal year ended June 30, 1995, Commission File
                            No. 0-23934 and incorporated herein by reference).
          10.8           -- Agreement dated July 2, 1993 and amended on December 6,
                            1993 between Fina Oil and Chemical Company and Petrofina
                            Delaware, Incorporated and Tatham Offshore covering
                            Viosca Knoll Blocks 772/773, 774, 817, 818 and 861 (filed
                            as Exhibit 10.20 to Tatham Offshore's Registration
                            Statement on Form S-1, File No. 33-70120, and
                            incorporated herein by reference).

          10.9           -- Unit Agreement for Outer Continental Shelf Exploration,
                            Development and Production Operations for the Ewing Bank
                            Blocks 871, 914, 915, 916, 958 and 959, Ewing Bank Area,
                            Offshore Louisiana, dated May 13, 1988 by and among
                            Mobil-X, Sohio, Kerr-McGee and Kerr-McGee Federal Limited
                            Partnership I-1981 (filed as Exhibit 10.22 to Tatham
                            Offshore's Registration Statement on Form S-1, File No.
                            33-70120, and incorporated herein by reference).
          10.10          -- Unit Agreement for Outer Continental Shelf Exploration,
                            Development and Production Operations for the Viosca
                            Knoll Blocks 772, 773, 774, 817, 818 and 861, Viosca
                            Knoll Area Offshore Louisiana, dated July 7, 1993 by and
                            among Tatham Offshore, Petrofina Delaware, Incorporated
                            and Fina Oil & Chemical Company (filed as Exhibit 10.23
                            to Tatham Offshore's Registration Statement on Form S-1,
                            File No. 33-70120, and incorporated herein by reference).
          10.11          -- DeepTech Registration Rights Agreement by and between
                            Tatham Offshore and DeepTech (filed as Exhibit 10.25 to
                            Tatham Offshore's Registration Statement on Form S-1,
                            File No. 33-70120, and incorporated herein by reference).
          10.12          -- Indemnification Agreement dated as of October 16, 1993
                            between Tatham Offshore and its directors (filed as
                            Exhibit 10.26 to Tatham Offshore's Registration Statement
                            on Form S-1, File No. 33-70120, and incorporated herein
                            by reference).
          10.13          -- Subordinated Convertible Note Purchase Agreement between
                            Tatham Offshore and DeepTech, as amended (filed as
                            exhibit 10.30 in Tatham Offshore's Annual Report on Form
                            10-K for the fiscal year ended June 30, 1994, and
                            incorporated herein by reference).
          10.14          -- 11 3/4% Subordinated Convertible Promissory Note made
                            payable by the Company to the order of the holder thereof
                            (filed as exhibit 10.31 in Tatham Offshore's Annual
                            Report on Form 10-K for the fiscal year ended June 30,
                            1994, and incorporated herein by reference).
          10.15          -- Form of Stock Option Agreement by and between the
                            Optionee and Tatham Offshore (filed as exhibit 10.35 in
                            Tatham Offshore's Annual Report on Form 10-K for the
                            fiscal year ended June 30, 1994, and incorporated herein
                            by reference).
          10.16          -- Agreement for Purchase and Sale by and between Tatham
                            Offshore, Inc., as Seller, and Flextrend Development
                            Company, L.L.C., as Buyer, dated June 30, 1995 (filed as
                            Exhibit 6(a) to the Leviathan Gas Pipeline Partners, L.P.
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1995, Commission File Number 1-11680 and incorporated
                            herein by reference).
          10.17          -- Production Payment Agreement dated as of September 19,
                            1995 by Tatham Offshore in favor of F-W Oil Interests,
                            Inc. (filed as Exhibit 10.91 to DeepTech's Annual Report
                            on Form 10-K for the fiscal year ended June 30, 1995,
                            Commission File No. 0-23934 and incorporated herein by
                            reference).
          10.18          -- Production Payment Agreement dated as of September 19,
                            1995 by Tatham Offshore in favor of J. Ray McDermott
                            Properties, Inc. (filed as Exhibit 10.92 to DeepTech's
                            Annual Report on Form 10-K for the fiscal year ended June
                            30, 1995, Commission File No. 0-23934 and incorporated
                            herein by reference).
          10.19          -- Tatham Offshore, Inc. Employee Equity Incentive Plan
                            (filed as Exhibit 10.47 to Tatham Offshore's Annual
                            Report on Form 10-K for the fiscal year ended June 30,
                            1995, and incorporated herein by reference).
          10.20          -- Tatham Offshore, Inc. Non-Employee Director Stock Option
                            Plan (filed as Exhibit 10.48 to Tatham Offshore's Annual
                            Report on Form 10-K for the fiscal year ended June 30,
                            1995, and incorporated herein by reference).
          10.21          -- Master Drilling Agreement and Drilling Order between
                            Tatham Offshore, Inc. and Sedco Forex Division,
                            Schlumberger Technology Corporation dated September 19,
                            1996 (filed as Exhibit 10.50 to Tatham Offshore's Annual
                            Report on Form 10-K for the fiscal year ended June 30,
                            1996, and incorporated herein by reference).

          10.22          -- Fourth Amendment to First Amended and Restated Management
                            Agreement Between DeepTech International Inc. and Tatham
                            Offshore, Inc. dated as of May 1, 1997. (filed as Exhibit
                            10.22 to Tatham Offshore's Quarterly Report on Form 10-Q
                            for the quarter ended December 31, 1997, Commission File
                            Number 0-22892 and incorporated herein by reference).
          10.23          -- Master Agreement, dated as of November 29, 1995, by and among Highwood Partners, L.P., DeepTech International
                            Inc., DeepFlex Production Services, Inc., FPS III, Inc.
                            and Deepwater Drillers, L.L.C. (filed as Exhibit 10.1 to
                            DeepTech's Current Report on Form 8-K dated May 2, 1996
                            and incorporated herein by reference).
          10.24          -- Limited Liability Company Agreement of Deepwater
                            Drillers, L.L.C. (filed as Exhibit 10.2 to DeepTech's
                            Current Report on Form 8-K dated May 2, 1996 and
                            incorporated herein by reference).
          10.25          -- First Amended and Restated Drilling Make-Ready Agreement
                            dated November 29, 1996 between RIGCO North America,
                            L.L.C. and Schlumberger Technology Corporation (Sedco
                            Forex Division) (filed as Exhibit 10.1 to the DeepTech's
                            Quarterly Report or Form 10-Q for the quarter ended
                            December 31, 1996, Commission File Number 0-23934 and
                            incorporated herein by reference).
          10.26*         -- Contribution and Distribution Agreement dated February
                            27, 1998, between DeepTech International Inc., Tatham
                            Offshore, Inc., DeepFlex Production Services, Inc., and
                            El Paso Natural Gas Company.
          10.27*         -- Standby Agreement dated February 27, 1998, between
                            DeepTech International Inc., Tatham Offshore, Inc.,
                            Thomas P. Tatham, Tatham Brothers, LLC and El Paso
                            Natural Gas Company.
          10.28*         -- Form of Tax Sharing Agreement among Tatham Offshore,
                            Inc., DeepTech International Inc. and DeepFlex Production
                            Services, Inc.
          10.29*         -- Redemption Agreement dated February 27, 1998, by and
                            between Tatham Offshore, Inc. and Flextrend Development
                            Company, L.L.C.
          10.30+         -- Purchase Commitment Agreement dated February 27, 1998, by and between Tatham Offshore, Inc. and Tatham Brothers,
                            LLC.
          21.1*          -- List of Subsidiaries of the Registrant
          23.1           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (contained in Exhibit 5.1)
          23.2*          -- Consent of Ryder Scott Company Petroleum Engineers,
                            Independent Petroleum Engineers
          23.3*          -- Consent of Price Waterhouse LLP, Independent Accountants
                            for Tatham Offshore, Inc. and DeepFlex Production
                            Services, Inc.
          24.1*          -- Power of Attorney (included on the signature pages on
                            this Registration Statement on Form S-1.)
          99.1*          -- Form of Rights Certificate
          99.2*          -- Form of Subscription Election Form

---------------

*  Filed herewith

+  To be filed

(b) Financial Statement Schedules

     None.

     Schedules not listed above have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to Item 14 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 10, 1998.

                                            TATHAM OFFSHORE, INC.

                                            By:    /s/ THOMAS P. TATHAM
                                              ----------------------------------
                                                       Thomas P. Tatham
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Thomas P. Tatham and Dennis A. Kunetka, and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign on his or her behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in the amount the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:



                /s/ THOMAS P. TATHAM                   Title: Chairman of the  Date: April 10, 1998
-----------------------------------------------------    Board and Chief
                  Thomas P. Tatham                       Executive Officer
                                                         (Principal Executive
                                                         Officer)

             /s/ ANTOINE GAUTREAUX, JR.                Title: Director and     Date: April 10, 1998
-----------------------------------------------------    Chief Operating
               Antoine Gautreaux, Jr.                    Officer

                  /s/ E. LYNN HILL                     Title: Director         Date: April 10, 1998
-----------------------------------------------------
                    E. Lynn Hill

               /s/ JONATHAN D. POLLOCK                 Title: Director         Date: April 10, 1998
-----------------------------------------------------
                 Jonathan D. Pollock

                /s/ PHILLIP G. CLARKE                  Title: Director         Date: April 10, 1998
-----------------------------------------------------
                  Phillip G. Clarke

              /s/ ROGER B. VINCENT, SR.                Title: Director         Date: April 10, 1998
-----------------------------------------------------
                Roger B. Vincent, Sr.

                  /s/ CLYDE E. NATH                    Title: Director         Date: April 10, 1998
-----------------------------------------------------
                    Clyde E. Nath

              /s/ EDWARD L. MOSES, JR.                 Title: Director         Date: April 10, 1998
-----------------------------------------------------
                Edward L. Moses, Jr.
                /s/ KENNETH E. BEENEY                  Title: Director         Date: April 10, 1998
-----------------------------------------------------
                  Kenneth E. Beeney

                 /s/ JAMES G. NIVEN                    Title: Director         Date: April 10, 1998
-----------------------------------------------------
                   James G. Niven

                /s/ DIANA J. WALTERS                   Title: Director         Date: April 10, 1998
-----------------------------------------------------
                  Diana J. Walters

                /s/ DENNIS A. KUNETKA                  Title: Chief Financial  Date: April 10, 1998
-----------------------------------------------------    Officer (Principal
                  Dennis A. Kunetka                      Accounting Officer)

                               INDEX TO EXHIBITS

           3.1           -- Restated Certificate of Incorporation of the Registrant
                            (filed as Exhibit 2.1 to the Registrant's Annual Report
                            on Form 10-K for the fiscal year ended June 30, 1994,
                            Commission File No. 0-22892, and incorporated herein by
                            reference).
           3.2           -- Certificate of Amendment of the Certificate of
                            Incorporation of the Registrant
           3.3           -- Bylaws of the Registrant (filed as Exhibit 3.2 in the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended June 30, 1994, Commission File No. 0-22892,
                            and incorporated herein by reference).
           4.1           -- Form of Certificate of Designations Establishing the
                            Series A Convertible Exchangeable Preferred Stock (filed
                            as Exhibit 4.1 to Registration Statement S-1,
                            Registration No. 33-99388, and incorporated herein by
                            reference).
           4.2           -- Form of Certificate of Designations Establishing the
                            Series B Convertible Exchangeable Preferred Stock (filed
                            as Exhibit 4.2 to Registration Statement S-1,
                            Registration No. 33-99388, and incorporated herein by
                            reference).
           4.3           -- Form of Certificate of Designations Establishing the
                            Series C Convertible Exchangeable Preferred Stock (filed
                            as Exhibit 4.3 to Registration Statement S-1,
                            Registration No. 33-99388, and incorporated herein by
                            reference).
           4.4           -- Certificate of Designation Establishing the Mandatory
                            Redeemable Preferred Stock (filed as Exhibit 4.4 to the
                            Tatham Offshore, Inc. Quarterly Report on Form 10-Q for
                            the quarter ended December 31, 1995, Commission File No.
                            0-22892 and incorporated herein by reference).
           4.5+          -- Certificate of Designation Establishing the Series B
                            Senior Convertible Preferred Stock.
           4.6           -- Warrant Agreement relating to the warrants entitling the holder thereof to purchase shares of Convertible
                            Exchangeable Preferred Stock (filed as Exhibit 4.5 to the
                            Tatham Offshore, Inc. Quarterly Report on Form 10-Q for
                            the quarter ended December 31, 1995, Commission File No.
                            0-22892 and incorporated herein by reference).
           4.7           -- Exchange Warrant Agreement relating to the warrants
                            entitling the holder thereof to purchase shares of Tatham
                            Offshore's Common Stock (filed as Exhibit 4.6 to the
                            Tatham Offshore, Inc. Quarterly Report on Form 10-Q for
                            the quarter ended December 31, 1995, Commission File No.
                            0-22892 and incorporated herein by reference).
           5.1+          -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          10.1           -- Registration Rights Agreement dated March 21, 1994,
                            between Tatham Offshore and First Interstate Bank of
                            Texas, N.A., as Trustee (filed as Exhibit 10.17 to
                            DeepTech's Registration Statement on Form S-1, File No.
                            33-76999, and incorporated herein by reference).
          10.2           -- Amended and Restated Management Agreement, effective as of July 1, 1992, between DeepTech and Tatham Offshore
                            (filed as Exhibit 10.1 to Amendment No. 4 to Tatham
                            Offshore's Registration Statement on Form S-1, File No.
                            33-70120, and incorporated herein by reference).
          10.3           -- First Amendment to the Amended and Restated Management
                            Agreement, dated as of January 1, 1995, between DeepTech
                            and Tatham Offshore (filed as Exhibit 10.71 to DeepTech's
                            Registration Statement on Form S-1, File No. 33-88688,
                            and incorporated herein by reference).

          10.4           -- Letter Agreement dated March 22, 1995 between Tatham
                            Offshore and Ewing Bank Gathering Company, L.L.C.
                            amending the Gathering Agreement dated July 1, 1992
                            (filed as Exhibit 10.44 to DeepTech's Annual Report on
                            Form 10-K for the fiscal year ended June 30, 1995,
                            Commission File No. 0-23934 and incorporated herein by
                            reference).
          10.5           -- Gas Purchase Agreement dated July 26, 1993 between
                            Offshore Marketing and Tatham Offshore (filed as Exhibit
                            10.17 to Tatham Offshore's Registration Statement on Form
                            S-1, File No. 33-70120, and incorporated herein by
                            reference).
          10.6           -- Condensate Purchase Agreement dated July 26, 1993 between
                            Offshore Marketing and Tatham Offshore (filed as Exhibit
                            10.18 to Tatham Offshore's Registration Statement on Form
                            S-1, File No. 33-70120, and incorporated herein by
                            reference).
          10.7           -- Farmout Agreement, dated October 1, 1994, between Tatham
                            Offshore, F-W Oil Interests, Inc., O.P.I. International,
                            Inc., and J. Ray McDermott Properties, Inc. (filed as
                            Exhibit 10.48 to DeepTech's Annual Report on Form 10-K
                            for the fiscal year ended June 30, 1995, Commission File
                            No. 0-23934 and incorporated herein by reference).
          10.8           -- Agreement dated July 2, 1993 and amended on December 6,
                            1993 between Fina Oil and Chemical Company and Petrofina
                            Delaware, Incorporated and Tatham Offshore covering
                            Viosca Knoll Blocks 772/773, 774, 817, 818 and 861 (filed
                            as Exhibit 10.20 to Tatham Offshore's Registration
                            Statement on Form S-1, File No. 33-70120, and
                            incorporated herein by reference).
          10.9           -- Unit Agreement for Outer Continental Shelf Exploration,
                            Development and Production Operations for the Ewing Bank
                            Blocks 871, 914, 915, 916, 958 and 959, Ewing Bank Area,
                            Offshore Louisiana, dated May 13, 1988 by and among
                            Mobil-X, Sohio, Kerr-McGee and Kerr-McGee Federal Limited
                            Partnership I-1981 (filed as Exhibit 10.22 to Tatham
                            Offshore's Registration Statement on Form S-1, File No.
                            33-70120, and incorporated herein by reference).
          10.10          -- Unit Agreement for Outer Continental Shelf Exploration,
                            Development and Production Operations for the Viosca
                            Knoll Blocks 772, 773, 774, 817, 818 and 861, Viosca
                            Knoll Area Offshore Louisiana, dated July 7, 1993 by and
                            among Tatham Offshore, Petrofina Delaware, Incorporated
                            and Fina Oil & Chemical Company (filed as Exhibit 10.23
                            to Tatham Offshore's Registration Statement on Form S-1,
                            File No. 33-70120, and incorporated herein by reference).
          10.11          -- DeepTech Registration Rights Agreement by and between
                            Tatham Offshore and DeepTech (filed as Exhibit 10.25 to
                            Tatham Offshore's Registration Statement on Form S-1,
                            File No. 33-70120, and incorporated herein by reference).
          10.12          -- Indemnification Agreement dated as of October 16, 1993
                            between Tatham Offshore and its directors (filed as
                            Exhibit 10.26 to Tatham Offshore's Registration Statement
                            on Form S-1, File No. 33-70120, and incorporated herein
                            by reference).
          10.13          -- Subordinated Convertible Note Purchase Agreement between
                            Tatham Offshore and DeepTech, as amended (filed as
                            exhibit 10.30 in Tatham Offshore's Annual Report on Form
                            10-K for the fiscal year ended June 30, 1994, and
                            incorporated herein by reference).
          10.14          -- 11 3/4% Subordinated Convertible Promissory Note made
                            payable by the Company to the order of the holder thereof
                            (filed as exhibit 10.31 in Tatham Offshore's Annual
                            Report on Form 10-K for the fiscal year ended June 30,
                            1994, and incorporated herein by reference).
          10.15          -- Form of Stock Option Agreement by and between the
                            Optionee and Tatham Offshore (filed as exhibit 10.35 in
                            Tatham Offshore's Annual Report on Form 10-K for the
                            fiscal year ended June 30, 1994, and incorporated herein
                            by reference).

          10.16          -- Agreement for Purchase and Sale by and between Tatham
                            Offshore, Inc., as Seller, and Flextrend Development
                            Company, L.L.C., as Buyer, dated June 30, 1995 (filed as
                            Exhibit 6(a) to the Leviathan Gas Pipeline Partners, L.P.
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1995, Commission File Number 1-11680 and incorporated
                            herein by reference).
          10.17          -- Production Payment Agreement dated as of September 19,
                            1995 by Tatham Offshore in favor of F-W Oil Interests,
                            Inc. (filed as Exhibit 10.91 to DeepTech's Annual Report
                            on Form 10-K for the fiscal year ended June 30, 1995,
                            Commission File No. 0-23934 and incorporated herein by
                            reference).
          10.18          -- Production Payment Agreement dated as of September 19,
                            1995 by Tatham Offshore in favor of J. Ray McDermott
                            Properties, Inc. (filed as Exhibit 10.92 to DeepTech's
                            Annual Report on Form 10-K for the fiscal year ended June
                            30, 1995, Commission File No. 0-23934 and incorporated
                            herein by reference).
          10.19          -- Tatham Offshore, Inc. Employee Equity Incentive Plan
                            (filed as Exhibit 10.47 to Tatham Offshore's Annual
                            Report on Form 10-K for the fiscal year ended June 30,
                            1995, and incorporated herein by reference).
          10.20          -- Tatham Offshore, Inc. Non-Employee Director Stock Option
                            Plan (filed as Exhibit 10.48 to Tatham Offshore's Annual
                            Report on Form 10-K for the fiscal year ended June 30,
                            1995, and incorporated herein by reference).
          10.21          -- Master Drilling Agreement and Drilling Order between
                            Tatham Offshore, Inc. and Sedco Forex Division,
                            Schlumberger Technology Corporation dated September 19,
                            1996 (filed as Exhibit 10.50 to Tatham Offshore's Annual
                            Report on Form 10-K for the fiscal year ended June 30,
                            1996, and incorporated herein by reference).
          10.22          -- Fourth Amendment to First Amended and Restated Management
                            Agreement Between DeepTech International Inc. and Tatham
                            Offshore, Inc. dated as of May 1, 1997. (filed as Exhibit
                            10.22 to Tatham Offshore's Quarterly Report on Form 10-Q
                            for the quarter ended December 31, 1997, Commission File
                            Number 0-22892 and incorporated herein by reference).
          10.23          -- Master Agreement, dated as of November 29, 1995, by and among Highwood Partners, L.P., DeepTech International
                            Inc., DeepFlex Production Services, Inc., FPS III, Inc.
                            and Deepwater Drillers, L.L.C. (filed as Exhibit 10.1 to
                            DeepTech's Current Report on Form 8-K dated May 2, 1996
                            and incorporated herein by reference).
          10.24          -- Limited Liability Company Agreement of Deepwater
                            Drillers, L.L.C. (filed as Exhibit 10.2 to DeepTech's
                            Current Report on Form 8-K dated May 2, 1996 and
                            incorporated herein by reference).
          10.25          -- First Amended and Restated Drilling Make-Ready Agreement
                            dated November 29, 1996 between RIGCO North America,
                            L.L.C. and Schlumberger Technology Corporation (Sedco
                            Forex Division) (filed as Exhibit 10.1 to the DeepTech's
                            Quarterly Report or Form 10-Q for the quarter ended
                            December 31, 1996, Commission File Number 0-23934 and
                            incorporated herein by reference).
          10.26*         -- Contribution and Distribution Agreement dated February
                            27, 1998, between DeepTech International Inc., Tatham
                            Offshore, Inc., DeepFlex Production Services, Inc., and
                            El Paso Natural Gas Company.
          10.27*         -- Standby Agreement dated February 27, 1998, between
                            DeepTech International Inc., Tatham Offshore, Inc.,
                            Thomas P. Tatham, Tatham Brothers, LLC and El Paso
                            Natural Gas Company.
          10.28*         -- Form of Tax Sharing Agreement among Tatham Offshore,
                            Inc., DeepTech International Inc. and DeepFlex Production
                            Services, Inc.

          10.29*         -- Redemption Agreement dated February 27, 1998, by and
                            between Tatham Offshore, Inc. and Flextrend Development
                            Company, L.L.C.
          10.30+         -- Purchase Commitment Agreement dated February 27, 1998, by and between Tatham Offshore, Inc. and Tatham Brothers,
                            LLC.
          21.1*          -- List of Subsidiaries of the Registrant
          23.1           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (contained in Exhibit 5.1)
          23.2*          -- Consent of Ryder Scott Company Petroleum Engineers,
                            Independent Petroleum Engineers
          23.3*          -- Consent of Price Waterhouse LLP, Independent Accountants
                            for Tatham Offshore, Inc. and DeepFlex Production
                            Services, Inc.
          24.1*          -- Power of Attorney (included on the signature pages on
                            this Registration Statement on Form S-1.)
          99.1*          -- Form of Rights Certificate
          99.2*          -- Form of Subscription Election Form

---------------

*  Filed herewith

+  To be filed